UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934 (Amendment No.     )

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GCP Applied Technologies Inc.

(Name of Registrant as Specified In Its Charter)

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Explanatory Note

This preliminary proxy statement is being filed solely to revise the SEC form type within the submission information header from “PRE 14A” to “PREC14A.” The text of this preliminary proxy statement is unchanged from the preliminary proxy statement filed with the Securities and Exchange Commission on April 3, 2020.

PRELIMINARY COPY—SUBJECT TO COMPLETION—DATED APRIL 3, 2020

GCP Applied Technologies Inc.

62 Whittemore Avenue

Cambridge, Massachusetts 02140

Notice of 2020 Annual Meeting and

Proxy Statement

Date of Notice: [•], 2020

PRELIMINARY COPY—SUBJECT TO COMPLETION—DATED APRIL 3, 2020

[•], 2020

To Our Stockholders:

We are pleased to announce the Annual Meeting of Stockholders (the “Annual Meeting”) of GCP Applied Technologies Inc. (“GCP” or the “Company”) will be held on May 28, 2020 at 10:00 a.m. Eastern Time at [•]. We are actively monitoring developments regarding the coronavirus, or COVID-19, and are sensitive to the health and travel concerns of our shareholders, as well as the protocols that federal, state and local governments may impose. In the event it is not possible to hold the Annual Meeting solely in person, we will evaluate our options for holding the Annual Meeting by means of online remote communication as well, and we will announce any such alternative arrangements. If we take this step, we will announce the decision to do so as promptly as practicable and provide instructions on how shareholders can participate via a press release and on our website, www.gcpat.com, which will also be filed with the Securities and Exchange Commission (the “SEC”) as proxy material.

To ensure that you have a say in the governance of GCP, it is important that you vote your shares. Accompanying this proxy statement, you should also have received a BLUE proxy card or BLUE voting instruction card and postage-paid return envelope, which are being solicited on behalf of our Board of Directors (the “Board”). Please review the proxy materials and follow the instructions to vote your shares.

Overview

GCP’s Board and management team are focused on maximizing shareholder value and building long-term business success through sound corporate governance and the implementation of GCP’s transformational initiatives — including streamlining our core business, investing in new technologies, and launching multiple products in both Specialty Building Materials (“SBM”) and Specialty Construction Chemicals (“SCC”).

GCP has a strong history of creating and commercializing high-performance products for concrete and cement producers, as well as architects, engineers, developers, and contractors. In February 2016, W.R. Grace spun out GCP into a public company with annual revenue of $1.42 billion for the year ended December 31, 2015. At the time of the spin-off, GCP’s three segments – SCC, SBM and Darex Packaging Technologies (“Darex”) – provided annual revenues of $694 million, $398 million and $326 million, respectively. In July 2017, GCP successfully closed the sale of Darex for approximately $1.1 billion. The Company used a portion of the Darex sale proceeds to reduce its debt by approximately $450 million and, as a result, its interest expense by approximately $45 million. Since the spin-off, the Company has also executed six strategic bolt-on acquisitions, adding approximately $90 million of additional revenue. These new businesses created product and technology platforms to expand GCP’s reach in the global building materials industry. After the significant work required to establish GCP as a public company, divest Darex and capitalize on these new acquisition opportunities, it was necessary to focus our efforts on the organization, and in particular on reducing costs and the complexity of our business model. To that end, we announced three restructuring programs in 2018 and 2019 to create a more efficient and effective organization. As a result of these initiatives, we expect to achieve total annualized cost savings of approximately $80 million by the end of 2022.

Throughout its time as a public company, GCP has continued to build enduring partnerships with customers around the world through customized solutions, expert technical sales and service and deep construction application expertise. During 2019, we focused on continuing to leverage our industry-leading products and strong customer relationships, while restructuring our operations to improve the Company’s performance.

Business Highlights

During 2019, we made significant progress improving profitability for Specialty Construction Chemicals, driving adoption of our VERIFI® integrated in-transit admixture system, implementing our restructuring programs and increasing our Adjusted Free Cash Flow, notwithstanding the challenges we faced primarily due to volume declines in the project-driven products of our Specialty Building Materials segment. Highlights of our performance include:

•	Expanding GCP’s gross margin by 140 basis points to 37.8% in 2019 from 36.4% in 2018;

•

Achieving four consecutive quarters of improved profitability for Specialty Construction Chemicals and improving SCC’s segment operating margin by 360 basis points to 9.8% in 2019, compared to 6.2% in 2018;

•	Growing VERIFI®’s installed truck base by 56% and sales by 32%;

•	Completing GCP’s best year of price capture as a public company;

•	Reducing our sales, general and administrative expenses by $16 million through our restructuring programs;

•

Increasing net cash provided by continuing operations to $78 million from $75 million in 2018 and delivering $50 million in Adjusted Free Cash Flow, an increase of 14% compared to $44 million in 2018, due to improved working capital management and lower interest expense; and

•

Maintaining a disciplined approach to capital allocation that has resulted in a very strong balance sheet which is providing substantial financial flexibility, serving as a competitive differentiator, and positioning the Company to successfully manage through the ongoing economic challenges and uncertainty caused by the COVID-19 pandemic.

Streamlining Our Operations

While we are encouraged by our progress in 2019, we know there is more work to be done in order to realize GCP’s significant potential and position the Company for success in 2020 and beyond. To support these efforts, in 2019 we made important organizational changes and implemented restructuring actions designed to create a more efficient and effective organization and reduce complexity. These actions include:

•

Installing a business-unit and regionally focused organizational model, including naming Boudewijn Van Lent and Naren Srinivasan as leaders for Specialty Construction Chemicals and Specialty Building Materials, respectively;

•

Substantially completing a restructuring plan designed to improve profitability for Specialty Construction Chemicals. The 2018 Plan is expected to generate approximately $25 million of annualized pre-tax cost savings;

•

Increasing our target for total cost reduction initiatives to approximately $80 million in annualized savings through global supply chain and service model delivery optimization and more efficient general and administrative functions; and

•	Implementing a plan to stabilize and restore Specialty Building Materials to sustainable long-term organic growth.

Our goal is to transform GCP into a more focused business, and we are seeing the results of our efforts, having achieved approximately $33 million in total cost savings through 2019. We expect these efforts to yield total expected annualized savings of approximately $80 million by the end of 2022. Moving forward, we will continue to identify ways to create a more efficient operating model and align our cost structure with the opportunities in our markets.

Stockholder Engagement

We encourage and appreciate meaningful discussions with our stockholders and believe this mutual dialogue is an essential component of our Board’s governance philosophy. We emphasize transparency in our approach to stockholder communications and seek out engagement and feedback from current and prospective stockholders on corporate strategy, executive compensation, corporate governance and other topics of importance. In 2019, the Board and representatives of GCP management engaged in discussions with many of our institutional investors. These discussions focused on GCP’s business strategy and performance, operational initiatives and the Board’s role in overseeing the Company’s strategy and operations. GCP values stockholder feedback and insight on all matters.

Governance – Director Independence, Qualifications and Refreshment

GCP’s Board of Directors is committed to sound corporate governance practices. Our Board regularly reviews GCP’s governance policies to ensure we are aligning the Company’s governance framework with best practices that drive long-term value creation for our stockholders.

In August 2019, the Company announced a leadership transition plan, which included, in addition to my appointment as Chief Executive Officer, Elizabeth Mora’s appointment as Lead Independent Director and Gregory Poling’s transition to the role of Executive Chairman, from which position he retired as of December 31, 2019 in accordance with our leadership transition plan. This structure underscored the Board’s unwavering commitment to robust independent leadership while also enabling the Company to benefit, for a transitional period, from Mr. Poling’s 40 years of experience in transitioning GCP into its next stage of growth, while allowing its Chief Executive Officer to focus on operating the business.

Later in December 2019, we announced that, in accordance with our leadership transition plan, Ms. Mora would transition to the role of independent Chairman on December 31, 2019 in connection with Mr. Poling’s retirement as Executive Chairman on that date. This reflected the Board’s steadfast commitment to strong independent oversight and its recognition that a period of continuity would help ensure a smooth transition. Our Board has also consistently demonstrated its strong commitment to Board independence and refreshment. Eight of the nine current members of our Board are independent directors, three of the current independent directors have joined our Board in the last two years, five of the current directors have joined our Board in the last three years and we are nominating two new independent directors to join our Board this year. Our governance approach underscores the Board’s and the Company’s commitment to leveraging independent leadership and oversight to advance the Board’s refreshment efforts, advise management on strategic planning and operations and ensure effective Board operations. We believe that our governance structure ensures strong, independent oversight of management and the Company’s financial and strategic plan, while promoting effective governance in the best interests of our stockholders.

Our Board has vast experience in public company leadership across numerous industries relevant to GCP’s business and in the areas of operations, innovation and technology, M&A, finance and accounting. Further, board diversity across a number of dimensions was critically important in constructing our slate of nominees. The strong mix of knowledge, skills and industry expertise among our director nominees provides the required breadth and depth for effective Board oversight. Accordingly, I, along with the Board, recommend that you vote “FOR” the election of all ten nominees proposed by the Board on the BLUE proxy card or BLUE voting instruction card.

Focus on the Future

Looking ahead in 2020, we are excited about what the future holds and the many opportunities we have to continue to improve GCP’s performance for the benefit of our stockholders. In 2019, we engaged in a formal process to evaluate a range of alternatives to enhance shareholder value. While the Board received significant interest in the process, the review ultimately did not result in a sale. We believe that current dynamics in the sector, in particular, the prospect of further consolidation, may result in future transaction opportunities. The Board will continue to regularly evaluate strategic opportunities to enhance shareholder value.

Under our current leadership, we are executing well against our stated objectives as we continue to focus on providing customers with high-performance products, differentiated technologies, and best-in-class services, including:

•	Continuing to implement our multi-phase cost optimization program, having executed $14 million of the planned $28 million in 2020 estimated annualized cost savings;

•	Further optimizing SCC’s operating model and go-to-market strategy;

•	Continuing to build on VERIFI®’s momentum and success; and

•	Returning SBM to sustainable long-term organic growth.

I would like to thank our employees personally and on behalf of GCP’s Board and management team for all of their hard work implementing our plans and for the impressive commitment they have displayed supporting the needs of our customers during this unprecedented time. We remain committed to taking the appropriate steps to protect our workers, while continuing to work hard to support our customers, suppliers, and other stakeholders. Without our employees, none of our successes would be possible.

Thank you for your support and continued trust in GCP. We value our stockholders and their opinions deeply and look forward to maintaining our ongoing dialogue and keeping you informed of the Company’s progress.

Sincerely,

Randall S. Dearth
President and Chief Executive Officer

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

to be held on

Thursday, May 28, 2020

The 2020 Annual Meeting of Stockholders of GCP Applied Technologies Inc., a Delaware corporation (“GCP” or the “Company”), will be held on Thursday, May 28, 2020 at 10:00 a.m. Eastern Time at [•] for the following purposes:

1.	To elect the 10 directors to hold office until the next annual meeting of GCP stockholders and until their respective successors have been elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as GCP’s independent registered public accounting firm for 2020;

3.	To approve, on an advisory, non-binding basis, the compensation of GCP’s named executive officers, as described in the accompanying proxy statement;

4.	To ratify the Rights Agreement, dated March 15, 2019, as amended by the First Amendment, dated as of March 13, 2020, between the Company and Equiniti Trust Company, as rights agent; and

5.	To transact any other business properly brought before the meeting or any postponement or adjournment thereof.

We are actively monitoring developments regarding the coronavirus, or COVID-19, and are sensitive to the health and travel concerns of our shareholders, as well as the protocols that federal, state and local governments may impose. In the event it is not possible to hold the Annual Meeting solely in person, we will evaluate our options for holding the Annual Meeting by means of online remote communication as well, and we will announce any such alternative arrangements. If we take this step, we will announce the decision to do so as promptly as practicable and provide instructions on how shareholders can participate via a press release and on our website, www.gcpat.com, which will also be filed with the SEC as proxy material.

Please note that Starboard Value and Opportunity Master Fund Ltd (“Starboard”) has filed a definitive proxy statement reflecting that it has nominated eight persons for election as directors to the GCP Board of Directors at the Annual Meeting in opposition to the nominees proposed by GCP’s Board of Directors. As a holder of Company common stock, par value $0.01 (“common stock” or “shares”), you may receive solicitation materials from Starboard, including a proxy statement and white proxy card. We are not responsible for the accuracy of any information provided by or relating to Starboard or its nominees contained in solicitation materials filed or disseminated by or on behalf of Starboard or any other statements Starboard may make.

The Company’s Board of Directors does not endorse any Starboard nominee (other than Mr. Kiefaber) and unanimously recommends that you vote “FOR” the election of all ten nominees proposed by the Board of Directors on the BLUE proxy card or voting instruction card (including via the telephone or Internet methods of voting specified thereon). Our Board of Directors strongly urges you NOT to vote using any white proxy card sent to you by Starboard. Please note that you will NOT help elect the Board’s nominees if you sign and return white proxy cards sent by Starboard even if you vote to “withhold” your vote with respect to Starboard’s nominees using the white proxy card. In fact, doing so will revoke any previous vote you cast on the Company’s BLUE proxy card. To support your Board of Directors’ nominees, you should vote “FOR” the Board’s nominees on the BLUE proxy card and disregard, and not return, any white proxy card sent to you by Starboard. If you have previously submitted a white proxy card sent to you by Starboard, you can revoke that proxy and vote for our Board of Directors’ nominees by using the enclosed BLUE proxy card or voting instruction card (including via the telephone or Internet methods of voting specified thereon), which will automatically revoke your prior proxy. Any later-dated white proxy card that you send to Starboard will also revoke your proxy, including BLUE proxies that you have voted “FOR” our Board of Directors’ nominees, and we strongly urge you NOT to sign or return any white proxy cards sent to you by Starboard. Only the latest validly executed proxy that you submit will be counted.

The record date has been fixed as the close of business on April 13, 2020 for the determination of stockholders entitled to notice of and to vote at the meeting, and any adjournments or postponements of the meeting. This notice and the accompanying proxy materials are made available to you by order of the Board of Directors. The Company’s Board of Directors is soliciting proxies for use at the Annual Meeting and any adjournment or postponement thereof.

We have enclosed our annual report, proxy statement (together with the notice of Annual Meeting) and BLUE proxy card or voting instruction card. For specific instructions on how to vote your shares, please refer to the instructions on the BLUE proxy card or voting instruction card to vote by Internet, telephone or by mail.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and vote your shares by submitting the BLUE proxy card or voting instruction card in the envelope provided to you or to use the telephone or Internet methods of voting described in your BLUE proxy card as promptly as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. If you attend the Annual Meeting, you may revoke any prior proxy by voting in person or, in the event that the Annual Meeting is held by means of online remote communication as well as in person, by means of online remote communication.

Given the contested nature of the election, your broker, bank or other nominee may only be able to vote your shares with respect to the proposals at the Annual Meeting if you have instructed them how to vote. Your broker, bank or other nominee has enclosed a voting instruction card for you to use to direct them regarding how to vote your shares. Please instruct your broker, bank, or other nominee how to vote your shares using the voting instruction card you received from them. Please return your completed BLUE voting instruction card to your broker, bank, or other nominee and contact the person responsible for your account so that your vote can be counted. If your broker, bank, or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote by those methods using the BLUE voting instruction card as well.

If you have questions about the matters described in this proxy statement, how to submit your proxy or if you need additional copies of this proxy statement, the enclosed proxy card or voting instructions, you should contact D.F. King & Co., Inc. (“D.F. King”), the Company’s proxy solicitor, toll free at (866) 796-6867 (banks and brokers may call collect at (212) 269-5550), or via email at gcp@dfking.com.

By Order of the Board of Directors,

James E. Thompson
Vice President, General Counsel and Secretary

[•], 2020

Neither the Securities and Exchange Commission nor any state securities regulatory agency has passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

GCP®, the GCP® logo and, except as may otherwise be indicated, the other trademarks, service marks or trade names used in this proxy statement are trademarks, service marks or trade names of GCP or its subsidiaries.

Unless the context otherwise indicates, in this document (i) the terms “GCP” or the “Company” mean GCP Applied Technologies Inc. and (ii) the terms “we,” “us” or “our” mean GCP Applied Technologies Inc. and its consolidated subsidiaries. Unless otherwise indicated, the contents of websites mentioned in this proxy statement are not incorporated by reference or otherwise made a part of this proxy statement.

PRELIMINARY COPY—SUBJECT TO COMPLETION—DATED APRIL 3, 2020

➣ PROXY STATEMENT SUMMARY

This summary highlights selected information in this proxy statement. Please review the entire document prior to voting.

ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:	May 28, 2020 at 10 a.m. Eastern Time

PLACE:

[●]

We are actively monitoring developments regarding the coronavirus, or COVID-19, and are sensitive to the health and travel concerns of our shareholders, as well as the protocols that federal, state and local governments may impose. In the event it is not possible to hold the Annual Meeting solely in person, we will evaluate our options for holding the Annual Meeting by means of online remote communication as well, and we will announce any such alternative arrangements. If we take this step, we will announce the decision to do so as promptly as practicable and provide instructions on how shareholders can participate via a press release and on our website, www.gcpat.com, which will also be filed with the SEC as proxy material.

RECORD DATE:	April 13, 2020

VOTING:

Stockholders as of April 13, 2020, the record date, are entitled to vote. Each share of common stock is entitled to one vote for each of the proposals presented.

Even if you plan to attend and vote at the meeting, please vote as soon as possible using one of the following methods. In all cases, you should have your BLUE proxy card in hand.

Vote Online	Vote by Mail	Vote by Phone

www.cesvote.com	Complete, sign and date the BLUE proxy card or BLUE voting instruction card and mail it in the postage-paid envelope provided	1-888-693-8683

If you sign and return the BLUE proxy card or submit a proxy by telephone or over the Internet and do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the Board of Directors.

You will NOT help elect the Board’s nominees if you sign and return white proxy cards sent by Starboard even if you vote to “withhold” your vote with respect to Starboard’s nominees using the white proxy card. In fact, doing so will revoke any previous vote you cast on the Company’s BLUE proxy card. To support your Board’s nominees, you should vote “FOR” the Board’s nominees on the BLUE proxy card.

ADMISSION:	Proof of share ownership and a valid government-issued picture identification will be required to enter the meeting, and will be verified against an official list at registration. If your shares are held in the name of a bank, broker or other holder of record, please also bring your bank or brokerage statement evidencing your beneficial ownership of GCP stock to gain admission.

Starboard has filed a definitive proxy statement reflecting that it has nominated eight persons for election as directors to the GCP Board of Directors at the Annual Meeting in opposition to the nominees proposed by GCP’s Board of Directors. As a result, unless Starboard withdraws its nominations, you may receive solicitation materials, including a white proxy card, from Starboard seeking your proxy to vote for Starboard’s nominees. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF OUR BOARD’S NOMINEES ON THE ENCLOSED BLUE PROXY CARD OR BLUE VOTING INSTRUCTION CARD. Our Board of Directors strongly urges you NOT to sign or return or vote the white proxy card sent to you by Starboard. If you have previously submitted a white proxy card sent to you by Starboard, you can revoke that proxy and vote for our Board of Directors’ nominees by using the enclosed BLUE proxy card or voting instruction card (including via the telephone or Internet methods of voting specified thereon) which will automatically revoke your prior proxy. Any later-dated white proxy card that you send to Starboard will also revoke your proxy, including BLUE proxies that you have voted “FOR” our Board of Directors’ nominees, and we strongly urge you NOT to sign or return any white proxy cards sent to you by Starboard. Only the latest validly executed proxy that you submit will be counted.

MEETING AGENDA AND BOARD RECOMMENDATIONS

Voting Item		Board Recommendation	Page
1.	Election of ten directors to hold office until the next annual meeting of GCP stockholders and until their respective successors have been elected and qualified.	✓ FOR each GCP nominee named in the BLUE proxy card	18

2.	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	✓ FOR	40

3.	Advisory vote to approve the 2019 compensation of our named executive officers.	✓ FOR	74

4.	Ratification of the Amended Rights Agreement.	✓ FOR	75

HOW TO VOTE

YOUR VOTE IS EXTREMELY IMPORTANT THIS YEAR IN LIGHT OF THE PROXY CONTEST BEING CONDUCTED BY STARBOARD.

Our Board unanimously recommends that you vote “FOR” each of our Board’s nominees and urges you NOT to sign or return any white proxy card sent to you by Starboard.

If you sign your BLUE proxy card and return it without indicating how you would like to vote your shares, your shares will be voted “FOR” our Board’s nominees and “FOR” the other proposals submitted by our Board.

At the 2020 Annual Meeting, our Board of Directors is nominating ten highly qualified director nominees, Gerald G. Colella, Randall S. Dearth, Janice K. Henry, Clay H. Kiefaber, James F. Kirsch, Armand F. Lauzon, Phillip J. Mason, John R. McPherson, Elizabeth Mora and Danny R. Shepherd.

You may receive solicitation materials from Starboard, a dissident stockholder, seeking your proxy to vote for its nominees to become members of our Board of Directors. OUR BOARD OF DIRECTORS DOES NOT ENDORSE ANY STARBOARD NOMINEE (OTHER THAN MR. KIEFABER). IF YOU HAVE PREVIOUSLY SUBMITTED A VOTE USING THE WHITE PROXY CARD SENT TO YOU BY STARBOARD, YOU CAN REVOKE IT BY USING THE ENCLOSED BLUE PROXY CARD TO VOTE “FOR” OUR BOARD’S NOMINEES AND “FOR” ALL OTHER PROPOSALS RECOMMENDED BY OUR BOARD.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF OUR BOARD’S NOMINEES LISTED ON THE ENCLOSED BLUE PROXY CARD AND “FOR” EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT, INCLUDING THE RATIFICATION OF THE AMENDED RIGHTS AGREEMENT.

For more information and up-to-date solicitation materials, please go to www.gcpat.com. If you have any questions, you may contact D.F. King, our proxy solicitor assisting us in connection with the Annual Meeting, toll-free at (866) 796-6867 (from the U.S. and Canada) or collect at (212) 269-5550 (from other locations), or via email at gcp@dfking.com. Banks and brokers may call (212) 269-5550.

We solve complex

construction challenges

Specialty Construction Chemicals (SCC)

Produces concrete admixtures, which enhance the properties of concrete and other cementitious construction materials, and cement additives, which improve the performance of Portland cement, the most widely used construction material in the world, SCC also provides the VERIFI ® in-transit concrete management system.

Specialty Building Materials (SBM)

Produces building envelope, residential, and specialty construction products that protect structures from water, vapor transmission, air penetration, and fire damage.

BOARD OF DIRECTORS

•	The Board is composed of a diverse set of deeply talented and highly experienced professionals.

•	Director skills and attributes comprise effective oversight abilities over GCP’s strategic goals and business performance.

The table below includes current GCP directors and Board-recommended director nominees. For more information about our directors’ qualifications, skills and experience, please see page 20.

					Committee Memberships
Name, Primary Occupation	Age	Director Since	Current Term Expires	Independent	AC	CC	NGC	CRC
Gerald G. Colella ◆ President and Chief Executive Officer of MKS Instruments, Inc.	63	2017	2020	✓	●	*	●	●

Randall S. Dearth ◆ Chief Executive Officer of GCP Applied Technologies Inc.	56	2019	2020

Janice K. Henry ◆ Chief Financial Officer of Martin Marietta Materials, Inc. (Retired)	68	2016	2020	✓	*	●	●	●

Clay H. Kiefaber ◆ President/Chief Executive Officer of ESAB, President/Chief Executive Officer of Colfax (Retired)	64	2019	2020	✓	●	●	●	●

James F. Kirsch ◆ Chairman, President and Chief Executive Officer of Ferro Corporation (Retired)	62	2018	2020	✓	●	●	●	●

Armand F. Lauzon ◆ President and Chief Executive Officer of C&D Technologies (Former)	63	*	*	✓

Phillip J. Mason ◆ President, Europe, Middle East, Africa Sector of Ecolab, Inc. (Retired)	69	2016	2020	✓	●	●	●	●

John R. McPherson ◆ Executive Vice President, Chief Financial and Strategy Officer, Vulcan Materials Company (Retired)	51	*	*	✓

Elizabeth Mora ◆∎ Chief Administrative Officer, Vice President for Finance and Administration and Treasurer of The Charles Stark Draper Laboratory Inc.	59	2016	2020	✓	●	●	*	*

Marran H. Ogilvie Independent Member of the Board of Directors of Several Public Company Boards	51	2019	2020	✓		●	●	●

Danny R. Shepherd ◆ Vice Chairman of Vulcan Materials Company (Retired)	68	2016	2020	✓	●	●	●	●

◆ – Board-Recommended Director Nominee	AC – Audit Committee	NGC – Nominating and Governance Committee
∎ – Independent Chairman of the Board	CC – Compensation Committee	CRC – Corporate Responsibility Committee
* – Committee Chair	– Not re-nominated by the Board	* – Not currently serving as a director

The following matrix identifies the primary skills, core competencies and other attributes that each Board-recommended director nominee brings to bear in their service to GCP’s Board and committees. The lack of a mark for a particular item does not mean that the director does not possess that qualification, characteristic, skill, or experience. We look to each director to be knowledgeable in these areas; however, the presence of a mark indicates that the item is a particularly prominent qualification, characteristic, skill, or experience that the director brings to the Board. Each director possesses numerous other skills and competencies not identified below. We believe identifying primary skills is a more meaningful presentation of the key contributions and value that each Board-recommended director nominee brings to their service on the Board and to GCP shareholders. See page 20 for more details.

CORPORATE GOVERNANCE HIGHLIGHTS

Elimination of Supermajority Voting Provisions

In May 2018, our Board and management proposed, and stockholders approved, amending our Certificate of Incorporation to eliminate the supermajority voting requirements relating to (1) the removal of directors and (2) the approval of future amendments to our By-Laws.

Our Structure

We are committed to best-in-class governance practices that protect the long-term interests of our shareholders and establish strong Board and management accountability. The “Corporate Governance” section beginning on page 25 describes our governance framework. We have adopted key corporate governance best practices, including:

Corporate Governance Strengths

✓	Independent Chairman	✓	Periodic Board and committee evaluation and self-assessments
✓	Substantial majority of independent directors on the Board	✓	Board refreshment (including the appointment of three new independent directors in the last two years and the nomination of two new independent directors this year)
✓	Board diversity	✓	Director skillsets aligned with corporate strategy
✓	Annual election of all directors	✓	Limit on outside directorships
✓	Majority voting for uncontested director elections	✓	Formal director orientation program
✓	Term limits – directors must submit their resignations after serving 15 years	✓	Proactive engagement with shareholders
✓	No supermajority voting provisions in our Certificate of Incorporation or By-Laws	✓	Robust stock ownership guidelines for directors and executive officers
✓	Regular executive sessions of the Board and its committees	✓	No hedging or pledging of our securities by directors or executive officers
✓	Regular evaluation of strategic opportunities to enhance shareholder value

EXECUTIVE COMPENSATION HIGHLIGHTS

The Compensation Committee firmly believes in pay-for-performance and has structured the executive compensation program to align our executives’ interests with those of our shareholders. Our executive compensation program provides market-aligned pay opportunities that foster the attraction, motivation, engagement, and retention of key talent needed to drive outstanding Company performance and long-term shareholder value.

Our Chief Executive Officer (“CEO”) and other named executive officers (“NEOs”) have a significant amount of their target pay tied to an annual bonus and long-term incentives, which is “Pay at Risk” and dependent on GCP’s financial performance and stock price. Details about our executive compensation program are provided at pages 42 - 73.

For purposes of this chart, “Long-Term Incentives” includes stock options, restricted stock units and performance-based units. Compensation is considered “Pay at Risk” because it is subject to performance goals, the fluctuations of our stock price or both.

2019 EXECUTIVE COMPENSATION COMPONENTS AND ACTIONS

Component	GCP	2019 Actions
Base Salary	Reflects the market value of the NEO’s role, with differentiation for individual capability	Two of our NEOs received a 3% increase to reflect individual performance, retention considerations, and trends in peer group compensation level, and Mr. Dearth received a significant increase for his added responsibility based on his change in role from Chief Operating Officer to CEO.

Annual Cash Bonus	Provides opportunity for market competitive annual bonuses based on Company performance	Bonuses for NEOs of the company were not paid out due to not achieving the applicable goals for FY2019 performance. Two of our NEOs received increases in target bonus amounts: Mr. Dearth upon his transition to the CEO role and Mr. Srinivasan after his promotion to Global Head, Specialty Building Materials.

Annual Equity Awards	“At risk” long-term compensation component consisting of (1) 50% performance-based stock units, (2) 25% stock options and (3) 25% restricted stock units	Provided market competitive amounts for our NEOs

“Double-Trigger” Change in Control Severance Arrangements	Provide change in control payments and benefits to NEOs only upon a qualifying termination of employment within 24 months of a change in control of our Company	Reduced cash change in control severance benefits from 3x the sum of base salary and target annual bonus to 2x the sum of base salary and target annual bonus for new NEOs

Other Benefits	Generally provide the same health and welfare benefits as offered to all of our employees	No changes

Perquisites	GCP provides no perquisites other than executive physicals which we believe benefit our shareholders	No changes

BACKGROUND OF THE SOLICITATION

The following discussion provides background information regarding our engagement with Starboard beginning in January 2019 through the date of this proxy statement. During this period, the Company has also, under the leadership of the Board and management, (i) continued its extensive engagement program with stockholders of the Company, (ii) reaffirmed its ongoing commitment to Board refreshment, which is underscored by the addition of four new independent directors in the last three years and our proposed addition of two new independent directors as described in this proxy statement, (iii) undertaken a comprehensive review of strategic alternatives, (iv) executed a leadership transition plan, appointing Elizabeth Mora as Independent Chairman of the Board and Randall S. Dearth as GCP’s new Chief Executive Officer, (v) adopted restructuring and repositioning plans to increase the Company’s target for total cost reduction initiatives to approximately $80 million in annualized savings, including through strategic country exits, global supply chain and service model delivery optimization and more efficient G&A functions, and (vi) continued to maintain a disciplined, risk-adjusted approach to capital allocation that has resulted in a strong balance sheet that is currently providing the Company with substantial financial flexibility, serving as a competitive differentiator, and positioning the Company to successfully manage through the ongoing economic challenges and uncertainty caused by the COVID-19 pandemic.

On January 23, 2019, Gregory E. Poling, the Company’s then serving Chief Executive Officer, and Dean Freeman, the Company’s then serving Vice President and Chief Financial Officer, had a brief introductory call with Starboard representatives at the request of the Starboard representatives. During the call, the Starboard representatives informed Messrs. Poling and Freeman that Starboard was a stockholder of the Company and intended to nominate director candidate(s) to stand for election at the Company’s 2019 annual meeting. The Starboard representatives noted that Starboard’s notice of nominations would be for “placeholder” nominee(s). Mr. Poling and the Starboard representatives agreed to schedule a meeting in early March 2019, following the Company’s earnings release for the fourth quarter of 2018. The Starboard representatives did not discuss any substantive issues or concerns with respect to its views on the Company’s business, strategy, performance, governance or other matters during this call.

On February 1, 2019, Starboard submitted a notice to the Company stating its intention to nominate five individuals for election as directors at the Company’s 2019 annual meeting of stockholders.

On February 5, 2019, Mr. Poling and Naren Srinivasan, the Company’s then serving Vice President and Chief Strategy, Marketing and Business Development Officer and current Executive Vice President, Global Head of Specialty Building Materials, had a call with Starboard representatives, and asked whether the Starboard representatives would be willing to share any details around their views of the Company. The Starboard representatives stated that they believed the Company was undervalued and that there had been operational and cost issues since its spin-off from W.R. Grace & Co. The Starboard representatives also stated that the Company could fit in with other businesses in whole or in part, and that the ongoing consolidation in the sector has in some cases resulted in high multiples being paid in transactions. Beyond sharing these high-level views, the Starboard representatives did not engage in substantive dialogue during the call.

Prior to and throughout this period, the Board continued its ongoing evaluation of GCP’s businesses. The Board and its management team and advisors periodically discussed the competitive landscape and the challenges and opportunities the Company’s businesses face, as well as the M&A environment. In light of such factors, the Board and management team determined to undertake a comprehensive evaluation of all strategic, financial and operational alternatives, including a potential sale of GCP, a strategic business combination, the continued execution of the Company’s business plan (as well as potential enhancements to the business), or some combination of these, all with a view to maximizing value for the Company’s stockholders. Also during this period, the Board and management team continued to focus on execution and the performance of the business and, with the assistance of an independent expert consulting firm, finalized its restructuring plan, which represented the Company’s next step in its cost improvement effort to reduce complexity and create a more focused, efficient and effective organization. At the same time, the Board continued to focus on its ongoing Board refreshment efforts, including by working with an independent third party search firm to identify potential director candidates, as well as by reviewing and considering Starboard’s director nominees.

In light of the Board’s commitment to transparent communication with its shareholders, the Board determined to publicly announce the foregoing actions and initiatives, as well as Starboard’s recent ownership position and notice of nomination of director candidates, in conjunction with the Company’s earnings release for the fourth quarter of 2018. In addition, the Board also considered the expense and distraction that the Company would incur in the event of a proxy contest for the election of directors. Accordingly, the Board authorized Mr. Poling and the Company’s management and advisors to explore, following the Company’s earnings release, with Starboard whether a proxy contest could be avoided if the Board agreed to add a Starboard nominee for election at the 2019 annual meeting.

In an effort to work collaboratively with Starboard, the Board determined to give Starboard confidential advance notice of the announcements it planned to make in its open letter to GCP stockholders that would be released in conjunction with its earnings release. On February 25, 2019, after the Company and Starboard had executed a confidentiality agreement, Messrs. Poling and Srinivasan met with representatives of Starboard. After providing background on the Company’s strategy and the strategic actions the Company has taken since its spinoff from W.R. Grace in February 2016 (including, among others, the sale of GCP’s packaging assets, six bolt-on acquisitions, two major cost restructuring programs delivering more than $50 million of cost savings from 2017 to 2020, and the development of the breakthrough technology VERIFI®), Mr. Poling reviewed the key elements the Board planned to announce in its open letter to shareholders – additional cost reduction actions, board refreshment and a review of strategic alternatives – which the Board and management team had been focused on prior to Starboard’s submission of its notice of nominations. Mr. Poling pointed out that the Company and Starboard were generally aligned on the key areas of focus for GCP and noted that key elements and initiatives that the Board planned to discuss and announce in its open letter to shareholders addressed Starboard’s stated objectives for the Company. Messrs. Poling and Srinivasan also offered to discuss the board refreshment process that GCP has been undertaking. Messrs. Poling and Srinivasan and the Starboard representatives agreed to continue discussions following the Company’s upcoming earnings release.

Prior to the release of the Company’s earnings on February 27, 2019, representatives of Starboard informed representatives of the Company that Starboard beneficially owned approximately 4.6% of GCP’s outstanding shares as of February 26, 2019.

On February 27, 2019, in conjunction with the Company’s earnings release, the Board released its open letter to stockholders disclosing the actions and initiatives described above, including its review of strategic alternatives.

On March 4, 2019, Messrs. Poling and Srinivasan met with representatives of Starboard and proposed, subject to Board approval, that one Starboard nominee would be added to the Board and included as an additional GCP-recommended nominee for election at the 2019 annual meeting if Starboard would withdraw its slate of nominees. Representatives of Starboard stated that they would need more than one of their nominees appointed to the Board for them to withdraw their slate and that they would come back to GCP with a counterproposal. Discussions between the parties ensued over the next few days. In an effort to reach a mutually agreeable resolution with Starboard, also over the next few days, members of the Board interviewed certain of the individuals Starboard had nominated for election as directors at the Company’s 2019 annual meeting of stockholders.

On March 11, 2019, the Company entered into an agreement with Starboard (the “2019 Settlement Agreement”), pursuant to which, among other things, the Company agreed to appoint two independent Starboard nominees, Marran H. Ogilvie and Clay H. Kiefaber, to its Board and to reimburse Starboard for its expenses in connection with its submission of nominations and related activities, Starboard agreed to irrevocably withdraw its nominations for election to the Board and to abide by certain standstill restrictions during the term of the 2019 Settlement Agreement and both parties agreed to certain non-disparagement restrictions and provisions regarding the press release and other publicity regarding the 2019 Settlement Agreement. Also on March 11, 2019, the Company issued a press release announcing the 2019 Settlement Agreement.

On March 15, 2019, 40 North Management (together with its affiliates, “40 North”), GCP’s largest stockholder, disclosed it had increased its ownership in GCP to 24.6% through a rapid accumulation of approximately 10% of the Company’s outstanding shares.

In response to 40 North’s rapid and significant accumulation of GCP’s outstanding common stock and the possibility that 40 North could accumulate a potentially controlling position in GCP without paying a control premium to all stockholders (40 North had previously received clearance under the Hart-Scott-Rodino Act allowing it to acquire up to almost 50% of GCP’s common stock and representatives of 40 North had also informed representatives of GCP that 40 North may be interested in purchasing additional shares), GCP’s Board unanimously adopted a stockholder rights plan to protect GCP and its stockholders from efforts to obtain control of GCP that are inconsistent with the best interests of GCP and its stockholders and enable all GCP stockholders to realize the full potential value of their investment in GCP. Recognizing that the rights plan would not deter the Board from considering any offer that is fair and otherwise in the best interests of GCP stockholders, the Board unanimously determined that the rights plan would provide it with time to make informed decisions that are in the best interests of GCP and its stockholders. The rights plan also provided several recognized stockholder-friendly features, including a one-year term and an exception for fully financed offers that are open for at least 60 business days, are made for all GCP shares and treat all stockholders equally.

From the beginning of the year and throughout this period, including following the Company’s public announcement of its strategic review, the Board, together with its outside financial advisor, continued its ongoing evaluation of GCP’s businesses and all available strategic, financial and operational alternatives, with the goal of enhancing value for the Company’s stockholders. This review included a comprehensive assessment of a range of alternatives against the backdrop of ongoing change in the Company’s industry, where technology, innovation and consolidation continued to impact sector dynamics. Over the course of its review process, the Company and its advisors contacted and engaged with both strategic industry players and private equity investors.

On May 13, 2019, Messrs. Poling, Dearth and Freeman met with representatives of Starboard to discuss the Company’s 2019 first quarter earnings.

During the Company’s strategic review process, on June 6, 2019, Starboard filed a Schedule 13D with the SEC disclosing a 6.4% ownership position in GCP.

While the Company received significant interest in the process, ultimately it did not result in a sale. On June 18, 2019, the Company issued a press release announcing the completion of a publicly announced strategic review process. As part of the announcement, the Board noted that it would continue to evaluate all opportunities to drive value for GCP’s shareholders on an ongoing basis as the industry continues to evolve.

Later on June 18, 2019, Messrs. Poling and Srinivasan discussed the Company’s June 18, 2019 announcement with representatives of Starboard.

Also during the summer of 2019, the Board and the Nominating and Governance Committee continued the ongoing succession planning process, described further below, that the Board and the Nominating and Governance Committee had been engaged in for some time, which was conducted with a view towards identifying and selecting candidates that would be suited to eventually step into the Chief Executive Officer position, after a period of serving as the Company’s Chief Operating Officer, upon Mr. Poling’s retirement. To ensure they were carefully considering perspectives from the Company’s key stockholder constituencies regarding GCP’s performance and succession planning, representatives of the Board proactively reached out to Starboard (and other key shareholders constituencies) to understand their general viewpoints before the Board finalized any actions with respect to succession or related organizational and governance changes.

On June 25, 2019, representatives of the Board had a discussion with representatives of Starboard on these topics, during which Starboard indicated that they were not in favor of a public strategic review process conducted by the Company (but rather they would have advised to conduct a private process), indicated that it was not supportive of Messrs. Poling or Dearth and shared its belief that there was a need for “fresh perspectives” but declined to offer any other specific suggestions or thoughts regarding succession planning, performance or otherwise.

On July 1, 2019, the Company announced a leadership transition plan, which included the appointment of Mr. Dearth as the Company’s Chief Executive Officer, in addition to retaining his position as President of the Company, effective August 1, 2019 upon Mr. Poling’s retirement as Chief Executive Officer on that date. Mr. Death’s appointment was the culmination of an extensive Board-led search conducted with the assistance of two leading executive search firms, which involved screening 237 candidates and interviewing 17 of those candidates, as well as consideration of the perspectives of certain of the Company’s shareholders, before Mr. Dearth was selected. Additionally, the leadership transition plan provided for lower aggregate compensation payable to Messrs. Poling and Dearth in their new respective roles as Executive Chairman and Chief Executive Officer than would have been payable, in the aggregate, had they remained Chief Executive Officer and Chief Operating Officer, respectively.

The Company announced also that, effective August 1, 2019, Ronald Cambre was retiring as Chairman of the Board and that Mr. Poling would assume the role of Executive Chairman, enabling the Company to continue to benefit from his 40 years of experience in transitioning GCP into its next stage of growth. In connection with this Board leadership transition and consistent with the Board’s commitment to robust independent leadership, it was also announced that Elizabeth Mora would assume the role of Lead Independent Director.

Mr. Poling remained as Executive Chairman through the end of the Company’s fiscal year, at a reduced level of base salary (and as a result also a reduced bonus for 2019, if any were to be earned) that the Board determined appropriately reflected the need for the Company to have, for a short transitional period, an Executive Chairman that could assist with customer relationship transitions and R&D projects where the Company was able to leverage his specific background and experience and allow Mr. Dearth to focus on operational matters to enhance and optimize the Company’s performance. As part of his responsibilities, Mr. Poling was also tasked with continuing to evaluate potential strategic opportunities.

On July 1, 2019, representatives of Starboard had a call with representatives of the Board and criticized the appointment of Mr. Poling as Executive Chairman. The Starboard representatives indicated that they were unsupportive of any continuing role for Mr. Poling given what they viewed as a poor management track record and their opinion that he was not adding value to the Company. They also expressed concern about the level of compensation payable to Mr. Poling as Executive Chairman. Representatives of the Board explained that the aggregate compensation payable to Messrs. Poling and Dearth in their new respective roles as Executive Chairman and Chief Executive Officer was lower than what would have been payable, in the aggregate, had they remained Chief Executive Officer and Chief Operating Officer, respectively.

On July 2, 2019, representatives of Starboard had a call with Mr. Dearth, Joseph DeCristofaro, GCP’s Vice President, Investor Relations, and Mr. Freeman to discuss the Company’s recently announced leadership transition plan. The Starboard representatives were critical of the Company’s management and Board during this call, but did not offer any ideas on how GCP performance could be improved.

On August 6, 2019, in conjunction with the release of the Company’s second quarter 2019 earnings, the Company announced that the Board had approved a plan to further optimize the design and footprint of the Company’s global organization, primarily with respect to its administration and business support functions, and streamline cross-functional activities. The Company announced that it expected to realize additional annualized pre-tax savings associated with this plan of approximately $30 million to $35 million. This plan represented an additional step in its cost improvement effort to reduce complexity and create a more focused, efficient and effective organization.

On August 7, 2019, representatives of Starboard had a call with Messrs. Dearth and Freeman to discuss the Company’s 2019 second quarter earnings.

On August 16, 2019, representatives of Starboard had a call with Mr. Freeman and Mr. DeCristofaro to further discuss the Company’s 2019 second quarter earnings.

On August 20, 2019, Starboard delivered a letter to Ms. Mora and the Board criticizing the Company’s recent leadership transition and performance, and suggesting that the Company’s focus should be on margin improvement, but offering no concrete suggestions regarding achieving such margin improvement or otherwise on enhancing the Company’s business and performance. In an effort to better understand Starboard’s perspectives on these matters, Ms. Mora requested a meeting with representatives of Starboard, which was scheduled for September 17, 2019.

On August 27, 2019, Starboard filed Amendment No. 1 to its Schedule 13D with the SEC, disclosing a 7.7% ownership position in GCP.

On September 17, 2019, representatives of Starboard met with Ms. Mora, Mr. Dearth and Janice K. Henry, an independent member of the Board. During the meeting, representatives of Starboard reiterated the criticisms expressed in Starboard’s August 22, 2019 letter and indicated that they were interested in being involved in a process to fully reconstitute GCP’s Board or that they would take alternative steps to do so. Also during this meeting, Ms. Mora, Ms. Henry and Mr. Dearth asked representatives of Starboard whether they had any specific plans or ideas for GCP to improve operations, strategy or performance, but representatives of Starboard declined to engage on these topics.

Throughout this period, and over the course of the ensuing months, representatives of the Board and the Company’s management team engaged extensively with shareholders of the Company in order to better understand, and take into account, their viewpoints and ideas regarding the Company’s operations, strategy, performance, governance and Board composition. In particular, representatives of the Company, including Ms. Mora and Mr. Dearth, had regular and ongoing discussions with 40 North, which expressed its desire, given its approximately 25% share ownership position in the Company, to obtain significant representation on GCP’s Board. While discussions regarding these topics continued for the next six months, ultimately no agreement was reached.

On October 2, 2019, the Company announced that Mr. Freeman would be leaving the Company to pursue another opportunity and that Craig A. Merrill, the Company’s Vice President, Finance, Analytics and Strategy had been appointed Interim Chief Financial Officer, effective following Mr. Freeman’s departure on October 15, 2019. The Company also reaffirmed its previously announced outlook for full-year 2019.

On October 15, 2019, Ms. Mora had a call with representatives of Starboard and informed them that the Board was fully aware of the issues that Starboard raised, including Starboard’s request for Board refreshment, and that the Board was taking those issues seriously and would consider constructive proposals from Starboard in that regard.

On November 6, 2019, Messrs. Merrill and DeCristofaro had a call with a representative of Starboard to discuss the Company’s third quarter 2019 earnings, and also on November 6, 2019, Ms. Mora and Mr. Dearth had a separate call with representatives of Starboard to discuss the Company’s performance and governance matters. During the call, Ms. Mora and Mr. Dearth communicated to Starboard that Board composition was a critical issue for the Company and that the Board would be considering the views of its stockholders, and in that regard the Board was always open to hear any perspectives Starboard might have. Representatives of Starboard did not provide any specific feedback.

In an effort to maintain an open line of communication with Starboard, on December 2, 2019, Mr. Dearth contacted representatives of Starboard to inform them of the Company’s upcoming leadership changes that would be announced the next day, and to indicate that, as with any other shareholder, the Company always remained open to discussions regarding governance and other matters and would be willing to engage in those discussions with Starboard. Mr. Dearth also shared his views on the Company’s performance.

On December 3, 2019, the Company announced that, in accordance with the Company’s leadership transition plan, Mr. Poling would retire as Executive Chairman and as a member of the Board effective December 31, 2019, and that Ms. Mora was appointed to the role of Independent Chairman of the Board, also effective December 31, 2019. Mr. Poling received no special compensation or severance upon his retirement as Executive Chairman and as a member of the Board.

On January 6, 2020, a representative of Starboard contacted Mr. Dearth and asked whether Mr. Dearth would be willing to meet the following week. Thereafter on January 6, 2020, Mr. Dearth responded that he would be able to meet the following week.

On January 7, 2020, a representative of Starboard contacted Ms. Mora to schedule a time to speak. On January 8, 2020, Ms. Mora spoke to a representative of Starboard, who expressed impatience at the fact that the Board had not yet responded regarding Starboard’s stated interest in being involved in a process to fully reconstitute GCP’s Board. During the call, Ms. Mora agreed that she and Mr. Dearth would have a more in depth discussion with representatives of Starboard the following week.

On January 13, 2020, Starboard issued a press release, publicly announcing its nomination of a full slate of nine director candidates for election at the Company’s 2020 Annual Meeting to replace GCP’s entire Board, with two of the nominees (Ms. Ogilvie and Mr. Kiefaber) being current GCP directors who joined the Board in 2019 in connection with the 2019 Settlement Agreement, as well as two Starboard-affiliated nominees. Also on January 13, 2020, Starboard submitted a notice to the Company stating its intention to nominate the nine individuals for election as directors at the Company’s 2020 Annual Meeting. Starboard did not discuss its candidates with GCP or its Board prior to publicly disclosing its slate of nominees.

Later on January 13, 2020, in light of Ms. Ogilvie and Mr. Kiefaber agreeing to be included on Starboard’s slate of director nominees and director concerns regarding confidentiality and other conflict matters, the Board formed an ad hoc committee composed of all directors other than Ms. Ogilvie and Mr. Kiefaber to deliberate and take any necessary or appropriate actions regarding governance and annual meeting matters. Thereafter, the ad hoc committee met on many occasions to discuss these matters.

Also on January 13, 2020, the Company issued a statement in response to Starboard’s nominations, stating that its Board and management team are committed to executing the Company’s strategic plan and continuing to drive enhanced performance and operating efficiency to unlock value for all stockholders. The Company reiterated its commitment to an independent, diverse and experienced Board and confidence that its current Board composition includes the right mix of knowledge, skills and expertise to support the execution of GCP’s strategy. The Company further noted it would evaluate Starboard’s nominees pursuant to its regular process and make a recommendation with respect to the election of directors in due course.

Later on January 13, 2020, Starboard filed Amendment No. 2 to its Schedule 13D with the SEC, disclosing a 7.9% ownership position in GCP and the nomination of its nominees.

On January 14, 2020, Ms. Mora and Mr. Dearth had a meeting with a representative of Starboard. The Starboard representative reiterated the criticisms of the Company that Starboard had previously expressed. The Starboard representative also indicated that should the Board make changes to its composition independently, such as by increasing or decreasing its size, without Starboard’s involvement, Starboard would not react favorably. As in previous interactions, Ms. Mora and Mr. Dearth asked the Starboard representative whether Starboard had any suggestions on strategic or operational matters beyond the actions that the Company had already publicly disclosed. The Starboard representative did not provide any of, and refused to engage regarding, Starboard’s thoughts and suggestions with respect to strategic or operational matters, other than to note that Starboard would not be supportive of the Company pursuing acquisition opportunities, notwithstanding attempts by the GCP representatives to understand Starboard’s perspectives and engage constructively on these topics.

In connection with the Nominating and Governance Committee’s and Board’s evaluation of Starboard’s nominees, on February 5, 2020, an independent third party search firm engaged by Company attempted to contact certain of Starboard’s nominees to schedule interviews with them. Later on February 5, 2020, a representative of Starboard contacted Ms. Mora and Mr. Dearth and stated that it would not be appropriate for the Company to interview Starboard’s nominees until the Company and Starboard agreed to a settlement framework.

On February 18, 2020, Ms. Mora provided a representative of Starboard with an update regarding the Company’s timing for considering Starboard’s proposed nominees and having further discussions with representatives of Starboard regarding Board composition. Ms. Mora also again asked if Starboard would be amenable to allowing the Nominating and Governance Committee to conduct interviews of Starboard’s nominees. However, Starboard again stated that it would not allow any interviews of its nominees until and unless a framework for an agreement was reached.

On February 24, 2020, Starboard delivered a letter to the Company, demanding the inspection of certain stockholder list materials and related information pursuant to Section 220 of the Delaware General Corporation Law.

On February 28, 2020, Ms. Mora and Mr. Dearth had a call with representatives of Starboard to discuss whether there might be a mutually agreeable resolution that was in the best interests of all shareholders. During the call, Ms. Mora and Mr. Dearth proposed to representatives of Starboard that the Company include three Starboard nominees as part of a mutually agreeable resolution (which would be one more nominee than the two nominees that Starboard agreed to pursuant to the 2019 Settlement Agreement). Representatives of Starboard rejected this proposal and did not provide any counterproposal. Ms. Mora and Mr. Dearth also reiterated that not being permitted to interview Starboard’s nominees put the Board in a difficult position, but the Starboard representatives did not change their position on this point, asserting that that was not how their “process” works. Also during this meeting, Ms. Mora and Mr. Dearth asked what Starboard believed the Company should be doing differently to improve performance and drive value, but the Starboard representatives did not provide any ideas and refused to engage on this topic.

Also on February 28, 2020, Messrs. Merrill and DeCristofaro had a call with representatives of Starboard to discuss the Company’s fourth quarter 2019 earnings.

Later on February 28, 2020, Starboard filed a preliminary proxy statement with the SEC.

On March 2, 2020, Starboard issued an open letter to stockholders of GCP regarding its preliminary proxy statement and nomination of a full slate of directors for election at the Company’s 2020 Annual Meeting.

On March 4, 2020, the Company sent a letter from Mr. Dearth and Ms. Mora to certain of GCP’s shareholders and posted it on its website. Among other things, these materials reviewed the decisive actions the Company has taken to reposition its portfolio, strengthen core businesses through targeted investments, streamline operations and develop innovative products and solutions. The materials also noted the Company’s belief that Starboard’s public statements have mischaracterized the Board’s unwillingness to concede to Starboard’s demands to take control of the Board as being uncooperative, and that while the Board has had a continuing dialogue with Starboard and asked to interview Starboard’s nominees, Starboard has prevented these nominees from even being interviewed without a pre-arranged settlement agreement. The materials further expressed the Board’s belief that nominating any candidates without first interviewing them, much less a possible majority of the Board, would be irresponsible and reflect poor corporate governance, but that it had and would continue to seek a resolution with Starboard in the interests of all shareholders, and that it remained open to constructive ideas on how to create shareholder value.

On March 6, 2020, Starboard filed Amendment No. 3 to its Schedule 13D with the SEC, disclosing a 9.0% ownership position in GCP.

On March 10, 2020, the Company and Starboard entered into a confidentiality agreement in connection with Starboard’s request to inspect certain stockholder list materials and related information pursuant to Section 220 of the Delaware General Corporation Law, and thereafter the Company’s representatives began providing these records to Starboard.

On March 13, 2020, Starboard filed Amendment No. 1 to its preliminary proxy statement with the SEC.

Also on March 13, 2020, the Board unanimously approved and adopted the Amendment to the Rights Plan, with all directors voting to approve the Amendment. The Amendment extended the expiration date of the Rights Plan to March 14, 2023, subject to stockholder approval of the Amendment at the 2020 Annual Meeting. In addition, the Amendment raised the level of beneficial ownership for a person or group to become an “Acquiring Person” (as defined in the amendment) to 20% of GCP’s outstanding shares of common stock. The Board adopted the Amendment after determining that existing circumstances, including 40 North’s ownership of almost 25% of the Company’s outstanding shares and the possibility that 40 North would purchase additional shares to obtain effective control over GCP, continued to warrant the Company maintaining the protections afforded by the Rights Plan in order to enable all GCP stockholders to realize the full potential value of their investment in GCP and to protect GCP and its stockholders from efforts to obtain control of GCP that are inconsistent with the best interests of GCP and its stockholders.

On March 18, 2020, at the direction of the Board, representatives of the Company’s financial advisor contacted representatives of Starboard to seek a consensual resolution that the Board believed would be in the best interests of all GCP stockholders, particularly at a time when the Board believed that the Board and management should be devoting all of their focus on the Company’s business, the health and safety of its employees and on serving its customers in the face of a global crisis with the COVID-19 pandemic. Specifically, representatives of the Company’s financial advisor communicated the Company’s proposal to include on the Company’s slate of ten director nominees three independent directors identified in Starboard’s slate of nominees (subject to customary vetting and approval by the Company) and also offered Starboard input with respect to a fourth independent director from among new independent directors identified by the Company as potential candidates as part of its regular refreshment process.

On March 19, 2020, representatives of Starboard informed representatives of the Company that Starboard was rejecting the Company’s latest proposal, and stated that they would only agree to cease their proxy fight if the Company would agree to nominate six of the nine Starboard-proposed nominees, including Mr. Feld, Ms. Ogilvie and Mr. Kiefaber, and that the size of the Board would need to be limited to nine directors. Starboard’s proposal would therefore allow Starboard to select a majority of the Board.

On March 31, 2020, Ms. Mora contacted a representative of Starboard to see whether a consensual resolution might be reached. Ms. Mora asked whether Starboard would be willing to reconsider the Company’s latest proposal at this extraordinary time as the COVID-19 pandemic exponentially grows and disrupts the country and GCP’s business. Ms. Mora further expressed her belief that the Company’s latest proposal was reasonable and constructive, and that a proxy contest was not in anyone’s best interest, particularly given the massively destabilized environment and GCP’s desire to focus solely and intensively on its business, employees and customers – for the ultimate benefit of GCP’s investors. Starboard did not respond to Ms. Mora’s outreach.

On April 1, 2020, at the direction of the Board, a representative of the Company’s financial advisor spoke to a representative of Starboard. During this call, the representative of the Company’s financial advisor reiterated to the Starboard representative that the Company continued to desire a consensual resolution based on the Company’s latest proposal.

On April 2, 2020, Starboard filed its definitive proxy statement with the SEC, reflecting its nomination of eight persons for election as directors to the GCP Board at the 2020 Annual Meeting in opposition to the nominees proposed by GCP’s Board.

On April 3, 2020, the Company issued a letter to its stockholders and thereafter filed this preliminary proxy statement.

PROPOSAL ONE

ELECTION OF DIRECTORS

The GCP Board of Directors – Director Qualifications and Nomination

Pursuant to the Amended and Restated By-Laws of GCP (the “By-Laws”) and the Amended and Restated Certificate of Incorporation of GCP (the “Certificate of Incorporation”), the number of directors of the Company is determined by resolution of our Board. The size of our Board of Directors is currently set at ten members, and we have nominated ten director nominees for election at the 2020 Annual Meeting for a one-year term.

Our Board and Nominating and Governance Committee have unanimously nominated the following ten individuals for a one-year term expiring at the 2021 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified or until their earlier resignation or removal: Gerald G. Colella, Randall S. Dearth, Janice K. Henry, Clay H. Kiefaber, James F. Kirsch, Armand F. Lauzon, Phillip J. Mason, John R. McPherson, Elizabeth Mora, and Danny R. Shepherd.

Clay H. Kiefaber was appointed to our Board effective March 11, 2019 pursuant to an agreement dated the same date (the “Agreement”) with Starboard and certain of its affiliates. The Agreement is described in, and attached as an exhibit to, the Company’s Form 8-K filed with the SEC on March 11, 2019. Mr. Kiefaber’s nomination for re-election at the 2020 Annual Meeting was not required under the Agreement.

If a Board-recommended nominee becomes unable to serve or for good cause will not serve as a director, the proxies will vote for a Board-designated substitute or our Board may reduce the number of directors. Each Board-recommended nominee has consented to being named as such in this proxy statement, and GCP has no reason to believe that any of our nominees for election will be unable to serve. The proxy holders intend to vote each proxy received from stockholders of record for the election of each of our nominees, unless otherwise instructed.

Our Board determined that each of our nominees qualifies for election as a member of our Board. In making this determination, our Board believes that its membership should be composed of directors who have the highest integrity, a diversity of experience, the education and ability to understand business problems and evaluate and propose solutions, the personality to work well with others, a dedication to the interests of our stockholders, a commitment to our social responsibilities, and the time to meet their responsibilities as directors. Our Board further believes that a substantial majority of its membership should be independent. Our Board has determined that Mr. Colella, Ms. Henry, Mr. Kiefaber, Mr. Kirsch, Mr. Lauzon, Mr. Mason, Mr. McPherson, Ms. Mora, and Mr. Shepherd qualify as independent under applicable rules and regulations and GCP’s independence standards. See information contained in the “Corporate Governance-Number and Independence of Directors” section of this proxy statement.

All of our director nominees bring to our Board a wealth of leadership capabilities derived from their service in executive and managerial roles and also extensive board experience. Further, Board diversity across a number of dimensions was critically important in constructing our Board and our current slate of Board nominees. The strong mix of knowledge, skills and industry expertise among our director nominees provides the required breadth and depth for effective Board oversight. Our Board believes that our nominees as a group have the backgrounds and skills important to our business and that this allows the Board as a collective body to lead GCP in a manner that serves our stockholders’ interests. The following list highlights the skills and experience that we consider important for our directors in light of our current business and structure. The nominees’ biographies note each nominee’s relevant experience, qualifications and skills, including those relative to this list.

Skills/ Experience	Why it Matters to GCP and our Shareholders
Financial/ Accounting	A deep understanding of corporate finance, financial controls and external reporting enables directors to safeguard assets, efficiently allocate capital and effectively oversee the processes that provide shareholders with information about our results of operations, risks and prospects.

Industry Experience	Industry experience is important in understanding the technical nature of our business. This knowledge helps inform the Board’s views on our end markets and contributes to a deeper understanding of our business strategy, operations, key performance indicators and competitive environment.

Innovation and Technology	Developing leadership positions within high value segments of the construction market through new product innovation and technology development is critical to our future success. Forward-thinking directors help us anticipate and take advantage of new opportunities and address emerging risks.

Mergers & Acquisitions	Experience leading public company M&A contributes to the Board’s ability to assess the appropriate path for long-term value creation at GCP. This experience includes evaluating inorganic growth opportunities through acquisitions and other business combinations, executing operational integrations, and negotiating public company sell-side transactions.

Operational Leadership of a Global Business	We have significant worldwide operations and growing revenue outside the United States is an important part of our long-term growth strategy. Our business success is derived from a broad perspective on global business opportunities and an understanding of diverse business environments, economic conditions and cultures. Experience developing and implementing operating plans for a complex organization provides insight and perspective relative to the Board’s oversight of our global operations. Additionally, directors with global experience can provide valuable business and cultural perspective regarding many important aspects of our business.

Public Company Board Experience	Service on the boards and board committees of other public companies provides an understanding of corporate governance practices and trends as well as insights into board management, relations between the board, the CEO and senior management and succession planning.

Public Company Leadership Experience	“C-Suite” experience with a public company, including leadership experience as a division president or functional leader within a complex organization contributes to the Board’s understanding of operations and business strategy as well as demonstrated leadership ability.

Risk Assessment/ Management	Directors with risk assessment/management experience contribute to the identification, assessment and prioritization of key risks facing GCP, including cybersecurity, regulatory compliance, competition, financial and intellectual property risks.

Strategic Planning/ Business Development	Directors with a background in strategic planning/business development provide insight into developing and implementing strategies for growing our business and have the perspective to analyze, shape and oversee the execution of important policy issues.

A biography for each of the ten Board-recommended nominees standing for election is set forth below.

In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast, meaning that the nominees that receive the most “FOR” votes will be elected. Starboard has filed a definitive proxy statement reflecting that it has nominated eight persons for election as directors to the GCP Board of Directors at the Annual Meeting in opposition to the nominees proposed by GCP’s Board of Directors. The Company’s Board of Directors has nominated ten persons for election at the Annual Meeting. The number of directors to be elected to the GCP Board of Directors at the Annual Meeting is

ten. In light of the nomination notice provided by and definitive proxy statement filing made by Starboard, we expect the Annual Meeting to have a contested director election and, therefore, the plurality voting standard will apply. Accordingly, the ten nominees receiving the highest number of “FOR” votes will be elected. Withhold votes will be counted as present for purposes of this vote but will have no effect on the outcome of the election of directors. Broker non-votes will not be counted as present and are not entitled to vote on the election of directors.

The Board does not endorse any Starboard nominee (other than Mr. Kiefaber) and unanimously recommends that you vote “FOR” the election of each of the nominees proposed by the Board. The Board strongly urges you not to sign or return any white proxy card sent to you by Starboard. If you have previously submitted a white proxy card sent to you by Starboard, you can vote for the Board’s nominees and on the other matters to be voted on at the Annual Meeting by using the enclosed BLUE proxy card or voting instruction card (including via the telephone or Internet methods of voting specified thereon) which will automatically revoke your prior proxy. Any later-dated white proxy card that you send to Starboard will also revoke your proxy, including BLUE proxies that you have voted “FOR” our Board of Directors’ nominees, and we strongly urge you NOT to sign or return any white proxy cards sent to you by Starboard.

Please note that voting to “withhold” with respect to any Starboard nominee on its white proxy card is not the same as voting for our Board’s nominees because a vote to “withhold” with respect to any of Starboard’s nominees on its white proxy card will revoke any BLUE proxy you may have previously submitted. To support the Board of Directors’ nominees, you should vote “FOR” the Board’s nominees on the BLUE proxy card and disregard, and not return, any white proxy card sent to you by Starboard.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE ELECTION OF EACH OF THE TEN BOARD-RECOMMENDED NOMINEES FOR DIRECTOR USING THE BLUE PROXY CARD OR VOTING INSTRUCTION CARD (INCLUDING THE TELEPHONE OR INTERNET METHODS OF VOTING SPECIFIED THEREON). BLUE PROXY CARDS RECEIVED WILL BE VOTED “FOR” EACH OF OUR TEN DIRECTOR NOMINEES UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

BOARD-RECOMMENDED NOMINEES FOR ELECTION AS DIRECTORS

Gerald G. Colella Age 63 Director since 2017	Mr. Colella has served as a director and as Chief Executive Officer and President of MKS Instruments, Inc., a provider of technology solutions for the environmental monitoring, defense and security, life sciences and research, process and industrial manufacturing and thin film industries, since January 2014. From February 2013 until December 2013, Mr. Colella served as President and Chief Operating Officer of MKS Instruments. He served as Vice President and Chief Operating Officer from January 2010 until February 2013 and served as Vice President and Chief Business Officer of MKS Instruments from April 2005 until January 2010. In addition, Mr. Colella also served as Acting Group Vice President, PRG Products from July 2007 to March 2010.

Primary Skills, Core Competencies and Attributes

Mr. Colella brings to our Board over 30 years of commercial and operating experience and leadership. As the CEO of a public company, Mr. Colella is familiar with the numerous and varied issues facing public companies, particularly with respect to operational, financial and corporate governance matters. His leadership experience and financial acumen position him well to serve as a member of our Board.

	Public Company Board Experience	Public Company Senior Leadership Experience	Financial / Accounting

	Risk Assessment / Management	Operational Leadership of a Global Business	Strategic Planning / Business Development

	Mergers & Acquisitions	Innovation and Technology

Randall S. Dearth Age 56 Director since 2019	Mr. Dearth has served as GCP’s President and Chief Executive Officer since August 1, 2019. Prior to that, he served as GCP’s President and Chief Operating Officer since September 2018. Prior to joining GCP, Mr. Dearth served as President, Chief Executive Officer and Chairman of the Board of Calgon Carbon Corporation, a NYSE-listed company that manufactures and markets products that remove contaminants from liquids and gases, from May 2014 to July 2018, and as President and Chief Executive Officer of Calgon Carbon from August 2012 to May 2014. From 2004 through July 2012, Mr. Dearth served as President and Chief Executive Officer of LANXESS Corporation (North America), a specialty chemicals company. Prior thereto, Mr. Dearth was President and Chief Executive Officer of Bayer Chemicals Corporation (North America) and held a number of global marketing roles with Bayer, both in the United States and Germany. Mr. Dearth has served on the Board of Directors of Stepan Company, a global chemical solutions company, since April 2012.

Primary Skills, Core Competencies and Attributes

Mr. Dearth brings to our Board his extensive industry background and broad global leadership experience, ranging from sales and marketing management to president and chief executive officer-level roles, including leading a public company and successfully holding a number of senior operating positions in the chemical industry.

	Public Company Board Experience	Public Company Senior Leadership Experience	Industry Experience

	Risk Assessment / Management	Operational Leadership of a Global Business	Strategic Planning / Business Development

	Mergers & Acquisitions	Innovation and Technology

Janice K. Henry Age 68 Director since 2016	Ms. Henry retired in 2006 from Martin Marietta Materials, Inc. (a chemical and materials manufacturer) having served as Chief Financial Officer from 1994 until 2005. She also served as Senior Vice President of Martin Marietta Materials from 1998 until 2006 and as Treasurer of Martin Marietta Materials from 2002 until 2006. After her retirement in 2006, she provided consulting services to Martin Marietta Materials, Inc. until 2009. Ms. Henry serves as a member of the Corporation of The Charles Stark Draper Laboratory, Inc., a non-profit engineering research and development laboratory serving the national interest in applied research, engineering development, advanced technical education, and technology transfer. Ms. Henry previously served as a director of North American Galvanizing and Coatings, Inc. from 2008 until its acquisition in 2010 by AZZ Incorporated, of Inco Limited, from 2004 until its acquisition in 2006 by Companhia do Rio Doce (now Vale), and of Cliffs Natural Resources, Inc. (now Cleveland-Cliffs Inc.) from 2009 until 2014. Ms. Henry also served as a director of Grace from 2012 until our separation from Grace on February 3, 2016, when she became a director of GCP.

Primary Skills, Core Competencies and Attributes

Ms. Henry brings to our Board her substantial experience in financial and accounting leadership, including with respect to acquisitions and capital structuring, gained as an officer of a chemicals and materials manufacturer. She also has significant governance and oversight experience from her service on public and private corporate boards.

	Public Company Board Experience	Industry Experience	Public Company Senior Leadership Experience

	Financial / Accounting	Risk Assessment / Management	Mergers & Acquisitions

Clay H. Kiefaber Age 64 Director since 2019	Mr. Kiefaber most recently served as Special Assistant to the Secretary of Commerce: Finance and Budget, as a member of the beachhead transition team, from January 2017 until May 2017. Prior to that, Mr. Kiefaber served as Interim Chief Executive Officer and a member of the board of directors of Premier Fixtures, a manufacturer that provides retail fixture solutions, from June 2016 to September 2016. Mr. Kiefaber served as President and CEO of Colfax Corporation, a leading global manufacturer of gas and fluid-handling and fabrication technology (“Colfax”), from January 2010 to April 2012 and CEO of ESAB at Colfax from January 2012 to December 2016. Mr. Kiefaber also served on the Board of Directors of Colfax from May 2008 until August 2015. Prior to that, Mr. Kiefaber worked at Masco Corporation, a manufacturer of products for home improvement and construction, in a variety of senior executive roles from 1989 until 2007, including Group President of architectural coatings and windows group from December 2005 to 2007. Earlier positions included: Senior Manager within the Advanced Manufacturing Group of Price Waterhouse, Materials Manager for a division of Harris Corporation, and technical sales positions for Hewlett-Packard and Digital Equipment Corporation.

Primary Skills, Core Competencies and Attributes

Mr. Kiefaber brings to our Board significant substantive experience from serving in a variety of senior executive positions as well as industry specific knowledge, making him a valuable asset to our Board.

	Public Company Board Experience	Public Company Senior Leadership Experience	Mergers & Acquisitions

	Financial / Accounting	Risk Assessment / Management	Strategic Planning / Business Development

	Operational Leadership of a Global Business	Industry Experience	Innovation and Technology

James F. Kirsch Age 62 Director since 2018	Mr. Kirsch served as the Chairman, President and CEO of Ferro Corporation (a leading producer of specialty materials and chemicals) from 2006 to 2012. He joined Ferro in October 2004 as its President and Chief Operating Officer, was appointed CEO and Director in November 2005 and was elected Chairman in December 2006. Prior to that, from 2002 through 2004, he served as President of Quantum Composites, Inc. (a manufacturer of thermoset molding compounds, parts and sub-assemblies for the automotive, aerospace, electrical and HVAC industries). From 2000 through 2002, he served as President and director of Ballard Generation Systems and Vice President for Ballard Power Systems in Burnaby, British Columbia, Canada. Mr. Kirsch began his career with The Dow Chemical Company, where he spent 19 years and held various positions of increasing responsibility, including global business director of Propylene Oxide and Derivatives and Global Vice President of Electrochemicals. Mr. Kirsch has served as a director of Rayonier Advanced Materials Inc. since 2014. He formerly served as a director of Cliffs Natural Resources, Inc. from March 2010 to August 2014 and as Executive Chairman from January 2014 to August 2014.

Primary Skills, Core Competencies and Attributes

Mr. Kirsch brings a wealth of senior management experience with major organizations with international operations, and has substantial experience in the areas of specialty materials and chemicals. As a former Chairman, President and CEO of a NYSE-listed company, he brings considerable senior leadership experience to the Board and the committees thereof on which he serves.

	Public Company Board Experience	Industry Experience	Public Company Senior Leadership Experience

	Financial / Accounting	Operational Leadership of a Global Business	Innovation and Technology

	Risk Assessment / Management	Mergers & Acquisitions	Strategic Planning / Business Development

Armand F. Lauzon Age 63 Director Nominee	Mr. Lauzon most recently served as President and Chief Executive Officer of C&D Technologies, Inc., which supplies standby batteries for infrastructure uses, from March 2015 to December 2019. In this role, Mr. Lauzon successfully restored profitability and positioned the company for a strategic sale. From 2002 to 2014, Mr. Lauzon served as chief executive officer and board member for three portfolio companies of the Carlyle Group. From December 2008 to December 2014, Mr. Lauzon served as Chief Executive Officer of Sequa Corporation, which provides services for the aerospace and metal coating segments and has operations in over 15 countries. He became a board member of Sequa Corporation in March 2008, and served as acting Chief Operating Officer from July 2008 until December 2008. He previously served as Chief Executive Officer of Zekelman Industries (formerly J.M. Streel Group), a metal tube and pipe manufacturer, from October 2006 to July 2008, during which he implemented strategic initiatives to increase sales and improve operational efficiency.

Primary Skills, Core Competencies and Attributes

Mr. Lauzon brings extensive senior management experience in domestic and international companies related to manufacturing and construction. As a former Chief Executive Officer and board member of multiple companies, he has significant experience in governance, strategy, and operations.

	Industry Experience	Financial / Accounting	Strategic Planning / Business Development
	Risk Assessment/ Management	Operational Leadership of a Global Business	Innovation and Technology
Mergers & Acquisitions

Phillip J. Mason Age 69 Director since 2016	Mr. Mason served as President of the Europe, Middle East, Africa (EMEA) Sector of Ecolab, Inc. (a leading provider of food safety, public health and infection prevention products and services), a position he held from 2010 until his retirement in 2012. Prior to leading Ecolab’s EMEA Sector, Mr. Mason had responsibility for Ecolab’s Asia Pacific and Latin America businesses as President of Ecolab’s International Sector from 2005 to 2010 and as Senior Vice President, Strategic Planning in 2004. Mr. Mason is a director of Lincoln Electric Holdings, where he has served since 2013.

Primary Skills, Core Competencies and Attributes

Mr. Mason brings over 35 years of international business experience to our Board, including starting, developing and growing businesses abroad in both mature and emerging markets. Additionally, he brings a strong finance and strategic planning background, including merger and acquisition experience, along with significant experience working with and advising boards on diverse issues confronting companies with international operations.

	Public Company Board Experience	Public Company Senior Leadership Experience	Innovation and Technology

	Operational Leadership of a Global Business	Strategic Planning / Business Development	Risk Assessment / Management

Mergers & Acquisitions

John R. McPherson Age 51 Director Nominee	Mr. McPherson most recently served as Executive Vice President, Chief Financial and Strategy Officer for Vulcan Materials Company, the nation’s largest producer of construction aggregates and other construction materials, from January 2014 until August 2018, and then as Executive Vice President and Chief Strategy Officer until his retirement in January 2019. Mr. McPherson served as Senior Vice President, East Region from July 2012 to December 2013 and as Senior Vice President of Strategy and Business Development from October 2011 to July 2012. Prior to joining Vulcan, Mr. McPherson was a Senior Partner at McKinsey & Company. Mr. McPherson joined McKinsey in 1995 and spent 16 years advising executive management teams across several industries on matters of strategy, operations and organizational effectiveness. He was a member of the firm’s global partner election and review committees and was the managing partner of the Dallas Office during his tenure. His other roles with McKinsey included leadership of the firm’s Human Capital Practice as well as its North American Retail and Consumer Practice. Since October 2016, Mr. McPherson has served on the board of publicly-traded Forterra, Inc., a leading manufacturer of pipe and precast products used in water-related infrastructure. He has served as the Vice Chairman of Forterra’s board since 2019, and on its audit and compensation committees.

Primary Skills, Core Competencies and Attributes

Mr. McPherson brings extensive experience in strategy and operations from a variety of management roles in the specialty materials sector and public board service in infrastructure-related manufacturing.

	Public Company Board Experience	Public Company Senior Leadership Experience	Financial / Accounting

	Risk Assessment / Management	Operational Leadership of a Global Business	Strategic Planning / Business Development

	Industry Experience	Mergers & Acquisitions

Elizabeth Mora Age 59 Director since 2016	Ms. Mora has served since March 2016 as the Chief Administrative Officer, Vice President for Finance and Administration, and Treasurer of The Charles Stark Draper Laboratory, Inc., a non-profit engineering research and development laboratory serving the national interest in applied research, engineering development, advanced technical education, and technology transfer. From August 2008 to March 2016, she served as Vice President for Finance and Administration, and Chief Financial Officer of The Charles Stark Draper Laboratory, Inc. Previously she served as Chief Financial Officer of Harvard University, with its large endowment, $3 billion annual operating budget, and 15,000 employees. In her 12 years at Harvard, she was a leader in research administration, the business side of information technology, and a key liaison between the university and government partners including the Office of Management and Budget, the National Institutes of Health, the National Science Foundation and the Department of Defense and the various Offices of Inspectors General. She is a certified public accountant and spent nine years in public accounting and consulting in the National Regulatory Consulting Practice at PricewaterhouseCoopers. She has served as a director of MKS Instruments, Inc. since 2012 and as Chair of the Compensation Committee of the MKS Instruments board since 2017.

Primary Skills, Core Competencies and Attributes Ms. Mora brings to our Board a breadth of financial, audit, accounting, risk management, and financial controls experience.

	Public Company Board Experience	Financial / Accounting	Innovation and Technology

	Strategic Planning / Business Development	Risk Assessment / Management

Danny R. Shepherd Age 68 Director since 2016	Mr. Shepherd served as Vice Chairman of Vulcan Materials Company (the nation’s largest producer of construction aggregates: primarily crushed stone, sand and gravel), a position he held from 2013 until his retirement in 2015. Prior to becoming Vice Chairman, Mr. Shepherd served as Executive Vice President and Chief Operating Officer, from 2012 to 2013, Executive Vice President, Construction Materials, from 2011 to 2012, and Senior Vice President, Construction Materials East, from 2007 to 2011. He originally joined Vulcan in 1973 and left in 1993 to build a lime and limestone business, ultimately serving as President of Global Stone Corp. before returning to Vulcan in 2002. Mr. Shepherd has served as a director of Beazer Homes USA, Inc. since 2016. Mr. Shepherd previously served on the Boards of Directors of the American Road and Transportation Builders Association; National Stone, Sand & Gravel Association; National Ready Mix Concrete Association; National Lime Association; and Pulverized Minerals Association.

Primary Skills, Core Competencies and Attributes

Mr. Shepherd brings to our Board over 40 years of executive, operations, and commercial leadership experience with public companies, spanning P&L management, corporate strategy, business development, mergers and acquisitions, investor relations, capital planning, organization structure, and succession planning.

	Public Company Board Experience	Industry Experience	Public Company Senior Leadership Experience

	Financial / Accounting	Strategic Planning / Business Development	Operational Leadership of a Global Business

	Risk Assessment / Management	Mergers & Acquisitions

CORPORATE GOVERNANCE

Corporate Governance Principles

GCP is committed to sound corporate governance, which we believe will help us sustain our success and continue to build long-term stockholder value. To that end, the Company has in place Corporate Governance Principles which are designed to assist the Company and the Board in implementing effective corporate governance practices. Our Board believes that good governance requires not only an effective set of specific practices, but also a culture of responsibility throughout an organization, and governance at GCP is intended to achieve both. The Board also believes that good governance ultimately depends on the quality of an organization’s leadership, and it is committed to recruiting and retaining directors and officers of proven leadership ability and personal integrity. You can find the GCP Corporate Governance Principles on our website at www.gcpat.com.

Independence of Directors

Under the New York Stock Exchange (“NYSE”) Corporate Governance Standards, a majority of the Board must qualify as independent directors. However, our Corporate Governance Principles require that a substantial majority of the Board qualify as independent directors. The NYSE Corporate Governance Standards define specific relationships that disqualify directors from being independent and further require that, for a director to qualify as independent, the Board must affirmatively determine that the director has no material relationship with our Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with our Company). In making determinations regarding independence, the Board applied the NYSE standards, reviewed GCP’s relationships with organizations with which our directors are affiliated and broadly considered all relevant facts and circumstances known to it.

The Board determined that each of our director nominees, other than Randall S. Dearth, our Chief Executive Officer, satisfies the independence criteria set forth in the NYSE Corporate Governance Standards and is independent. These independent director nominees unanimously recommended by the Board are: Gerald G. Colella, Janice K. Henry, Clay H. Kiefaber, James F. Kirsch, Armand F. Lauzon, Phillip J. Mason, John R. McPherson, Elizabeth Mora, and Danny R. Shepherd. The Board previously determined that Marran H. Ogilvie, who has not been re-nominated by the Board, is an independent director under the NYSE standards and our Corporate Governance Principles.

Each independent director is expected to notify the chair of the Nominating and Governance Committee, as soon as reasonably practicable, of changes in his or her personal circumstances that may affect the Board’s evaluation of his or her independence.

Board Leadership – Independent Chairman of the Board of Directors

Under our Corporate Governance Principles, our Board makes a determination as to whether the Chief Executive Officer should also serve as Chairman of the Board. This determination is based upon the composition of our Board and the circumstances of GCP at the time. Our Board has considered the roles and responsibilities of each position and currently believes that GCP and its stockholders are best served by having Ms. Mora serve as independent Chairman of the Board. In August 2019, the Company announced a leadership transition plan, which included Ms. Mora’s appointment as Lead Independent Director and Gregory Poling’s transition to the role of Executive Chairman. This structure underscored the Board’s unwavering commitment to robust independent leadership while also enabling the Company to benefit, for a transitional period, from Mr. Poling’s 40 years of experience in transitioning GCP into its next stage of growth. Later in December 2019, we announced that, in accordance with our leadership transition plan, Ms. Mora would transition to the role of independent Chairman on December 31, 2019 in connection with Mr. Poling’s retirement as Executive Chairman on that date. This reflected the Board’s steadfast commitment to strong independent oversight. Our Board of Directors believes that Ms. Mora’s position as independent Chairman is appropriate due to her extensive business experience, her in-depth knowledge of GCP and its international operations and strategy, her financial, audit, accounting and financial controls experience and her full appreciation of the business environment and GCP’s risk management strategies. Our Board believes that Ms. Mora, as independent Chairman of the Board, provides strong, independent oversight of management and the Company’s financial, operational and strategic plan while providing a single voice to management, stockholders and customers, serving as a vital link between management and the independent directors and ensuring the most effective operation of the Board.

Term Limits for Directors

Pursuant to our Corporate Governance Principles, after a director has reached 15 years of service on the Board, that director must submit his or her resignation. The Board has the option to accept or reject such resignation.

Director Nomination Process; Shareholder Recommendations for Director Nominees

In considering candidates for election to our Board, we are guided by our belief that our Board should be composed of individuals with a commitment to increasing stockholder value, a diversity of experience, the highest integrity, the education and ability to understand business problems and evaluate and propose solutions, the personality to work well with others, a commitment to GCP’s social responsibilities and the availability of time to assist GCP. We wish to ensure that a diversity of experience is reflected on our Board, including a broad diversity of industry experience, product experience and functional background. Pursuant to our Corporate Governance Principles, we are also committed to having a substantial majority of our Board be independent, as defined by NYSE rules and applicable laws and regulations.

Our Board periodically conducts a self-assessment process and reviews the skills and characteristics needed by our Board. As part of the review process, our Board considers the skill areas represented on our Board, those skill areas represented by directors expected to retire or leave our Board in the near future, and recommendations of directors regarding skills that could improve the ability of our Board to carry out its responsibilities.

When our Board or the Nominating and Governance Committee has identified the need to add a new Board member with specific qualifications or to fill a vacancy on our Board, the chair of the Nominating and Governance Committee will initiate a search, seeking input from other directors and management, review any candidates that the Committee has previously identified or that have been recommended by stockholders in that year and may retain a search firm. The Nominating and Governance Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and the sole authority to approve the search firm’s fees and other retention terms. As part of this process, the Nominating and Governance Committee engaged a leading executive search firm to assist in identifying and evaluating director candidates. This firm aided the Nominating and Governance Committee in establishing director nominee criteria, identifying and corresponding with potential director candidates, evaluating the candidates’ credentials, and facilitating conversations with management and other members of our Board. At the direction of the Nominating and Governance Committee, the search firm identified candidates who demonstrate relevant industry and professional experience and expertise, as well as diversity across multiple dimensions, including gender, age, ethnicity, national origin, or professional or personal experience.

The Nominating and Governance Committee will consider director nominations made by stockholders. To nominate a person to serve on the Board, a stockholder should write to: GCP Applied Technologies Inc., 62 Whittemore Avenue, Cambridge, Massachusetts 02140, Attention: Corporate Secretary. Director nominations must be delivered to the Corporate Secretary in accordance with the Company’s By-laws. This generally means the nomination must be delivered not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, provided that, if (a) the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date of the preceding year’s annual meeting, or (b) no annual meeting was held during the preceding year, then the notice must be delivered not earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the 90th day prior to the date of such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The nomination must contain any applicable information and must otherwise be in proper form, as set forth in the Company’s By-laws. The Nominating and Governance Committee will consider and evaluate persons nominated by stockholders in the same manner as it considers and evaluates other potential directors.

Communications with our Board of Directors

Stockholders, employees, customers, vendors or other interested parties may communicate with our Board of Directors by writing to our Corporate Secretary at the following address: Board of Directors, c/o GCP Applied Technologies Inc., 62 Whittemore Avenue, Cambridge, Massachusetts 02140, Attention: Corporate Secretary. The Corporate Secretary will review and forward all communications from stockholders to the Board, except for those communications from stockholders that are outside the scope of Board matters or duplicative of other communications by the applicable stockholder and previously forwarded to the Board.

Board Role in Risk Oversight

Our Board of Directors actively oversees the risk management of GCP and the implementation of our strategic plan and the risks inherent in the operation of our businesses. Our Board reviews the GCP enterprise risk management program at least annually and considers whether risk management processes are functioning properly and are appropriately adapted to GCP’s strategy, culture, risk appetite and value-generation objectives. Our Board provides guidance to management regarding risk management as appropriate. These activities are supplemented by an internal audit function that reports directly to the Audit Committee.

Standing Board committees are responsible for overseeing risk management practices relevant to their functions. The Audit Committee oversees the management of market and operational risks that could have a financial impact, such as those relating to internal controls and financial liquidity. The Audit Committee is also tasked with reviewing cybersecurity risks and incidents and any other risks and incidents relevant to our information technology system controls and security, and discussing if any such risks and incidents should be disclosed in our periodic filings with the SEC. The Nominating and Governance Committee oversees risks related to governance issues, such as the independence of directors and the breadth of skills on our Board. The Compensation Committee manages risks related to GCP’s executive compensation plans and the succession of the Chief Executive Officer and other executive officers. The Corporate Responsibility Committee manages certain risks related to government regulation and environmental, health and safety matters.

Risk Management in Our Compensation Practices

At the Compensation Committee’s direction, representatives of GCP’s human resources and legal departments conducted a risk assessment of GCP’s compensation policies and practices during 2019. This risk assessment consisted of a review of cash and equity compensation provided to GCP employees, with a focus on compensation payable to senior executives and incentive compensation plans, which provide variable compensation to other GCP employees based upon Company and individual performance. The Compensation Committee and its independent consultant reviewed the findings of this assessment and agreed with the conclusion that our compensation programs are designed with the appropriate balance of risk and reward in relation to GCP’s overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on GCP. The following characteristics of our compensation programs support this finding:

•	our use of different types of compensation vehicles that provide a balance of long- and short-term incentives with fixed and variable components;

•	the cap on awards to limit windfalls;

•	our practice of looking beyond results-oriented performance in assessing the contributions of a particular executive;

•	our share ownership guidelines;

•	our executive compensation claw-back policy;

•	our recoupment policy for equity awards; and

•	the ability of the Compensation Committee to reduce incentive payouts if deemed appropriate.

Code of Ethics

The Company has adopted a Business Ethics Policy and a Conflicts of Interest Policy that are applicable to the members of our Board and to all of our employees, including, but not limited to, the principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions. Together, these policies meet the requirements of a “code of ethics” as defined by SEC regulations as well as the requirements of a code of business conduct and ethics under NYSE listing standards. The Business Ethics Policy and Conflicts of Interest Policy are posted on our website, www.gcpat.com, under the heading “Investors.” Any amendments to or waivers of our Business Ethics Policy or Conflicts of Interest Policy that our Board of Directors approves will be disclosed on our website.

Succession Planning

The Board’s Compensation Committee and the full Board periodically review succession planning for our Chief Executive Officer and other senior leadership positions. Our Chief Executive Officer discusses with the Board and the Compensation Committee, at least once per year, his recommendations and evaluations of potential successors to his position, including in the event of an unexpected emergency, and reviews development plans, if any, recommended for such individuals. As part of its regular succession planning process, the Board oversaw multiple changes in our leadership during 2019. In July 2019, the Company announced that Gregory E. Poling would retire from his position as Chief Executive Officer of our Company as of August 1, 2019. Our Board leveraged its significant preparation in the area of succession planning in order to swiftly identify Mr. Dearth as the most appropriate, well-qualified individual to succeed Mr. Poling as Chief Executive Officer of our Company. Mr. Death’s appointment was the culmination of an extensive Board-led search conducted with the assistance of two leading executive search firms, which involved screening 237 candidates and interviewing 17, as well as consideration of the perspectives of the Company’s shareholders, before Mr. Dearth was selected. In addition, on October 2, 2019, our Company announced that Dean P. Freeman, the Company’s then-serving Chief Financial Officer, would be leaving the Company to pursue another opportunity and that Craig A. Merrill, the Company’s Vice President, Finance, Analytics and Strategy had been appointed Interim Chief Financial Officer, effective following Mr. Freeman’s departure on October 15, 2019. Mr. Merrill has 30 years of experience in the global building products and specialty chemicals industries and has been with our Company (and its predecessor, W.R. Grace and Co.) since 1990. His experience and knowledge of our business, strategy and financial processes has helped to ensure a smooth transition for the Chief Financial Officer role.

Stock Ownership Guidelines

In order to ensure that the long-term financial interests of our directors and senior executives are fully aligned with the long-term interests of our stockholders, our Board has implemented stock ownership guidelines. The guidelines are as follows:

Category of Executive	Ownership Guideline
Directors (other than CEO)	5 times cash portion of annual retainer
Chief Executive Officer	5 times base salary
Other Executive Officers	3 times base salary

Directors and executives subject to the stock ownership guidelines have five years from the later of the year of our separation from W.R. Grace & Co. or the year of their initial election or appointment to comply with the relevant guideline.

Stockholder Engagement

It is a priority of our Company and Board to maintain open communication with our stockholders. Our Company and Board are committed to regularly engaging with our stockholders regarding our Company’s strategic direction, performance, governance and other key matters. Both management and our Board believe that this is best accomplished through ongoing dialogue with stockholders, including soliciting feedback and suggestions from our stockholders to strengthen the long-term prospects of our Company. This is an ongoing activity, not a check-the-box exercise.

Thus, since our annual meeting in May 2019, members of our Board and management met, either telephonically or in person, with stockholders representing approximately 64% of our outstanding shares, and we continue to actively engage with our stockholders on an ongoing basis. When requested, we have sought to make available our Chairman and other independent members of our Board for meetings with stockholders. Our Board and management have found these meetings invaluable: they have enhanced our stockholders’ understanding of the Company’s strategy and the ongoing robust dialogue these meetings have stimulated has generated useful feedback from our Company’s stockholder base, allowing us to better understand stockholder perspectives. We continually assess our practices and make changes to reflect our conversations with stockholders. Our Board and management are committed to maintaining and enhancing this dialogue with our stockholders.

MEETINGS AND BOARD COMMITTEES

Board Meetings

Our Board held 26 meetings in 2019. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board on which he or she served during the period that he or she served.

Executive Sessions

During 2019, the independent directors met in executive session at every regular Board meeting, including executive sessions to perform annual evaluations of both our current and former CEOs. The independent Chairman, or, between August and December 2019, the Lead Independent Director, of the Board presided at these executive sessions. Also during 2019, each of the Audit, Compensation, and Nominating and Governance Committees met in executive sessions without members of management present.

Director Attendance at Board, Board Committee and Annual Meetings

Our Board generally holds six regular meetings per year and meets on other occasions when circumstances require. Directors spend additional time preparing for Board and committee meetings and participating in conference calls to discuss quarterly earnings announcements or significant transactions or developments. Additionally, we may call upon directors for advice between meetings. Under our Corporate Governance Principles, we expect directors to regularly attend meetings of our Board and of all committees on which they serve and to review the materials sent to them in advance of those meetings. We expect nominees for election at each annual meeting of stockholders to attend the annual meeting. All directors then serving on our Board attended the Annual Meeting of Stockholders held on May 2, 2019, except for Marcia J. Avedon, who did not stand for re-election at the 2019 Annual Meeting of Stockholders.

Committees of the Board of Directors

Our Board of Directors has the following four standing committees: Audit Committee, Nominating and Governance Committee, Compensation Committee, and Corporate Responsibility Committee. Only independent directors, as independence is determined in accordance with NYSE rules and other applicable laws or regulations, are permitted to serve on the standing committees. The Board annually selects, from among its members, the members and Chair of each standing committee.

The table below provides information with respect to committee membership as of April 1, 2020. The table also sets forth the number of meetings (including teleconference meetings) held by each committee in 2019:

Director	Audit	Compensation	Nominating and Governance	Corporate Responsibility
Gerald G. Colella	✓	*	✓	✓
Randall S. Dearth
Janice K. Henry	*	✓	✓	✓
Clay H. Kiefaber	✓	✓	✓	✓
James F. Kirsch	✓	✓	✓	✓
Phillip J. Mason	✓	✓	✓	✓
Elizabeth Mora‡	✓	✓	*	*
Marran H. Ogilvie (1)		✓	✓	✓
Danny R. Shepherd	✓	✓	✓	✓
Number of Meetings in 2019	4	4	2	2

1.	Not re-nominated by the Board.
✓	Committee Member
*

Committee Member and Committee Chair (Mr. Colella was appointed Chair of the Compensation Committee as of June 27, 2019, following Mr. Cambre’s resignation from his role as interim Chair of the Compensation Committee on June 27, 2019, which role he assumed following Dr. Avedon’s resignation as a director and as Chair of the Compensation Committee on May 2, 2019; Ms. Mora was appointed Chair of the Nominating and Governance Committee on August 1, 2019)

‡

Independent Chairman of the Board (Ms. Mora was appointed independent Chairman of the Board effective as of December 31, 2019, upon Gregory E. Poling’s retirement as Executive Chairman and as a member of the Board on that date; prior to December 31, 2019, Ms. Mora served as Lead Independent Director from August 1, 2019 until her appointment as independent Chairman; Mr. Cambre served as independent Chairman prior to August 1, 2019 until his retirement on that date)

Each standing committee has a written charter that describes its responsibilities. Each of the standing committees has the authority, as it deems appropriate, to independently engage outside legal, accounting or other advisors or consultants. In addition, each standing committee periodically conducts a review and evaluation of its performance and reviews and reassesses its charter. You can find the current charters of each standing committee on our website at www.gcpat.com.

Audit Committee

The Audit Committee has been established in accordance with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules of the NYSE and our Corporate Governance Principles. The Audit Committee assists our Board in overseeing:

•	the integrity of GCP’s financial statements;

•	GCP’s compliance with legal and regulatory requirements;

•	the qualifications and independence of GCP’s independent registered public accountant;

•	the performance of GCP’s internal audit function and independent registered public accountant; and

•	the preparation of an audit committee report as required by the SEC.

The Audit Committee has the authority and responsibility for the appointment, retention, compensation, oversight and, if circumstances dictate, discharge of GCP’s independent registered public accountant, including preapproval of all audit and non-audit services to be performed by the independent registered public accountant. The independent registered public accountant reports directly to the Audit Committee and, together with GCP’s internal audit function, has full access to the Audit Committee and routinely meets with the Audit Committee without management being present. The Audit Committee is also responsible for reviewing, approving and ratifying any related person transaction.

The current Audit Committee members are Gerald G. Colella, Janice K. Henry, Clay H. Kiefaber, James F. Kirsch, Phillip J. Mason, Elizabeth Mora and Danny R. Shepherd, each of whom meets the independence standards of the SEC and NYSE, is financially literate within the meaning of the NYSE listing standards and meets the experience and financial requirements of the NYSE listing standards. Our Board of Directors has determined that Mr. Colella, Ms. Henry, Mr. Kiefaber, Mr. Kirsch. Ms. Mora and Mr. Shepherd are “audit committee financial experts” as defined by SEC rules and regulations. Ms. Henry serves as Chair of the Audit Committee.

Nominating and Governance Committee

The Nominating and Governance Committee:

•	sets criteria for the selection of directors, identifies individuals qualified to become directors and recommends to our Board the director nominees for the annual meeting of stockholders;

•	develops and recommends to our Board appropriate corporate governance principles applicable to GCP; and

•	oversees the evaluation of our Board.

The current Nominating and Governance Committee members are Gerald G. Colella, Janice K. Henry, Clay H. Kiefaber, James F. Kirsch, Phillip J. Mason, Elizabeth Mora, Marran H. Ogilvie and Danny R. Shepherd, each of whom meets the independence standards of the NYSE. Ms. Mora serves as Chair of the Nominating and Governance Committee; prior to Ms. Mora’s appointment as Chair of the Nominating and Governance Committee on August 1, 2019, Mr. Cambre served as Chair of the Nominating and Governance Committee.

The Nominating and Governance Committee engaged a leading executive search firm to assist in identifying and evaluating director candidates in 2019. This firm aided the Nominating and Governance Committee in establishing director nominee criteria, identifying and corresponding with potential director candidates, evaluating the candidates’ credentials, and facilitating conversations with management and other members of our Board. At the direction of the Nominating and Governance Committee, the search firm identified candidates who demonstrate relevant industry and professional experience and expertise, as well as diversity across multiple dimensions, including gender, age, ethnicity, national original, or professional or personal experience. Armand F. Lauzon and John R. McPherson were recommended by the search firm and, following interviews by the Nominating and Governance Committee, other members of the Board and senior management, our Board and Nominating and Governance Committee unanimously recommended and determined to include Armand F. Lauzon and John R. McPherson as independent Board-recommended director nominees at the Annual Meeting.

Compensation Committee

The Compensation Committee:

•	approves all compensation actions with respect to GCP’s directors, executive officers and certain other members of senior management;

•	evaluates and approves GCP’s annual and long-term incentive compensation plans (including equity-based plans), and oversees the general compensation structure, policies and programs of GCP;

•

oversees the development of succession plans for the executive officers other than the Chief Executive Officer, and, in conjunction with the Chairman of the Board, oversees the development of succession plans for the Chief Executive Officer; and

•	produces an annual report on executive officer compensation as required by applicable law.

The Compensation Committee is authorized to delegate to any one or more directors (which person(s) need not be members of the Compensation Committee) and/or executive officers the authority to review and grant, as the act of the Compensation Committee and of the Board, stock options and other equity incentive grants to eligible employees other than the Chief Executive Officer, the other executive officers, and the Chief Executive Officer’s other direct reports. The Compensation Committee may also form and delegate authority to subcommittees when appropriate, which may consist of one or more members of the Compensation Committee.

The Compensation Committee engaged Willis Towers Watson as its independent provider of compensation consulting services for decisions relating to 2019 compensation. Please see “Executive Compensation – Compensation Discussion and Analysis” in this proxy statement for further discussion about the role of Willis Towers Watson. The Compensation Committee may also utilize external legal advisors as necessary and assess the independence of all of its advisors.

Representatives of Willis Towers Watson regularly attend meetings of the Compensation Committee. For portions of those meetings, the Chief Executive Officer and the Vice President and Chief Human Resources Officer also attend and are given the opportunity to express their views on executive compensation to the Compensation Committee.

The current Compensation Committee members are Gerald G. Colella, Janice K. Henry, Clay H. Kiefaber, James F. Kirsch, Phillip J. Mason, Elizabeth Mora, Marran H. Ogilvie and Danny R. Shepherd, each of whom is: independent under the independence standards of the SEC and NYSE, a “non-employee director” of GCP as defined under Rule 16b-3 of the Exchange Act, and an “outside director” for the purposes of the corporate compensation provisions contained in Section 162(m) of the Internal Revenue Code of 1986, as amended. Mr. Colella serves as Chair of the Compensation Committee; prior to Mr. Colella’s appointment as Chair of the Compensation Committee on June 27, 2019, Mr. Cambre served as interim Chair of the Compensation Committee from May 2, 2019 to June 27, 2019. Mr. Cambre’s appointment followed Dr. Avedon’s resignation as a director and as Chair of the Compensation Committee on May 2, 2019.

Corporate Responsibility Committee

The Corporate Responsibility Committee assists our Board and management in addressing GCP’s responsibilities as a global corporate citizen. In particular, the Corporate Responsibility Committee counsels management with respect to:

•	the development, implementation and improvement of procedures, programs, policies and practices relating to GCP’s responsibilities as a global corporate citizen;

•	the adherence to those procedures, programs, policies and practices at all levels of GCP; and

•	the maintenance of open communications to ensure that issues are brought to the attention of, and considered by, all appropriate parties.

The current Corporate Responsibility Committee members are Gerald G. Colella, Janice K. Henry, Clay H. Kiefaber, James F. Kirsch, Phillip J. Mason, Elizabeth Mora, Marran H. Ogilvie and Danny R. Shepherd, each of whom meets the independence standards of the NYSE. Ms. Mora serves as Chair of the Corporate Responsibility Committee.

Director Compensation

Non-Employee Director Compensation Program

Our director compensation program is intended to enhance our ability to attract, retain and motivate non-employee directors of exceptional ability and to promote the common interest of directors and stockholders in enhancing the value of GCP. The Compensation Committee reviews director compensation periodically. The Compensation Committee has the sole authority to engage a consulting firm to evaluate director compensation.

Under our non-employee director compensation program, each non-employee director receives an annual retainer of $195,000 – consisting of a cash retainer of $21,250, paid quarterly, and an annual award of $110,000 of GCP common stock. The annual retainer for non-employee directors was increased from $180,000 to $195,000, effective January 1, 2019. Additional cash retainers, also paid quarterly, are as follows: the independent Chairman of the Board, who also served as Nominating and Governance Committee Chair, received $80,000; the Audit Committee Chair receives $15,000; the Compensation Committee Chair receives $10,000; the Nominating and Governance Chair receives $10,000 and the Lead Independent Director receives $25,000. After Mr. Cambre, the then-serving independent Chairman of the Board who also served as Nominating and Governance Committee Chair, retired on August 1, 2019, Mr. Poling became the Executive Chairman of the Board but received no retainers under the non-employee director compensation program. At that time, the newly appointed Nominating and Governance Committee Chair received $10,000 as an additional cash retainer, and the newly appointed Lead Independent Director received $25,000 as an additional cash retainer, each of which is also paid quarterly. We reimburse directors for expenses they incur in attending Board and committee meetings and other activities incidental to their service as directors but directors are not paid any separate meeting fees. Directors, and all GCP employees, are entitled to participate in GCP’s Matching Grants Program; however, no directors participated in GCP’s Matching Grants Program during the year ended December 31, 2019. We also maintain business travel accident insurance coverage for directors. Mr. Dearth’s compensation is described in the Summary Compensation Table set forth in “Executive Compensation-Compensation Tables,” and he receives no additional compensation for serving as a member of our Board.

The following table provides compensation information for the year ended December 31, 2019 for each non-employee director. Mr. Kiefaber and Ms. Ogilvie joined our Board on March 11, 2019.

Name	Fees Earned or Paid in Cash ($) (a)	Stock Award ($) (b)	Total ($)
Marcia J. Avedon (c)	$31,666	$36,448	$68,114
Ronald C. Cambre	$96,250	$109,989	$206,239
Gerald G. Colella	$89,167	$109,989	$199,156
Janice K. Henry	$100,000	$109,989	$209,989
Clay Kiefaber (c)	$63,750	$123,676	$187,426
James F. Kirsch	$85,000	$109,989	$194,989
Phillip J. Mason	$85,000	$109,989	$194,989
Elizabeth Mora	$98,275	$109,989	$208,264
Marran Ogilvie (c)	$63,750	$123,676	$187,426
Danny R. Shepherd	$85,000	$109,989	$194,989

(a)

Amount consists of cash portion of annual retainer in the amount of $85,000 and additional payments to Dr. Avedon for serving as the Chair of the Compensation Committee until May 2, 2019 in the amount of $3,333, Mr. Colella for serving as Chair of the Compensation Committee beginning June 27, 2019 in the amount of $4,167, Ms. Henry for serving as Chair of the Audit Committee in the amount of $15,000, and Mr. Cambre for serving as Chairman of the Board and as Chair of the Nominating and Governance Committee in the amount of $46,667 until his retirement on August 1, 2019, Ms. Mora for serving as the Chair of the Nominating and Governance Committee, and as our Lead Independent Director from August 1, 2019 through December 31, 2019 in the amount of $13,275.

(b)

For all directors other than Dr. Avedon, Mr. Kiefaber and Ms. Ogilvie, this amount reflects the aggregate grant date fair value of the equity portion of the annual retainer consisting of 3,917 shares of GCP common stock calculated in accordance with FASB ASC Topic 718. For Mr. Kiefaber and Ms. Ogilvie, it reflects the additional aggregate grant date fair value of the prorated equity portion of the annual retainer provided March 12, 2019 consisting of 466 shares of GCP common stock calculated in accordance with FASB ASC Topic 718. For Dr. Avedon, it reflects the additional aggregate grant date fair value of the prorated equity portion of the annual retainer consisting of 1,298 shares of GCP common stock calculated in accordance with FASB ASC Topic 718.

(c)

Dr. Avedon did not stand for re-election at the 2019 Annual Meeting of Stockholders on May 2, 2019 and retired from the Board on that date. Mr. Kiefaber and Ms. Ogilvie joined the Board on March 11, 2019.

OTHER INFORMATION

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth the amount of GCP common stock beneficially owned, directly or indirectly:

•	as of April 1, 2020, by each current director and nominee for director, each executive officer named in the Summary Compensation Table and our directors and executive officers as a group; and

•	as of the date indicated, by each owner of more than 5% of GCP common stock.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent(2)
40 North Management LLC (3)	17,778,352		24.4%
9 West 57th Street, 30th Floor New York, NY 10019
BlackRock, Inc.(4)	8,248,327		11.3%
55 East 52nd Street New York, NY 10055
Starboard Value LP(5)	6,561,182		9.0%
55 East 52nd Street New York, NY 10055
The Vanguard Group(6)	6,120,417		8.4%
100 Vanguard Blvd. Malvern, PA 19355
GAMCO Investors, Inc.(7)	5,085,867		7.0%
One Corporate Center Rye, NY 10580
JPMorgan Chase & Co.(8)	3,654,170		5.0%
383 Madison Avenue
New York, NY 10179
Gregory E. Poling	26,212		1.3%
	666,141	(O)
	270,448	(T)

	962,801
Randall S. Dearth	15,266		*
	25,162	(O)

	40,428
Dean P. Freeman	16,894		*
	—	(O)
	16,894
Craig Merrill	2,904		*
	15,733	(O)

	18,637
Kevin R. Holland	10,709		*
	23,997	(O)

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent(2)
	34,706
James E. Thompson	—		*
	9,129

	9,129
Naren B. Srinivasan	26,957		*
	77,811	(O)

	104,768
Gerald G. Colella	10,455		*
Janice K. Henry	19,837		*
Clay H. Kiefaber	5,133		*
James F. Kirsch	6,150		*
Phillip J. Mason	14,916		*
	9,000	(T)

	23,916
Elizabeth Mora	14,916		*
Marran H. Ogilvie	5,357		*
Danny R. Shepherd	20,256		*
All directors and executive officers as a group (15 persons)	160,190		*
	169,803	(O)
	9,000	(T)

	338,993

*	Indicates less than 1.0%.

(O)

Pursuant to SEC rules, shares of GCP common stock to be issued upon the exercise of stock options that are exercisable and shares of GCP common stock with respect to which investment or voting power will vest within 60 days after April 1, 2020 are deemed to be beneficially owned as of such date. Such shares are deemed outstanding for purposes of computing the percentage ownership of the applicable person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(T)	Shares owned by trusts and other entities as to which the person has the power to direct voting and/or investment.
(1)	The address of each of our directors and executive officers is: c/o Corporate Secretary, GCP Applied Technologies Inc., 62 Whittemore Avenue, Cambridge, Massachusetts 02140.
(2)	Based on 72,898,291 shares of GCP common stock outstanding on April 1, 2020.

(3)

Amount and nature of ownership is based solely upon information contained in a Schedule 13D/A filed with the SEC on March 15, 2019 (the “Schedule 13D/A”) by 40 North Management LLC (“40 North Management”), 40 North Latitude Fund LP (“40 North Latitude Feeder”), 40 North GP III LLC (“40 North GP III”), 40 North Latitude Master Fund Ltd. (“40 North Latitude Master”), 40 North Latitude SPV-D LLC (“40 North Latitude SPV”), Dalbergia Investments LLC (“Dalbergia”), Standard Industries Inc. (“Standard Industries”), Standard Industries Holdings Inc. (“Standard Holdings”), G-I Holdings Inc. (“G-I Holdings”), G Holdings LLC (“G Holdings LLC”), G Holdings Inc. (“G Holdings Inc.”), David S. Winter, David J. Millstone and Ronnie F. Heyman. 40 North Latitude SPV may be deemed the beneficial owner of 2,727,519 shares. Each of 40 North Management, 40 North Latitude Master, 40 North Latitude Feeder and 40 North GP III may be deemed the beneficial owner of 5,113,804 shares. Each of Dalbergia, Standard Industries, Standard Holdings, G-I Holdings, G Holdings LLC, G Holdings Inc. and Ms. Heyman may be deemed the beneficial owner of 12,664,548 shares. Each of Messrs. Winter and Millstone may be deemed to be the beneficial owner of all of the 17,778,352 shares reported. All of the reporting persons may be deemed to have shared power to vote and shared power to dispose of such shares as they may be deemed to have beneficial ownership of. The principal business address of Dalbergia, Standard Industries, G-I Holdings, G Holdings LLC and G Holdings Inc. is 1 Campus Drive, Parsippany, New Jersey 07054. The principal business address of Standard Holdings is 1011 Centre Road, suite 315, Wilmington, Delaware 19805. The business address of the remainder of the reporting persons is as set forth in the table above.

(4)

Amount and nature of ownership is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc. (“BlackRock”). The Schedule 13G/A indicates that, as of December 31, 2019, BlackRock has sole and shared voting power over 8,131,581 and 0 shares, respectively, and sole and shared investment power over 8,248,327 and 0 shares, respectively.

(5)

All information regarding Starboard Value LP is based on the Amendment No. 1 to Schedule 14A filed with the SEC on March 13, 2020. Starboard Value LP reported that it may be deemed to beneficially own 6,561,182 shares, over which it has sole dispositive and voting power. According to the Schedule 13D/A filed with the SEC on March 6, 2020, the beneficial ownership of our common stock is as follows: (i) Starboard Value and Opportunity Master Fund LTD has sole voting and dispositive power over 4,201,356 shares, (ii) Starboard Value and Opportunity S LLC has sole voting and dispositive power over 635,161 shares, (iii) Starboard Value and Opportunity C LP (“Starboard C LP”) has sole voting and dispositive power over 365,924 shares, (iv) Starboard Value R GP LLC has sole voting and dispositive power over 675,656 shares, and is the general partner of each of Starboard R LP and Starboard L GP, (v) Starboard Value R LP (“Starboard R LP”) has sole voting and dispositive power over 365,924 shares, and is the general partner of Starboard C LP, (vi) Starboard Value and Opportunity Master Fund L LP (“Starboard L Master”) has sole voting and dispositive power over 309,732 shares, (vii) Starboard Value L LP (“Starboard L GP”) has sole voting and dispositive power over 309,732 shares and is the general partner of Starboard L Master, (viii) Starboard Value GP LLC (“Starboard Value GP”) has sole voting and dispositive power over 6,540,000 shares and is the general partner of Starboard Value LP, (ix) Starboard Principal Co LP (“Principal Co”) has sole voting and dispositive power over 6,540,000 shares and is a member of Starboard Value GP, (x) Starboard Principal Co GP LLC (“Principal GP”) has sole voting and dispositive power over 6,540,000 shares and is the general partner of Principal Co, (xi) Jeffrey C. Smith has shared voting and dispositive power over 6,540,000 shares and is a member of Principal GP and a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, and (xii) Peter A. Feld has shared voting and dispositive power over 6,540,000 shares and is a member of Principal GP and a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP. Each of the individuals and entities listed in the Schedule 13D/A specifically disclaims beneficial ownership of the securities reported herein that he, she or it does not directly own.

(6)

Amount and nature of ownership is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group (“Vanguard”). The Schedule 13G/A indicates that, as of December 31, 2019, Vanguard has sole and shared voting power over 114,629 and 23,318 shares, respectively, and sole and shared investment power over 5,990,490 and 129,927 shares, respectively.

(7)

Amount and nature of ownership is based solely upon information contained in a Schedule 13D filed with the SEC on July 8, 2019 by Gabelli Funds LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Gabelli & Company Investment Advisers, Inc. (“GCIA”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), GGCP, Inc. (“GGCP”), GAMCO Investors, Inc.

(“GBL”), Associated Capital Group, Inc. (“AC”), and Mario J. Gabelli (“Mario Gabelli”). Mario Gabelli is deemed to have beneficial ownership of the shares owned by each of the foregoing reporting persons. AC, GBL and GGCP are deemed to have beneficial ownership of shares owned by each of the foregoing reporting persons other than Mario Gabelli and the Foundation. GCIA is deemed to have beneficial ownership of shares owned by G.research, LLC. The principal address of GGCP and MJG Associates is 140 Greenwich Avenue, Greenwich, CT 06830. The principal address for the Foundation is 165 West Liberty Street, Reno, Nevada 89501. The principal address for Gabelli Funds, GAMCO, GBL, AC, GCIA and Mario Gabelli is as set forth in the table above.
(8)

Amount and nature of ownership is based solely upon information contained in a Schedule 13G filed with the SEC on January 22, 2020 by JPMorgan Chase & Co (“JPMorgan”). The Schedule 13G indicates that, as of December 31, 2019, JPMorgan has sole and shared voting power over 3,430,471 and 0 shares, respectively, and sole and shared investment power over 3,654,170 and 0 shares, respectively.

Delinquent Section 16(a) Reports

Under Section 16(a) of the Exchange Act, as amended, our directors, certain of our officers, and beneficial owners of more than 10% of the outstanding shares of GCP common stock are required to file reports with the SEC concerning their ownership of and transactions in GCP common stock or other GCP securities; these persons are also required to furnish us with copies of these reports. Based upon the reports and related information furnished to us, we believe that all such filing requirements were complied with in a timely manner during 2019, except that Ms. Ogilvie and Mr. Kiefaber each filed amendments to his or her respective Form 3 filed on March 13, 2019 and Form 4 filed on May 2, 2019, to include omitted shares, Mr. Korotkin filed one late Form 4 with respect to restricted stock unit awards awarded to him on March 1, 2019 and Mr. Dearth filed one late Form 4 with respect to restricted stock unit awards and stock option awards awarded to him on August 1, 2019 and one late Form 4 with respect to shares of GCP common stock withheld on September 1, 2019. These reports have been subsequently filed.

Transactions with Related Persons

Our Board recognizes that transactions involving related persons in which GCP is a participant can present conflicts of interest, or the appearance thereof. Accordingly, our Board has adopted a written policy with respect to related person transactions. The policy, which is included as part of GCP’s Corporate Governance Principles, applies to transactions involving related persons that are required to be disclosed pursuant to SEC regulations, which are generally transactions in which:

•	GCP is a participant;

•	the amount involved exceeds $120,000; and

•	any related person, such as a GCP executive officer, director, director nominee, 5% stockholder or any of their respective family members, has a direct or indirect material interest.

Each such related person transaction shall be reviewed by and may be approved or ratified only if it is determined to be in, or not inconsistent with, the best interests of GCP and its stockholders by:

•	the disinterested members of the Audit Committee, if the disinterested members of the Audit Committee constitute a majority of the members of the Audit Committee; or

•	the disinterested members of our Board.

In determining whether to approve or ratify related person transactions, the Audit Committee or our Board, as the case may be, will take into account, among other factors it deems appropriate, whether the transaction is on terms no more favorable to the affiliated third-party than terms generally available to an unaffiliated third-party under the same or similar circumstances, as well as the extent of the related party’s interest in the transaction. The Audit Committee or our Board, as the case may be, also will consider relationships that, while not constituting related party transactions where a director had a direct or indirect material interest, nonetheless involve transactions between the Company and a company with which a director is affiliated, whether through employment status or by virtue of serving as a director. In the event a related person transaction is entered into without prior approval and, after review by the Audit Committee or our Board, as the case may be, the transaction is not ratified, we will make all reasonable efforts to cancel the transaction.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) to be GCP’s independent registered public accounting firm for 2020. Although the submission of this matter for stockholder ratification at the Annual Meeting is not required by law, regulation or our By-Laws, our Board is nevertheless doing so to determine our stockholders’ views. If the selection is not ratified, the Audit Committee will reconsider its selection of PwC for future years.

PwC acted as independent accountants for GCP and its consolidated subsidiaries during 2019 and has been retained by the Audit Committee for 2020. A representative of PwC will attend the Annual Meeting, will be available to answer questions and will have an opportunity to make a statement if he or she wishes to do so.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE

APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS GCP’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees for audit and other professional services rendered to GCP by PwC during the fiscal years ended December 31, 2019 and December 31, 2018:

Fee Description	2019	2018
Audit Fees	$3,552,479	$3,527,782
Audit-Related Fees	13,792	93,871
Tax Fees	226,323	370,123
All Other Fees	968	6,900
Total Fees	$3,793,562	$3,998,676

Audit services consisted of the audit of our consolidated financial statements, the review of our consolidated quarterly financial statements, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-related services consisted of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above.

Tax services consisted of tax advice and compliance for non-U.S. subsidiaries, including preparation of tax returns, and advice and assistance with transfer pricing compliance.

All other fees consisted of license fees for access to accounting, tax, and financial reporting literature and non-financial agreed-upon procedures.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted a preapproval policy that requires the Audit Committee to specifically preapprove the annual engagement of the independent accountants for the audit of our consolidated financial statements and internal controls. The policy also provides for general preapproval of certain audit-related, tax and other services provided by the independent accountants. Any other services must be specifically preapproved by the Audit Committee. However, the Chair of the Audit Committee has the authority to preapprove services requiring immediate engagement between scheduled meetings of the Audit Committee. The Chair must report any such preapproval decisions to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

The following is the report of the Audit Committee of our Board of Directors with respect to GCP’s audited consolidated financial statements for the year ended December 31, 2019, which include the consolidated balance sheets of GCP as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, cash flows, and changes in equity for each of the three years in the period ended December 31, 2019, and the notes thereto (collectively, the “Financial Statements”).

The Audit Committee currently consists of the following members of our Board: Janice K. Henry (Chair), Gerald G. Colella, Clay H. Kiefaber, James F. Kirsch, Phillip J. Mason, Elizabeth Mora and Danny R. Shepherd. Each of the members of the Audit Committee is “independent,” as defined under the NYSE’s listing standards and the rules and regulations of the Securities Exchange Act of 1934, as amended. The Audit Committee operates under a written charter adopted by our Board of Directors.

The Audit Committee is responsible for reviewing the financial information that GCP provides to stockholders and others, and for overseeing GCP’s internal controls and its auditing, accounting and financial reporting processes generally. The Audit Committee’s specific responsibilities include: (1) selecting an independent registered public accounting firm to audit GCP’s annual consolidated financial statements and its internal control over financial reporting; (2) serving as an independent and objective party to monitor GCP’s annual and quarterly financial reporting process and internal control system; (3) reviewing and appraising the audit efforts of GCP’s independent registered public accounting firm and internal audit department; and (4) providing an open avenue of communication among the independent registered public accounting firm, the internal audit department, management and our Board of Directors.

The Audit Committee has reviewed and discussed the audited financial statements of GCP for the year ended December 31, 2019 with GCP’s management.

The Audit Committee has discussed with PwC, GCP’s independent registered public accounting firm, the matters required to be discussed by applicable rules issued by the Public Company Accounting Oversight Board (the “PCAOB”) regarding communications with audit committees.

The Audit Committee has received from PwC the required disclosures pursuant to applicable PCAOB rules concerning independence and has discussed with PwC their independence from GCP and its management.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board of Directors that GCP’s audited financial statements be included in GCP’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

Audit Committee

Janice K. Henry (Chair)

Gerald G. Colella

Clay H. Kiefaber

James F. Kirsch

Phillip J. Mason

Elizabeth Mora

Danny R. Shepherd

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

For purposes of the following Compensation Discussion and Analysis (“CD&A”) and executive compensation disclosures, the individuals listed below are referred to collectively as our “named executive officers” or “NEOs.” Our NEOs include our current and former Chief Executive Officer, our current and former Vice President and Chief Financial Officer and our three other most highly compensated executive officers, based on fiscal 2019 compensation.

•	Randall S. Dearth, President and Chief Operating Officer, until his appointment to Chief Executive Officer on August 1, 2019

•	Gregory E. Poling, Former Chief Executive Officer, until his change in role to Executive Chairman on August 1, 2019, retired as officer and Board member from GCP on December 31, 2019

•	Craig Merrill, appointed as Interim Chief Financial Officer on October 15, 2019

•	Dean P. Freeman, Former Vice President and Chief Financial Officer, resigned as Chief Financial Officer on October 15, 2019

•	Kevin R. Holland, Vice President and Chief Human Resources Officer

•	Narasimhan (Naren) B. Srinivasan, Executive Vice President, Global Head Specialty Building Materials

•	James E. Thompson, Vice President, General Counsel, joined GCP on April 8, 2019

Executive Summary

The Compensation Committee of our Board of Directors (the “Committee”) has adopted an integrated executive compensation program that is intended to align our named executive officers’ interests with those of our shareholders and to promote the creation of shareholder value without encouraging excessive or unnecessary risk-taking. Additionally, the Committee has tied a majority of our named executive officers’ compensation to a number of key performance measures that contribute to or reflect shareholder value. Specifically, in addition to a base salary, our named executive officers’ compensation package includes an annual incentive compensation program that is based on the Company’s attainment of objective pre-established financial performance metrics and long-term equity awards consisting of stock options, restricted stock units, and performance-based units tied to adjusted earnings per share and relative total shareholder return. Our executive compensation programs have played a significant role in our ability to attract and retain an experienced, successful executive team.

Fiscal 2019 Business Highlights

We are a global provider of construction products technologies, including admixtures and additives for concrete and cement, the VERIFI® in-transit concrete management system and high-performance waterproofing products and specialty systems. The Company is a leader in its two global operating segments, Specialty Construction Chemicals and Specialty Building Materials. Our Specialty Construction Chemicals business produces concrete admixtures, which enhance the properties of concrete and other cementitious construction materials, and cement additives, which improve the performance of Portland cement—the most widely used construction material in the world. The Specialty Construction Chemicals business also markets and sells our VERIFI® in-transit concrete management system, which provides sophisticated process monitoring and control while concrete is in-transit to the jobsite. Our Specialty Building Materials business produces, markets and sells building envelope, residential and specialty construction products that protect structures from water, vapor transmission, air penetration, and fire damage.

2019 was a challenging year for GCP primarily due to volume declines in the project-driven products of our Specialty Building Materials segment. In particular, for SBM we experienced a decline in large construction projects in North America, our largest and most profitable region. However, we have made significant progress improving profitability for our Specialty Construction Chemicals segment, driving adoption of our VERIFI® integrated in-transit admixture system, implementing our restructuring programs, and improving our Adjusted Free Cash Flow, as summarized below:

•	Expanding GCP’s gross margin by 140 basis points to 37.8% in 2019 from 36.4% in 2018;

•

Achieving four consecutive quarters of improved profitability for Specialty Construction Chemicals and improving SCC’s segment operating margin by 360 basis points to 9.8% in 2019, compared to 6.2% in 2018;

•	Growing VERIFI®’s installed truck base by 56% and sales by 32%;

•	Completing GCP’s best year of price capture as a public company in 2019;

•	Reducing our sales, general and administrative expenses by $16 million through our restructuring programs;

•

Increasing net cash provided by continuing operations to $78 million from $75 million in 2018 and delivering $50 million in Adjusted Free Cash, an increase of 14% compared to $44 million in 2018, due to improved working capital management and lower interest expense; and

•

Maintaining a disciplined approach to capital allocation that has resulted in a very strong balance sheet which is providing substantial financial flexibility, serving as a competitive differentiator, and positioning the Company to successfully manage through the ongoing economic challenges and uncertainty caused by the COVID-19 pandemic.

Unfortunately, the improvement of the SCC business segment did not offset the decline in our SBM business segment for purposes calculating performance for our Annual Incentive Plan (“AIP”) and resulted in the GCP executives not receiving a payout pursuant to our AIP.

Policies and Practices to Support Effective Governance

The Company is committed to integrity, the highest standards of ethical conduct and to effective governance. The following aspects of the Company’s compensation program reinforce that commitment:

What We Do:

✓

Link a high proportion of executive pay to shareholders’ interests through performance-based pay and metrics tied directly to shareholder value – Adjusted EBIT, Revenue, Adjusted Free Cash Flow, Adjusted EPS and Relative TSR

✓	Cap individual incentive payouts (annual incentive compensation and long-term incentive performance awards)

✓	Maintain a “clawback” policy for both annual and long-term incentive awards

✓	Actively review and seek to mitigate risk in our incentive plans and review risk on an annual basis

✓	Retain an independent external executive compensation consultant and review its independence on an annual basis

✓	Require forfeiture of all awards upon termination for cause

✓

Maintain share ownership guidelines, with our Chief Executive Officer being required to hold Company equity valued at 5X his base salary and our other named executive officers being required to hold Company equity valued at 3X their respective base salaries

✓	Maintain a holding requirement for shares received from equity awards for a minimum of one year or until share ownership criteria are met

✓	Maintain a minimum vesting period of one year for equity awards for all executives and employees

✓	Provide an annual cap on Board of Director awards

What We Do Not Do:

×	Provide tax gross ups in change in control agreements

×	Provide single trigger vesting in the event of a change in control

×

Allow directors and executive officers to hedge their economic exposure to Company securities through put or call options, short sales, derivatives, or similar instruments or transactions or to pledge any Company securities as collateral or securing any loan or other liability or obligation.

×	Reprice or replace options without shareholder approval

×	Utilize liberal share counting of equity plan shares

×	Grant stock options with an exercise price below fair market value of our stock on the date of grant

×	Provide perquisites to our NEOs other than annual physicals

Realized Incentive Pay

The chart below is a comparison of the target incentive pay for our executives and the realizable value of those incentives over the last four years and demonstrates that a large portion of our executives’ pay is linked to the Company’s performance. The long-term incentive values are based on our officer long-term incentive mix consisting, at target, of 50% performance-based units (“PBUs”), 25% stock options (“SOs”) and 25% restricted stock units (“RSUs”). As set forth in the chart below, the value of annual incentives actually received has been less than one third of the targeted value on average, while the value of the equity awards is roughly one-half of the original target due to a combination of share price declines and underlying financial performance. While we believe the Company has responded well to challenges associated to market volatility, our financial performance has fallen short of our expectations and stated financial goals and our realized incentive compensation appropriately reflects these results.

In the chart above, the value of the equity awards is calculated based on the 2019 FYE stock price. The valuation does not assume the effects of vesting timing or taxes. We made the 2019 stock price assumption because our officers are subject to shareholding guidelines, and all of our NEOs will have to hold shares from such awards. Note that 2018 and 2019 Performance-Based Units are calculated based at the threshold of the award payout and the 2019 FYE stock price.

Advisory “Say on Pay” Vote

At our 2019 Annual Meeting of Stockholders, approximately 99% of the shares voted on our annual “say on pay” proposal were cast in favor of the compensation of our named executive officers as disclosed in our 2019 proxy statement. The Committee considered the results of the 2018 shareholder advisory vote on executive compensation when determining the Company’s 2019 executive and named executive officer compensation, and will continue to consider the results of shareholder advisory votes on executive compensation when making future decisions relating to our executive compensation programs and compensation for named executive officers.

Executive Compensation Philosophy

The key objective of our executive compensation philosophy is to attract, retain and motivate executives, including named executive officers, to perform in the best interests of the Company and its shareholders. In furtherance of this key objective, the Company has adopted the following guiding principles:

•

Offer market competitive compensation opportunities, targeting median total direct compensation, while maintaining maximum flexibility to determine compensation based on the executive’s responsibilities, experience and performance.

•

Pay for performance through a mix of short- and long-term incentive programs, where above-market performance is rewarded with above-market compensation and underperformance results in lower realized compensation.

•	Promote ownership in the Company through stock-based compensation and share ownership guidelines in order to tie the executive’s compensation to our shareholder interests.

2019 Compensation Elements

When setting compensation for named executive officers, the Committee focuses on total direct compensation. Total direct compensation includes three major components, base salary, annual performance bonus and long-term equity awards, all of which are designed to work together to drive a complementary set of behaviors and outcomes.

Base salary. Base salary is intended to reflect the market value of the named executive officer’s role, with differentiation for individual capability.

Annual incentive compensation. Annual incentive compensation in the form of a market-competitive, performance-based cash bonus is designed to focus our executives on pre-set financial objectives each year and drive specific behaviors that foster short- and long-term growth and profitability.

Long-term equity incentive awards. Long-term incentive compensation consists of grants of stock options, restricted stock units and performance-based units. The Committee designs our long-term incentive compensation awards to align the interests of named executive officers with the interests of our shareholders in long-term growth, reward executives for shareholder value creation, recognize executives for their contributions to the Company and promote retention. All of our executive officers are required to hold shares received upon the vesting or exercise of Company equity awards until the earlier of the first anniversary of the vesting or exercise of such of Company equity awards or until the date that the applicable share ownership requirement is met.

In addition to receiving direct compensation, named executive officers also participate in various employee benefit programs, as described in the “Other Benefits” section of this CD&A.

The following charts illustrate, for fiscal 2019, the distribution of value among the three elements of direct compensation—base salary, target annual incentive awards and long-term equity incentives—for our Chief Executive Officer and, on average, for the other named executive officers. The long-term equity incentive component reflects the fiscal 2019 annual equity award and is based on the dollar value awarded by the Committee before conversion to the various forms of equity awards (see the “Long-Term Incentive Awards” section of this CD&A). Of target total direct compensation, 76% of our CEO’s and, on average, 68% of our other named executive officers’ compensation was considered “at risk,” either because it was subject to performance goals, continued employment, the fluctuations of our stock price, or a combination of the foregoing factors.

For purposes of this chart, “Long-Term Incentives” includes stock options, RSUs and PBUs. This chart reflects targets for our CEO and other named executive officers as of December 31, 2019.

2019 Compensation Decisions

Base Salary

Base salary, which represents only 25% of our Chief Executive Officer’s target total direct compensation and, on average, 32% of target total direct compensation for the other named executive officers, is paid to provide a fixed component of compensation for each named executive officer. The Committee increased the base salary for Messrs. Dearth, Holland and Srinivasan during fiscal 2019. Messrs. Holland and Srinivasan both received a 3% increase in base salary as part of our annual merit increase considerations and market movements. Mr. Dearth received an increase in base salary upon his appointment as the Chief Executive Officer and the resulting increase in responsibility. Mr. Poling received a salary reduction as part of his change in role from Chief Executive Officer to Executive Chairman:

Executive Officer	2018 Base Salary	2019 Base Salary		% Increase
Gregory E. Poling	$800,000	$600,000		-25.0	%(2)
Randall S. Dearth	$690,000	$775,000		10.7	%(2)
Craig Merrill	$305,450	$305,450	(1)	—
Kevin Holland	$385,000	$396,550		3.0%
Naren B. Srinivasan	$395,000	$406,850		3.0%
James E. Thompson	N/A	$390,000		—

(1)

This does not include the 2019 portion of a monthly cash stipend in the amount of $7,000 approved by the Committee on February 24, 2020 and retroactively applied to Mr. Merrill’s tenure as interim Chief Financial Officer from October 15, 2019 to March 1, 2020, which was paid in March 2020.

(2)

As discussed above, the significant decrease in base salary for Mr. Poling and increase in base salary represents for Mr. Dearth reflects Mr. Poling’s transition from Chief Executive Officer to Executive Chairman and Mr. Dearth’s appointment to the role of Chief Executive Officer.

Annual Incentive Compensation

Annual incentive compensation supports the Committee’s pay-for-performance philosophy and aligns individual goals with Company goals. Under our AIP, which is an element of and was adopted pursuant to, our Equity and Incentive Plan, executives are eligible for cash awards based on the Company’s attainment of pre-established performance metrics. The Committee, with input from its independent compensation consultant, Willis Towers Watson (“Willis”), structured the 2019 AIP as follows:

•

At the beginning of the fiscal year, the Committee established performance measures and goals, which included the financial metrics being assessed and performance targets for each metric, along with the minimum performance level required for any payout to be made as well as threshold performance requirements to earn a threshold award (50% of target) and maximum performance requirements to earn a maximum award (200% of target).

•

Also at the beginning of the fiscal year, the Committee established the individual target awards for each executive, expressed as a percentage of base salary in an amount determined by the Committee to be aligned with competitive market and internal equity considerations.

•

After the close of the fiscal year, the Committee received a report from management regarding Company performance against the pre-established performance goals as well as a recommendation as to an appropriate payout amount. The Committee then reviewed the Company’s financial performance against each goal, taking into consideration management’s recommendations and the impact that certain business decisions had on the calculation of each performance metric. The Committee also reviewed the individual performance for each named executive officer.

2019 AIP Targets. The fiscal 2019 AIP targets for our named executive officers, expressed as a percentage of their base salary, were established by the Committee as follows:

Executive Officer	2018 AIP Target
Gregory E. Poling	100%
Randall S. Dearth (a)	85% / 100%
Craig Merrill	60%
Kevin R. Holland	60%
Naren B. Srinivasan (b)	60% / 65%
James E. Thompson	60%

(a)	Mr. Dearth’s annual incentive target was changed from 85% to 100% upon his appointment to Chief Executive Officer on August 1, 2019.
(b)

Mr. Srinivasan’s annual incentive target was changed from 60% to 65% on September 19, 2019 as a result of the reorganization and his promotion to the role of Executive Vice President, Global Head Specialty Building Materials.

2019 Performance Metrics. The Committee established 2019 AIP performance metrics based on key components of our 2019 annual operating plan and after considering the general economic and market environment in which we expected to be operating during the year. After considering various plan design alternatives, the Committee approved the continued use of Adjusted EBIT, Revenue and Adjusted Free Cash Flow, with half of the award based on the Adjusted EBIT metric and the other half of the award based on an equal weighting between the Revenue and Adjusted Free Cash Flow metrics (i.e., 25% weighting each). The Committee selected these metrics because they were consistent with our strategic objectives of growing profitability and generating cash.

For purposes of the 2019 AIP, Adjusted EBIT, Revenue and Adjusted Free Cash Flow are defined as follows:

•

Adjusted EBIT – net income from continuing operations attributable to GCP shareholders adjusted for: (i) gains and losses on sales of businesses, product lines and certain other investments; (ii) currency and other financial losses in Venezuela; (iii) costs related to legacy product, environmental and other claims; (iv) restructuring expenses, repositioning and asset impairments; (v) defined benefit plan costs other than service and interest costs, expected returns on plan assets and amortization of prior service costs/credits; (vi) third-party and other acquisition-related costs; (vii) other financing costs associated with the modification or extinguishment of debt; (viii) amortization of acquired inventory fair value adjustments; (ix) tax indemnification adjustments; (x) interest income, interest expense and related financing costs; (xi) income taxes; and (xii) and certain other items that are not representative of underlying trends.

•	Revenue – revenue on a constant currency basis.

•

Adjusted Free Cash Flow – net cash provided by or used for operating activities, minus capital expenditures, plus cash paid for restructuring and repositioning; capital expenditures related to repositioning; cash paid for third-party and other acquisition-related costs; cash taxes paid for repositioning, restructuring, third-party and other acquisition-related costs; accelerated payments under defined benefit pension arrangements; and expenditures for legacy items.

For purposes of determining the 2019 AIP payout, the Adjusted EBIT and Adjusted Free Cash Flow metrics are adjusted (as necessary) to exclude the impact of acquisitions and/or divestitures that closed after the first quarter of fiscal 2019 from current year performance and the Revenue metric is adjusted to exclude the impact of acquisitions and/or divestitures that closed during the year, regardless of the date.

2019 Performance Targets and AIP Incentive Pool Funding. In addition to setting the performance metrics at the beginning of the fiscal year, the Committee also established a minimum performance level as well as threshold, target and maximum performance requirements for each performance metric. For fiscal 2019, the Committee established a minimum performance level of 80% of target performance on the Adjusted EBIT metric in order for any payout to be made under the AIP. If this minimum performance level was not achieved, then the AIP incentive pool would not be funded and the Company would not pay any annual incentive awards to executive officers for the fiscal year. However, if the minimum performance level was achieved, then the AIP incentive pool would be funded at the maximum performance level (200%), subject to reduction by the Committee after review and consideration of the Company’s performance during the fiscal year, both with respect to the performance metrics and other factors. In addition to the minimum performance level, for fiscal 2019, the Committee established threshold and maximum performance requirements as follows:

Performance Metric	Threshold (as Percentage of Target Performance)	Maximum (as Percentage of Target Performance)
Adjusted EBIT	90.1%	113.6%
Revenue	90%	106.8%
Adjusted Free Cash Flow	75%	125%

The following table summarizes the performance metrics, weightings, targets, actual results and the preliminary performance multipliers and score for the 2019 AIP. See Appendix A for a definition of Non-GAAP measures and reconciliation to most comparable GAAP measures.

Performance Metric	Weight	Minimum Performance Level ($M)	Performance Target ($M)	Actual Performance Result ($M)	Performance Multiplier	Performance Score
Adjusted EBIT	50%	118.9	132.0	101.8	Below 80%	0%
Revenue	25%	990	1,100	1,014	N/A
Adjusted Free Cash Flow	25%	45	60	50	N/A

For fiscal 2019, the Company did not achieve the minimum performance level for the Adjusted EBIT metric required for any payout to be made under the 2019 AIP (i.e., a performance multiplier of at least 80%) and, therefore, the AIP incentive pool was not funded. As a result, the Committee approved no annual incentive bonus payments to executive officers for year under the 2019 AIP. Note that Mr. Merrill received an annual incentive of $34,100 for his pro-rated time while not reporting to the CEO, based on a discretionary bonus pool provided by the Compensation Committee of the Board of Directors (as could be provided other employees that were not direct reports of Mr. Dearth).

Long-Term Incentive Awards

The Committee uses long-term incentive compensation in the form of equity awards to deliver competitive compensation that recognizes executives for their contributions to the Company and aligns the interests of named executive officers with shareholders by linking their long-term incentive compensation to the Company’s long-term growth and stock performance.

The Committee views long-term incentives as a significant element of total remuneration at the executive level and a crucial component of the Company’s “total rewards” compensation package. Accordingly, during fiscal 2019 the Committee reviewed the Company’s long-term incentive structure when designing the Company’s 2019 annual equity award, with input from Willis. Based on this evaluation, the Committee determined that the long-term incentive vehicles of stock options, restricted stock units and PBUs continued to serve the Company well. The Committee also determined that it would be appropriate to maintain adjusted earnings per share (“Adjusted EPS”), as modified by total shareholder return as a relative performance measure for the PBU awards, as described below. The total long-term incentive award value for each named executive officer for the Company’s 2019 annual equity award was allocated between the long-term incentive vehicles as follows:

•	50% of the award value was allocated to PBUs, with performance-based vesting over a three-year period based on Adjusted EPS, as modified by relative total shareholder return;

•	25% of the award value was allocated to stock options with a three-year ratable vesting period; and

•	25% of the award value was allocated to restricted stock units with a three-year ratable vesting period.

The Committee considers this allocation appropriate, as performance-orientation is reflected in PBUs and stock options (which only have value to the extent the Company’s stock price increases from the stock price on the grant date), while grants of restricted stock units further support retention throughout a full business cycle.

2019 PBU Metrics. For the fiscal 2019 PBU grants, the Committee determined that Adjusted EPS, measured cumulatively over a three-year performance period, continued to be an appropriate metric for PBUs because it is an important driver of shareholder value and a key Company strategic goal. The Committee also determined that retaining a relative total shareholder return modifier to the 2019 PBU grants would maintain the integrity of the primary metric, which is a measure of the Company’s absolute performance on earnings per share, while also reflecting Company performance against peers on a relative basis.

For purposes of the fiscal 2019 PBU grants, Adjusted EPS is defined as earnings per share from continuing operations on a diluted basis adjusted for costs related to: (i) gains and losses on sales of businesses, product lines and certain other investments; (ii) currency and other financial losses in Venezuela; (iii) legacy product, environmental and other claims; (iv) restructuring and repositioning expenses and asset impairments; (v) defined benefit plan costs other than service and interest costs, expected returns on plan assets and amortization of prior service costs/credits; (vi) third-party and other acquisition-related costs; (vii) other financing costs associated with the modification or extinguishment of debt; (viii) amortization of acquired inventory fair value adjustments; (ix) tax indemnification adjustments; (x) certain other items that are not representative of underlying trends (such as legal settlements); and (xi) certain discrete tax items.

The fiscal 2019 PBU preliminary performance factor is determined as follows:

Three-Year (2019-2021) Cumulative Adjusted EPS *	Performance as a Percentage of Adjusted EPS Target	Preliminary Performance Factor**
Maximum	111% or higher	200%
Target	100%	100%
Threshold	89%	50%
Below Threshold	Less than 89%	0%

*	The three-year cumulative Adjusted EPS goal was set at a level consistent with and necessary to achieve the Company’s strategic goal of enhanced earnings per share growth.
**

The preliminary performance factor is prorated on a straight-line basis (i.e., by linear interpolation) for performance that falls between the performance targets set forth in the table above. In addition, the preliminary performance factor cannot exceed 200% under any circumstances.

Once the preliminary performance factor is set based on the three-year cumulative Adjusted EPS performance, the final performance factor, and payout level, are set by adjusting the preliminary performance factor based on the percentile rank that the Company has achieved for total shareholder return as compared to the combined and independently arrayed companies in the Russell 3000 Specialty Chemicals index and the companies in the Russell 3000 Building Materials index, selected based on industry relevance, as follows:

Company TSR Percentile Relative to Russell 3000	TSR Modifier*
90th or above	+25%
At least 80th but not 90th	+20%
At least 70th but not 80th	+15%
At least 60th but not 70th	+10%
At least 40th but not 60th	0%
At least 30th but not 40th	-10%
At least 20th but not 30th	-15%
At least 10th but not 20th	-20%
Below 10th	-25%

*	The TSR Modifier cannot cause the final performance factor to exceed 200%, but can reduce the final performance factor below the threshold level of 50%.

FY2016 Performance-Based Awards (Performance-Based Units and Performance-Based Cash).). The Company granted Performance-Based Awards in February 2016 and the underlying award for achieved performance was certified by the Compensation Committee of the Board of Directors in February 2019. The award was earned based upon the Company achievement of a certain level of cumulative adjusted EPS for fiscal years 2016, 2017 and 2018. The awards were granted to Named Executive Officers and certain other executives in shares as performance-based units. Other employees received these awards denominated in cash.

The Company achieved a cumulative adjusted EPS of $2.87 vs. a target cumulative adjusted EPS performance of $3.17 over the performance period.

	FY2016	FY2017	FY2018	Performance Result	Performance Factor
Adj EPS (As Reported) Continued Ops	$0.79	$0.64	$0.91
Adj EPS Darex (1)	$0.62
Adjustments for M&A / Divestiture	$0.01	$0.05	$0.03
Adj EPS for PBU determination	$1.40	$0.59	$0.88	$2.87
Adj EPS Target				$3.17
Performance				90.5%	68.7%

(1)

On July 3, 2017, we completed the sale of our Darex Packaging Technologies (“Darex”) business to Henkel AG & Co. KGaA (“Henkel”). Management and the Compensation Committee revised the targets for FY2017 and FY2018 to reflect the original target without Darex.

The Compensation Committee certified that the Company satisfied 90.5% of the Company’s performance goal and, as a result, 68.7% of the performance-based awards granted were earned. The table below sets forth the amounts received by the Named Executive Officers from the FY2016 Performance-Based Awards.

Executive Officer	Target Grant in 2016	Shares Earned
Gregory E. Poling	65,217	44,804
Dean P. Freeman	20,289	13,938
Craig Merrill	$100,000	$68,700
Naren Srinivasan	9,420	6,471

Note that Mr. Merrill was not an officer at the time of grant in 2016 and his award was denominated in cash rather than shares. His figures are shown in dollars not shares. Messrs. Dearth, Holland and Thompson were not employees at the time this award was granted.

FY2017 Performance-Based Awards. These awards were granted in February 2017 and award performance was certified by the Compensation Committee of the Board of Directors in February 2020. No award was earned based upon the Company achievement of $2.36 cumulative adjusted EPS for fiscal years 2017, 2018 and 2019. $2.81 was the target cumulative adjusted EPS for 100% payout and the threshold performance, for 50% payout, was set at $2.68.th

2019 Awards. When setting long-term incentive compensation for named executive officers, the Committee employs the process described in the “How We Determine Compensation” section of this CD&A. After the Committee established a dollar value for each named executive officer’s 2019 annual equity award, that dollar value was then allocated between PBUs, stock options and restricted stock units as described above, with the exact number of PBUs and restricted stock units being calculated based on the closing price of a Company share on the grant date and the exact number of stock options based on such closing price and the applicable Black-Scholes calculation. The dollar value allocated to PBUs (i.e., 50% of the total award value) represents the target value of the PBU award.

The table below lists the total dollar value (including the target value of the PBU award) awarded by the Committee to each named executive officer as the 2019 annual equity award.

Executive Officer	2019 Annual Equity Award Value (1)		2018 Annual Equity Award Value (1)
Gregory E. Poling	$2,750,000		$2,650,000
Randall S. Dearth	$1,600,000	(2)	$1,300,000
Dean P. Freeman	$650,000		$750,000
Craig Merrill	$250,000		$250,000
Kevin R. Holland	$600,000		$510,000
Naren B. Srinivasan	$600,000		$550,000
James E. Thompson	$820,000	(3)	N/A

(1)

The amounts in the table above differ from the grant date fair value of the awards reported in the Grants of Plan-Based Awards Table section of this proxy statement. The amounts in the above table are the dollar amounts awarded by the Committee while the grant date fair value of each award reported in the Grants of Plan-Based Awards Table is the award value for accounting and SEC reporting purposes. The award value for accounting purposes for stock options is calculated by application of the Black-Scholes option pricing model. In the case of PBUs, the grant date fair value is based on the probable outcome including the market-based performance condition, calculated based on the application of a Monte Carlo simulation model. The number of awards for each type of vehicle are determined and rounded down to the nearest whole share.

(2)

Mr. Dearth was awarded an annual grant in the form of PBUs, RSUs and SOs equal to $1,300,000 in February 2019. He received an additional grant in the form of PBUs, RSUs and SOs equal to $300,000 upon his appointment as Chief Executive Officer on August 1, 2019.

(3)	Comprised of an annual award in the form of PBUs, RSUs and SOs equal to $570,000 and a separate sign-on award in the form of RSUs in the amount of $250,000.

The year-over-year changes in the value of the annual equity awards noted above reflects the leadership provided by our named executive officers in executing key restructuring initiatives and quickly pivoting the organization from a Chief Operating Officer structure to a business unit structure. Long-term award determinations also factored in prior awards and current award and shareholding values set against retention concerns.

Even with the increased 2019 annual equity award values, the executive officers remained generally at competitive total direct compensation positions versus our peer group and “general industry” data for 2019. Based on a study of market compensation levels prepared by Willis the overall executive team (NEOs reported in the proxy statement and all other direct reports to the CEO) averaged 106% of total direct compensation compared to the market median. The market data compiled by Willis is discussed in further detail in the “Peer Group Review and Market Data” section of this CD&A. Total direct compensation, as discussed in the “2019 Compensation Elements” section of this CD&A, is base salary plus target annual incentive plus the value of long-term incentives.

Other Benefits

Retirement Benefits

We maintain retirement plans to assist our named executive officers with retirement income planning and increase the attractiveness of employment with us. For our named executive officers, we currently provide:

•

A tax-qualified defined contribution 401(k) plan, the GCP Applied Technologies Inc. Savings and Investment Plan that is available to all eligible United States employees (the “Savings and Investment Plan”).

•

A tax-qualified defined benefit pension plan, the GCP Applied Technologies Inc. Retirement Plan for Salaried Employees, that is available to all eligible United States salaried employees (the “Retirement Plan”) who joined the Company prior to January 1, 2018; accordingly, neither Mr. Dearth, who started with GCP September 1, 2018, nor Mr. Thompson, who started with GCP on April8, 2019, is eligible to participate in the Retirement Plan or the SERP described immediately below.

•	An unfunded, non-qualified plan, the GCP Applied Technologies Inc. Supplemental Executive Retirement Plan, that is available to all eligible United States salaried employees (the “SERP”).

Savings and Investment Plan. Under the Savings and Investment Plan, the Company matches in full amounts that eligible employees elect to defer under such plan, up to the first 6% of the employee’s eligible pay. Employees who participate in the Savings and Investment Plan are immediately vested in both their contributions and Company matching contributions. The Company provides taxable replacement payments to employees, including named executive officers, whose annual compensation exceeds the amount taken into account for purposes of calculating benefits under a tax-qualified savings plan. Under this compensation practice, each eligible employee receives, as additional taxable compensation, the full Company matching contribution to which that employee would be entitled in the absence of the applicable limitations.

Retirement Plan. Full-time salaried employees, including named executive officers, who are age 21 or older and who have one or more years of service are eligible to participate in the Retirement Plan but are not entitled to receive any benefits thereunder until they satisfy the plan’s five-year vesting requirement or attain age 55. Under the Retirement Plan, benefits are based upon (i) the participant’s average annual compensation for the 60 consecutive month period in which the participant’s compensation is highest during the last 180 months of continuous participation and (ii) the participant’s number of years of credited service. At age 62, a participant is entitled to full benefits under the Retirement Plan, but a participant may elect reduced payments upon early retirement beginning at age 55. For purposes of the Retirement Plan, compensation generally includes base salary and bonus payments pursuant to the AIP; however, for 2019, federal income tax law limits to $280,000 the annual compensation on which benefits under the Retirement Plan may be based. During fiscal 2019, Messrs. Poling, Merrill, Freeman and Holland had satisfied the vesting requirement and were entitled to benefits under the Retirement Plan.

During fiscal 2017, the Committee adopted an amendment to the Retirement Plan that closed the plan to new entrants, effective January 1, 2018, and that froze all benefit accruals, effective December 31, 2022.

SERP. Under the SERP, eligible employees receive the full pension to which such employee would be entitled pursuant to the Retirement Plan in the absence of the limitations described above in the “Retirement Plan” section and other limitations imposed under federal income tax law. In addition, the SERP recognizes base salary and

AIP award amounts an employee elects to defer into the Savings and Investment Plan and, in some cases, periods of employment during which an employee was ineligible to participate in the Retirement Plan. Employees are eligible for benefits under the SERP once they have met the vesting requirement and are entitled to benefits under the Retirement Plan. During fiscal 2019, Messrs. Poling, Freeman, Merrill and Holland had satisfied the vesting requirement and were entitled to benefits under the SERP.

Health and Welfare, Severance and Other Benefits

Health and Welfare Benefits. As part of our overall compensation offering, our health and welfare benefits are intended to be market competitive. The health and welfare benefits that we provide to our named executive officers are offered to all of our eligible United States-based employees and include medical, dental, vision, prescription drug, life insurance, critical illness insurance, accident insurance, accidental death and dismemberment, flexible spending accounts, short- and long-term disability coverage, wellness and the employee assistance program.

Perquisites. The Committee determined that it was in the Company’s and the executives’ best interests to establish an executive physical program that offers comprehensive and coordinated annual physical examinations at a nominal cost to the Company. Other than the executive physical program, we do not provide our named executive officers with any perquisites. The Committee believes that the emphasis on performance-based compensation, rather than on entitlements such as perquisites, is consistent with its compensation philosophy.

Severance, Salary Protection and Change in Control Benefits. We maintain a severance plan, the Severance Plan for Leadership Team Officers of GCP Applied Technologies Inc. (the “Severance Plan”) and a salary protection plan, the GCP Applied Technologies Inc. Executive Salary Protection Plan (the “Salary Protection Plan”) and also have entered into change in control severance agreements with each named executive officer (the “Change in Control Agreements”).

Severance Plan. Under the Severance Plan, benefits are payable to any named executive officer upon a qualifying involuntary termination of employment, permanent disability or death. Severance benefits include a lump sum cash payment equal to one times the sum of the executive’s base salary plus target bonus (two times base salary and target bonus for our Chief Executive Officer), a prorated payment of the executive’s annual incentive cash award and continued health coverage at employee rates for a period of up to 24 months following termination of employment.

Salary Protection Plan. Under the Salary Protection Plan, named executive officers are eligible for death and disability benefits in the event the executive dies or becomes disabled while employed by the Company. Death benefits generally include a monthly benefit payable over no more than a 10-year period that equals the executive’s monthly base salary for the first year and half of the executive’s monthly base salary for the next nine years. Disability benefits generally include a monthly benefit equal to the executive’s monthly base salary for the first year and 60% of the executive’s monthly base salary until the executive attains age 65. The number of monthly payments for both death and disability benefits may be reduced depending on the executive’s age at death or disability and disability benefits are reduced by any benefits payable under the Company’s long-term disability plan, social security disability benefits and, upon attainment of age 62, the amount of any retirement benefits provided under a Company retirement plan.

Change in Control Agreements. Under the terms of the Change in Control Agreements, named executive officers are eligible for severance benefits in the event that there is a change in control of the Company and, within 24 months after the change in control, either the executive resigns for good reason or the executive experiences an involuntary termination of employment for reasons other than cause. Change in control benefits include a lump sum cash payment equal to three times the sum of the executive’s annual base salary plus target bonus, a prorated payment of the executive’s target annual incentive cash award and continued health coverage at employee rates and benefits similar to those provided under the Salary Protection Plan for a period of up to 24 months following termination of employment. The Change in Control Agreements do not provide any excise tax assistance payments (i.e., gross-ups) upon a change in control termination. Newly named executive officers will receive agreements with cash payments equal to two times the sum of the executive’s annual base salary plus target bonus. As an interim officer, Mr. Merrill has not been provided an agreement consistent with executive officers. He has a separate severance agreement provided to key executives that is for a period of up to 24 months following termination of employment and has cash payments equal to the sum of the executive’s annual base salary plus target bonus.

How We Determine Compensation

Committee Role and Input From Management. The Committee is responsible for the Company’s executive compensation strategies, structure, policies and programs and must specifically approve compensation actions relating to our executive officers. The Committee reviews the performance of and sets the performance goals and compensation for our Chief Executive Officer. The Committee relies on input from our Chief Executive Officer with respect to executive officers other than our Chief Executive Officer (and our Vice President and Chief Human Resources Officer with respect to executive officers other than our Vice President and Chief Human Resources Officer) in setting the executive officer’s performance objectives, evaluating the actual performance of the executive officer against those objectives and making appropriate decisions regarding salary and incentive awards. Management input for executive officers is based upon an assessment of the executive’s individual performance as well as the performance of the executive’s business unit or function, benchmark data, strategic value and potential as a successor to the CEO. The Committee, with assistance from its consultant, will review management’s recommendations, make appropriate adjustments and approve compensation changes in its discretion.

Compensation Consultant. The Committee has the sole authority to retain, compensate and terminate any independent compensation consultant of its choosing. During fiscal 2019, Willis served as the Committee’s independent compensation consultant. Willis performs executive compensation services for the Committee and provides corporate risk and brokerage services to the Company. The major services provided during fiscal 2019 by Willis under its engagement with the Committee included (1) preparing the compensation market study described below; (2) reviewing the Committee’s charter; (3) reviewing the Company’s compensation peer group; (4) analyzing the Company’s share allocation and utilization; (5) providing advice with respect to incentive plan design; and (6) reviewing compensation payable to non-employee directors. The major services provided during fiscal 2019 by Willis under its retention by the Company on behalf of the brokerage of our global broad-based employee benefit programs included: (A) strategy development; (B) financial data analytics; (C) renewal and placement; (D) implementation and enrollment services; and (E) account management. During fiscal 2019, the Company paid Willis $141,327 for executive compensation services to the Committee, $257,831 for corporate risk and brokerage services to the Company, $6,391 for retirement related services and $34,714 for compensation surveys. The Committee determined that Willis is independent and does not have a conflict of interest. In making this determination, the Committee considered the factors adopted by the New York Stock Exchange with respect to independence and conflicts of interest.

Peer Group Review and Market Data

When reviewing compensation programs for our named executive officers, the Committee considers the compensation practices of specific peer companies and reviews compensation data from general industry published surveys.

The Committee, with the assistance of its consultant, previously selected a peer group consisting of companies within similarly situated industries (i.e., building products, specialty chemicals, and construction materials) and which were of comparable size based on revenue and market capitalization, generally within the range of one-half to two times our revenue and market capitalization. The Committee reviews this peer group on an ongoing basis and modifies it as circumstances warrant. The Committee determined that the peer group adopted by the Committee in June 2017 remained appropriate for setting compensation for fiscal 2019, as it continued to represent our primary competitors for capital, executive talent and, in some cases, business at the time the Committee set fiscal 2019 compensation for our executive officers. The following table sets forth the peer group approved by the Committee for purposes of setting fiscal 2019 compensation. The table also includes information regarding the Company’s relative position in the peer group in each of the categories.

Company	Fiscal Year End	Revenue (billions)	Number of Employees	Market Capitalization at December 31, 2019 (billions)
Advanced Drainage Systems, Inc.	Mar 2019	$1.50	4,880	$2.79
Armstrong World Industries, Inc.	Dec 2018	$1.03	2,400	$4.99
Carlisle Companies Incorporated	Dec 2018	$4.74	13,000	$9.20
Continental Building Products, Inc.	Dec 2018	$0.51	645	$1.27
Eagle Materials Inc.	Mar 2019	$1.39	2,300	$3.75
Ferro Corporation	Dec 2018	$1.61	6,059	$1.21
Gibraltar Industries, Inc.	Dec 2018	$1.00	1,939	$1.71
H.B. Fuller Company	Dec 2018	$3.04	6,479	$2.51
Insteel Industries, Inc.	Sept 2019	$0.46	834	$0.42
Martin Marietta Materials, Inc.	Dec 2018	$4.44	8,714	$16.28
Minerals Technologies Inc.	Dec 2018	$1.81	3,720	$2.00
Quaker Chemical Corporation	Dec 2018	$0.95	2,160	$3.00
RPM International Inc.	May 2019	$5.58	14,957	$9.57
Simpson Manufacturing Co., Inc.	Dec 2018	$1.08	3,135	$3.67
Summit Materials Inc.	Dec 2018	$2.10	6,000	$2.59
U.S. Concrete, Inc.	Dec 2018	$1.51	3,301	$0.68
Vulcan Materials Company	Dec 2018	$4.38	8,287	$18.61
W. R. Grace & Co.	Dec 2018	$1.93	3,900	$4.69
GCP Applied Technologies Inc.	Dec 2019	$1.03	2,000	$1.74
Percent Rank		26%	16%	27%

As noted above, the Committee also reviews a study of market compensation levels prepared by its consultant. The market data compiled by the Committee’s consultant includes information regarding total direct compensation (i.e., base salary, annual incentive awards and the value of equity awards) relating to “general industry” as well as companies in the chemicals industry, as reported by the peer group and published surveys. When setting compensation for our named executive officers, the Committee reviews the market data as well as executive compensation practices of our peer group companies to determine whether a named executive officer’s total direct compensation is within a reasonably competitive range. While the Committee does evaluate a named executive officer’s compensation package against the median as set forth in the market data, the Committee does not strictly tie target compensation for our named executive officers to any one type of peer group or survey data, but instead considers all of these sources in determining the appropriate level of compensation for our executives.

Other Compensation Policies and Arrangements

Executive Compensation Recoupment Policy

Accountability is one of our core values. To encourage our senior executives to take responsibility and affirm the Company’s commitment to integrity and the highest standards of ethical conduct, to reinforce these values through our compensation program, and to support good governance practices, we maintain an Executive Compensation Recoupment Policy (“Recoupment Policy”). The Recoupment Policy provides that the Company may recoup certain incentive compensation paid to executives if the Company is required to prepare a material negative accounting restatement due to misconduct and the executive is determined to have knowingly engaged in the misconduct or was grossly negligent in, or failing to prevent, the misconduct. If the Recoupment Policy applies, the Company may recoup, or “claw-back,” incentive compensation received upon the vesting or exercise of equity awards or the payment of an annual incentive award during the three (3) year period prior to the first public filing of the financial document requiring restatement. The Recoupment Policy is a provision of our Equity and Incentive Plan that applies to both annual incentive compensation payments and long-term incentive awards, both of which are components of the Equity and Incentive Plan.

In addition, our equity awards are subject to a claw-back provision, pursuant to which we may recover the amount of any profit the named executive officer realized upon the exercise of options or vesting of other equity awards during the period that begins six months immediately before the officer’s involuntary termination of employment for cause and that ends on the date the Company seeks recoupment.

Executive Officer Share Retention and Ownership Guidelines

Share Retention. The Committee has determined that it is in the best interests of the Company for all named executive officers to have meaningful share ownership positions in the Company in order to reinforce the alignment of management and shareholder interests. Accordingly, the Committee adopted share retention and ownership guidelines for named executive officers. Under these guidelines, named executive officers are expected to hold Company equity with a value expressed as a multiple of base salary as follows:

Chief Executive Officer	5 times base salary
Other Named Executive Officers	3 times base salary

In determining an executive’s ownership, only shares held directly by the executive are included. Shares underlying unexercised stock options and unvested restricted stock units and PBUs are not included in the calculation. Executives may not sell, transfer or otherwise alienate shares received upon the vesting or exercise of an equity award until the earlier of the date the executive satisfies the applicable share ownership guideline or the first anniversary of such vesting or exercise. Executives are required to achieve the requisite ownership position within five years of first becoming subject to the share ownership guidelines. As of the end of the last fiscal year, Mr. Poling had achieved shareholdings in excess of the applicable multiple set forth above. We expect that all other named executive officers will satisfy the requisite share ownership guidelines within the required timeframe. Mr. Merrill is not subject to these guidelines as an interim Chief Financial Officer, and thus interim executive officer.

Insider Trading; Hedging and Pledging Policy. The Company’s Corporate Governance Principles prohibit the speculation in Company securities for all directors, executive officers and employees and require all directors, executive officers and employees to be subject to the Company’s insider trading policy. Additionally, the Company’s Corporate Governance Principles prohibit directors and executive officers from hedging their economic exposure to Company securities through put or call options, short sales, derivatives, or similar instruments or transactions or pledging any Company securities as collateral or securing any loan or other liability or obligation.

Deductibility of Executive Compensation

Prior to the Tax Cuts and Jobs Act (the “TCJA”) being signed into law in December 2017, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limited the corporate tax deduction for compensation paid to the CEO and the three other most highly compensated executives (other than the chief financial officer) to $1.0 million annually, unless certain requirements were satisfied. To optimize the corporate tax deduction, our incentive plans were generally designed so that certain awards under those plans would constitute “performance-based” compensation for purposes of Code Section 162(m) and preserve corporate tax deductibility for those amounts.

The TCJA contained significant changes to Section 162(m) of the Code, including the elimination of the performance-based compensation exception for corporate tax years beginning after December 31, 2017 and an expansion of employees covered by the provision. Section 162(m) now covers the chief financial officer or any individual who served as the chief financial officer in the relevant taxable year. In addition, once an individual becomes a covered employee under Section 162(m) for any taxable year beginning after December 31, 2016, this status carries forward to all future years, even in the event of the employee’s termination or death. The TCJA provides limited transition relief for certain “performance-based” compensation, specifying that compensation payable pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after that date will remain eligible for the “performance-based” pay exception to Section 162(m) (i.e., may remain deductible even if such compensation is in excess of $1 million). Pursuant to initial guidance from the U.S. Internal Revenue Service, to the extent the Committee has negative discretion to reduce an award, that portion of the award does not qualify as performance-based. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation given to our covered employees (including our named executive officers) that potentially could qualify for the transition relief, will be exempt from the deduction limit. We believe that the tax deduction limitation imposed by Section 162(m) should not compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain executive talent. Accordingly, the Committee and our Board of Directors will take into consideration a multitude of factors in making executive compensation decisions and may approve and authorize executive compensation that is not tax deductible.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee is responsible for oversight of the Company’s compensation programs on behalf of the Board of Directors. In fulfilling these responsibilities, the Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

Based on the review and discussions referenced above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2019 Annual Meeting of Stockholders.

Compensation Committee

Gerald G. Colella (Chair)

Janice K. Henry

Clay H. Kiefaber

James F. Kirsch

Phillip J. Mason

Elizabeth Mora

Marran H. Ogilvie

Danny R. Shepherd

Compensation Committee Interlocks and Insider Participation

During 2019, the Compensation Committee of the Board was composed of Mr. Colella (Chair beginning as of June 27, 2019, following Mr. Cambre’s resignation from his role as interim Chair of the Compensation Committee on June 27, 2019, which role he assumed following Dr. Avedon’s resignation as a director and as Chair of the Compensation Committee on May 2, 2019), Mses. Henry and Mora, and Messrs. Kirsch, Mason and Shepherd. In addition, Mr. Kiefaber and Ms. Ogilvie were appointed to the Compensation Committee on March 11, 2019. During the year, two Compensation Committee members, Dr. Avedon and Mr. Cambre, retired from the Board. None of these persons is a current or former GCP officer or employee, nor did we have any reportable related party transactions with any of these persons. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving or in the past having served on our Board or the Committee.

CEO Pay Ratio

The Committee reviewed a comparison of CEO pay to the pay of all of our employees in 2018. The compensation for our CEO in 2019 was approximately 32 times the pay of our median employee.

Our CEO to median employee pay ratio is calculated in accordance with SEC requirements pursuant to Item 402(u) of Regulation S-K. For this year’s analysis and disclosure, we are using the same median employee as was utilized last year and was determined in 2017. There have been no significant changes in our overall pay structure or compensation plans and our median employee retains the same role, with no changes in her/his reporting or pay grade. Additionally, an analysis of our employee population revealed no material changes in our overall workforce demographics during the past year.

We initially identified the median employee by examining the 2017 base salary, including overtime where applicable, paid to all individuals, excluding our CEO, who were employed by us on October 1, 2017. We included all employees, whether employed on a full-time, part-time or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to base salary, other than currency translations, for which we used exchange rates utilized for purposes of the Company’s financial reporting as in effect on the determination date, and we did not annualize the salary for any full-time employees who were not employed by us for all of fiscal 2017. We believe that the use of base salary paid to all employees is a consistently applied compensation measure that reasonably reflects compensation for our employee population because we do not widely distribute annual equity awards to employees and our job architecture and incentive bonus structure is such that an employee’s target bonus opportunity is proportionally related to the employee’s salary. With respect to equity awards, approximately two percent (2%) of our employees receive annual equity awards; with respect to our bonus structure, higher compensated employees generally have a higher target bonus opportunity.

We calculated annual total compensation for 2019, for our identified median employee, using the same methodology we use for our named executive officers as set forth in the 2019 Summary Compensation Table in this proxy statement. Due to the transition of Mr. Poling from Chief Executive Officer to Executive Chairman and the appointment of Mr. Dearth as the Company’s Chief Executive Officer, we had two different Chief Executive Officers during 2019. In order to identify our CEO’s total compensation for 2019, we calculated the compensation provided to each individual based on the time each individual served as Chief Executive Officer. We calculated the compensation for Mr. Poling based on the compensation he received from January 1, 2019 through August 1, 2019 in his role as Chief Executive Officer and we calculated the compensation for Mr. Dearth based on the compensation he received from August 1, 2019 through December 31, 2019 in his role as Chief Executive Officer. We then combined Mr. Poling’s compensation amount with Mr. Dearth’s compensation amount for the annual total compensation for 2019 for our Chief Executive Officer. Based on our calculations and as illustrated in the table below, our estimated 2019 CEO to median employee pay ratio is 32:1.

Principal Position	Salary (Overtime)	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Chief Executive Officer	$789,583	—	$1,703,109	$567,682	—	$609,583	$87,702	$3,757,660
Median Employee	$60,608	$140	—	—	—	$53,000	$3,644	$117,392

Executive Compensation Tables

The following tables and notes present the compensation provided to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (collectively, our “named executive officers”) based on fiscal 2019 compensation. For a more complete understanding of each table, please read the notes following the table.

Summary Compensation

The information included in the Summary Compensation Table below reflects compensation of our named executive officers for the fiscal year ended December 31, 2019 (“fiscal 2019”) and, where applicable, the fiscal years ended December 31, 2018 (“fiscal 2018”) and December 31, 2017 (“fiscal 2017”).

FISCAL 2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Non-Qualified Deferred Compensations Earnings ($)	All other Compensation ($)	Total ($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)
Gregory E. Poling	2019	$716,667	—	$2,062,492	$687,496	—	$1,045,000	$51,535	$4,563,189
Executive Chairman of the Board of Directors	2018	$800,000	—	$1,987,474	$662,321	$162,720	$0	$47,071	$3,659,587
	2017	$800,000	—	$1,880,887	$599,996	—	$1,896,000	$100,500	$5,277,383
Randall S. Dearth (1)	2019	$725,417	—	$1,199,974	$399,942	—	$0	$138,337	$2,463,670
President and Chief Executive Officer	2018	$230,000	—	$1,974,979	$325,079	$39,765	$0	$147,860	$2,717,683
Dean P. Freeman	2019	$356,538	—	$487,475	$162,493	—	$0	$24,637	$1,031,143
Former Vice President and Chief Financial Officer	2018	$450,000	—	$562,456	$187,443	$64,071	$42,000	$27,000	$1,332,970
	2017	$450,000	—	$548,561	$174,995	—	$156,000	$48,324	$1,377,880
Craig A. Merrill	2019	$305,450	$34,100	$187,482	$62,494		$408,000	$20,111	$1,017,637
Interim Chief Financial Officer
Kevin R. Holland	2019	$393,662	—	$449,990	$149,994	—	$114,000	$23,218	$1,130,864
Vice President and Chief Human Resources Officer	2018	$385,000	—	$382,466	$127,460	$46,986	$121,000	$18,150	$960,062
	2017	$370,708	—	$601,666	$96,248	—	$0	$176,373	$1,244,995
James E. Thompson (2)	2019	$285,500	—	$677,495	$134,831	—	$0	$119,546	$1,217,373
Vice President, General Counsel and Secretary
Naren B. Srinivasan	2019	$403,888	—	$449,990	$149,994	—	$125,000	$29,141	$1,158,013
Executive Vice President, Global Head of Specialty Building Materials	2018	$395,000	—	$412,455	$137,454	$48,206	$21,000	$25,865	$1,039,979
	2017	$390,000	—	$293,880	$93,747	—	$141,000	$37,884	$956,511

(1)	Mr. Dearth began employment with GCP on September 1, 2018. Mr. Dearth’s annualized salary was $690,000.
(2)	Mr. Thompson began employment with GCP on April 8, 2019. Mr. Thompson’s annualized salary was $390,000.

Salary (Column C). For Mr. Poling, his 2019 salary amount reflects his salary reduction from $800,000 to $600,000 as part of his change in role from Chief Executive Officer to Executive Chairman, effective August 1, 2019. For Mr. Dearth, his 2019 salary amount reflects the increase in his base salary from $690,000 to $775,000 based upon his appointment as the Chief Executive Officer, effective August 1, 2019.

Bonus (Column D). Reflects an annual incentive of $34,100 received by Mr. Merrill for his pro-rated time while not reporting to the CEO based on a discretionary bonus pool (outside of the AIP) provided by the Compensation Committee of the Board of Directors (as could be provided to other employees that are not direct reports to the CEO).

Stock Awards (Column E) and Option Awards (Column F). Reflects the aggregate grant date fair value, computed in accordance with Accounting Standards Codification 718 (“ASC 718”), of stock option, restricted stock unit and PBU awards issued to each of our named executive officers during the 2017, 2018 and 2019 fiscal years, as applicable. Further information regarding the 2019 awards is included in the Fiscal 2018 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at 2019 Fiscal Year-End Table and under “Executive Compensation – Compensation Discussion and Analysis.”

In the case of PBUs, the grant date fair value is based on the probable performance outcome including the market-based performance condition, calculated based on the application of a Monte Carlo simulation model. For the fiscal 2019 PBU awards, the actual amounts that vest are determined at the end of the three-year performance cycle and are based upon the Company’s cumulative Adjusted EPS during such performance cycle as compared to a target level of performance established by the Committee on the grant date and the Company’s total shareholder return as compared to the combined and independently arrayed companies in the Russell 3000 Specialty Chemicals index and the companies in the Russell 3000 Building Materials index, selected based on industry relevance.

Depending upon whether and the extent to which the performance conditions are met, the number of shares for which the PBUs are settled may range from zero to 200%. The grant date fair value of PBUs included in this column assumes target performance. The values of the PBUs at the grant date if maximum performance is achieved would be $2,749,999 for Mr. Poling, $1,599,985 for Mr. Dearth, $649,966 for Mr. Freeman, $249,970 for Mr. Merrill, $569,995 for Mr. Holland, $599,994 for Mr. Thompson, and $599,994 for Mr. Srinivasan. For purposes of these calculations, we have used the closing price on the grant date. For Messrs. Poling, Freeman, Merrill Holland, Srinivasan and a portion of Mr. Dearth’s award the grant date was February 21, 2019, and the closing stock price on that date was $26.21. For Mr. Thompson the grant date was April 8, 2019 and the closing stock price on that date was $29.52. For the portion of Mr. Dearth’s award associated with his appointment to Chief Executive Officer, the grant date was August 1, 2019 and the closing stock price was $21.52.

Amounts in these columns do not correspond to the actual value that may be recognized by the named executive officer, which may be higher or lower based on a number of factors, including the Company’s financial and stock price performance and applicable vesting requirements. For additional information relating to assumptions made in the valuation of current year awards reflected in these columns, see Note 17 (Stock Incentive Plans) to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Non-Equity Incentive Plan Compensation (Column G). Represents annual incentive cash awards earned by the named executive officers under our Annual Incentive Plan. For information regarding the calculation of these awards, see “Executive Compensation – Compensation Discussion and Analysis.”

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column H). The amounts reported are attributable to an increase in the actuarial present value of their respective accumulated benefit under the GCP Applied Technologies Inc. Retirement Plan for Salaried Employees, which we refer to as our Retirement Plan, and the GCP Applied Technologies Inc. Supplemental Executive Retirement Plan, which we refer to as our SERP, at December 31, 2019, as compared to December 31, 2018. For purposes of determining the actuarial present value of these benefits, the Company assumed retirement at age 62 with benefits payable on a straight life annuity basis and by utilizing assumptions used for financial reporting purposes under generally accepted accounting principles, including a 3.26% discount rate determined as set forth under Note 10 (Pension Plans and Other Postretirement Benefits Plans) to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Of the amount reported, the portion that is attributable to the increase in present value of the accumulated benefit under the Retirement Plan is $251,000 for Mr. Poling, $252,000 for Mr. Merrill, $71,000 for Mr. Holland, and $70,000 for Mr. Srinivasan and the portion that is attributable to the increase in present value of the accumulated benefit under the SERP is $794,000 for Mr. Poling, $156,000 for Mr. Merrill, $43,000 for Mr. Holland, and $55,000 for Mr. Srinivasan. Due to Mr. Poling’s circumstances and the change in the discount rate utilized for the actuarial calculations the present value of his Retirement Plan and SERP decreased by $165,000 and $695,000, respectively. As of December 31, 2019, Mr. Srinivasan had not satisfied either the five years of service requirement or age 55 requirement for vesting in the Retirement Plan and SERP. Because the Retirement Plan was closed to new participants effective January 1, 2018, and eligibility in the SERP is based on eligibility in the Retirement Plan, Mr. Dearth and Mr. Thompson are not eligible to participate in such plans. For more information, see the 2019 Pension Benefits Table and related narrative.

No named executive officer received preferential or above market earnings on non-qualified deferred compensation.

All Other Compensation (Column I). Represents the aggregate dollar amount for each named executive officer for Company contributions to the GCP Applied Technologies Inc. Savings and Investment Plan, which we refer to as the Savings and Investment Plan, and replacement payments made on amounts earned in excess of certain limits imposed by applicable law and regulations. For Mr. Dearth, the amount also includes relocation benefits and related tax reimbursement pursuant to the Company’s relocation policy and his employment letter agreement. For Messrs. Dearth, Holland, and Srinivasan, the amounts also include participation in the executive physical program. The following table shows the specific amounts included in Column I of the Summary Compensation Table for fiscal 2019.

ALL OTHER COMPENSATION

Name	Company Contributions to Savings and Investment Plan	Replacement Payments for Savings and Investment Plan	Relocation Benefits	Tax Reimbursements on Relocation Benefits	Other	Total
(A)	(B)	(C)	(D)	(E)	(F)	(G)
Gregory E. Poling	$15,571	$35,963				$51,535
Randall S. Dearth	$16,800	$29,111	$51,537	$38,073	$2,816	$138,337
Dean P. Freeman	$16,200	$8,437				$24,637
Craig A. Merrill	$16,165	$3,947				$20,111
Kevin R. Holland	$10,406	$9,639			$3,173	$23,218
James E. Thompson	$13,320	$330	$61,694	$44,201		$119,546
Naren B. Srinivasan	$16,283	$10,326			$2,533	$29,141

Grants of Plan-Based Awards

The following table provides information concerning the annual incentive cash awards and equity incentive awards granted to each of our named executive officers in fiscal 2019.

•	“AIP” is the annual incentive cash award.

•	“PBUs” are stock unit awards subject to performance-based vesting.

•	“RSUs” are stock unit awards subject to time-based vesting.

•	“Options” are non-qualified stock options subject to time-based vesting.

FISCAL 2019 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Date of Comp Com Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(A)	(B)		(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)	(L)
Gregory E. Poling
Annual Bonus			$300,000	$600,000	$1,200,000
PBUs	2/21/2019					25,369	50,738	101,476				$1,375,000
RSUs	2/21/2019								26,071			$687,492
Options	2/21/2019									79,427	$26.37	$687,496
Randall S. Dearth
Annual Bonus			$387,500	$775,000	$1,550,000
PBUs	2/21/2019					11,993	23,985	47,970				$649,994
RSUs	2/21/2019								12,324			$324,984
Options	2/21/2019									37,547	$26.37	$324,995
PBUs	8/1/2019	6/27/2019				3,392	6,783	13,566				$149,999
RSUs	8/1/2019	6/27/2019							3,485			$74,997
Options	8/1/2019	6/27/2019								11,261	$21.52	$74,947

Name	Grant Date	Date of Comp Com Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(A)	(B)		(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)	(L)
Dean P. Freeman
Annual Bonus			$157,500	$315,000	$630,000
PBUs	2/21/2019					5,996	11,992	23,984				$324,983
RSUs	2/21/2019								6,162			$162,492
Options	2/21/2019									18,773	$26.37	$162,493
Craig A. Merrill
Annual Bonus			$91,635	$183,270	$366,540
PBUs	2/21/2019					2,306	4,612	9,224				$124,985
RSUs	2/21/2019								2,370			$62,497
Options	2/21/2019									7,220	$26.37	$62,494
Kevin R. Holland
Annual Bonus			$118,965	$237,930	$475,860
PBUs	2/21/2019					5,535	11,070	22,140				$299,997
RSUs	2/21/2019								5,688			$149,993
Options	2/21/2019									17,329	$26.37	$149,994
James E. Thompson
Annual Bonus			$117,000	$234,000	$468,000
PBUs	4/8/2019	2/21/2019				4,698	9,395	18,790				$284,997
RSUs	4/8/2019	2/21/2019							13,296			$392,498
Options	4/8/2019	2/21/2019								14,089	$29.52	$134,831
Naren B. Srinivasan
Annual Bonus			$132,226	$264,453	$528,905
PBUs	2/21/2019					5,535	11,070	22,140				$299,997
RSUs	2/21/2019								5,688			$149,993
Options	2/21/2019									17,329	$26.37	$149,994

Non-Equity Incentive Plan Awards (Columns C through E). Reflects threshold, target and maximum award amounts for fiscal 2019 pursuant to the 2019 AIP. The actual amounts earned by each named executive officer pursuant to such awards are set forth in Column G of the Summary Compensation Table.

Equity Incentive Plan Awards (Columns F through H). Reflects threshold, target and maximum award amounts for the FY19-FY21 performance cycle pursuant to PBUs issued as part of our fiscal 2019 annual equity awards. The actual amounts, if any, earned by each named executive officer pursuant to such awards are determined by the Committee at the end of the three-year performance cycle and are based upon the Company’s cumulative Adjusted EPS during fiscal 2019, 2020 and 2021 as compared to a target level of performance for such performance period as established by the Committee on the grant date and the relative total shareholder return as compared to the combined and independently arrayed companies in the Russell 3000 Specialty Chemicals index and the companies in the Russell 3000 Building Materials index, selected based on industry relevance. At threshold financial performance, these PBU awards provide for a payout equal to fifty percent (50%) of the target award. At maximum financial performance, these PBU awards provide for a payout equal to two hundred percent (200%) of the target award. For more information regarding PBUs, see “Executive Compensation – Compensation Discussion and Analysis.”

Stock Awards and Option Awards (Columns I and J). For Messrs. Poling, Dearth, Freeman, Merrill, Holland and Srinivasan, reflects the number of shares underlying restricted stock unit awards and stock option awards, respectively, that were granted on February 21, 2019 as part of our fiscal 2019 annual equity awards and that vest one-third annually beginning on the first anniversary of the grant date. Additionally for Mr. Dearth, reflects the number of shares underlying restricted stock unit awards and stock option awards, respectively, that were granted on August 1,

2019, including underlying restricted stock unit awards and stock option awards granted as part of his appointment as Chief Executive Officer. For Mr. Thompson, reflects the number of shares underlying restricted stock unit awards and stock option awards, respectively, that were granted on April 8, 2019 annual equity awards and a sign-on grant of restricted stock unit awards in connection with his commencement of employment, that vest in substantially equal installments on the first, second and third anniversary of the grant date.

Exercise Price of Option Awards (Column K). The exercise price for option awards is the closing price of our common stock on the grant date.

Grant Date Fair Value (Column L). The grant date fair value is generally the amount that the Company would expense in its financial statements over the award’s service period.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding stock option awards and unvested restricted stock unit and PBU awards held by each named executive officer as of December 31, 2018. Unless otherwise specified, the market value of outstanding stock awards in the table is calculated by multiplying the number of unvested restricted stock units or PBUs by $22.71, the closing price of our stock on December 31, 2019, which was the last trading day of our 2018 fiscal year.

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(A)	(B)		(C)		(D)	(E)	(F)		(G)	(H)		(I)
Gregory E. Poling	195,045	(1)	—		$19.23	5/7/2020
	151,311	(2)	—		$17.25	12/31/2022
	114,795	(3)	—		$17.04	12/31/2022
	65,717	(4)	—		$26.40	12/31/2022				22,727	(7)	$516,130
	59,846	(5)	—		$32.60	12/31/2022				18,604	(8)	$422,497
	79,427	(6)	—		$26.37	12/31/2022				25,369	(9)	$576,130
Randall S. Dearth	12,646	(10)	25,291		$25.20	9/1/2028	35,052	(12)	$796,031	11,806	(15)	$268,114
	—		37,547	(6)	$26.37	2/21/2029	12,324	(13)	$279,878	11,992	(9)	$272,338
	—		11,261	(11)	$21.52	8/1/2029	3,485	(14)	$79,144	3,391	(16)	$77,010
Dean P. Freeman	—		—		—	—	—		—	—		—
Craig A. Merrill	3,401	(3)	—		$17.04	2/24/2023
	4,108	(4)	2,053		$26.40	2/27/2027	710	(17)	$16,124	2,130	(7)	$48,372
	1,882	(5)	3,763		$32.60	2/22/2028	1,278	(18)	$29,023	1,755	(8)	$39,856
	—		7,220	(6)	$26.37	2/21/2029	2,370	(13)	$53,823	2,306	(9)	$52,369
Kevin R. Holland	7,028	(4)	3,514		$26.40	2/27/2027	1,215	(17)	$27,593	3,64	(7)	$82,778
	3,839	(5)	7,678		$32.60	2/22/2028	2,607	(18)	$59,205	3,580	(8)	$81,302
	—		17,329	(6)	$26.37	2/21/2029	5,688	(13)	$129,174	5,535	(9)	$125,700

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James E. Thompson	—		14,089	(19)	$29.52	4/8/2029	13,296	(20)	$301,952	4,697	(21)	$106,669
Naren B. Srinivasan	20,513	(22)	—		$19.81	10/19/2020
	16,392	(2)	—		$17.25	2/8/2023
	16,581	(3)	—		$17.04	2/24/2023
	6,846	(4)	3,422		$26.40	2/27/2027	1,183	(17)	$26,866	3,551	(7)	$80,643
	4,140	(5)	8,280		$32.60	2/22/2028	2,811	(18)	$63,838	3,861	(8)	$87,683
	—		17,329	(6)	$26.37	2/21/2029	5,688	(13)	$129,174	5,535	(9)	$125,700

Footnotes

(1)

Represents stock options to purchase GCP stock that were converted upon separation from stock options originally granted by W. R. Grace & Co. on May 7, 2015 to purchase W.R. Grace. These options fully vested on May 7, 2018.

(2)

Represents stock options for GCP stock granted by us on February 8, 2016 as part of the Leadership Award issued in connection with the separation that vest one-third annually, beginning on the first anniversary of the grant date.

(3)

Represents stock options for GCP stock granted by us on February 25, 2016 as part of our fiscal 2016 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(4)

Represents stock options for GCP stock granted by us on February 27, 2017 as part of our fiscal 2017 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(5)

Represents stock options for GCP stock granted by us on February 22, 2018 as part of our fiscal 2018 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(6)

Represents stock options for GCP stock granted by us on February 21, 2019 as part of our fiscal 2019 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(7)

Represents PBUs granted on February 27, 2017 that vest after at the end of the FY17-FY19 performance cycle (such performance cycle ends December 31, 2019) only to the extent that the Committee certifies that the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of threshold performance.

(8)

Represents PBUs granted on February 22, 2018 that vest after at the end of the FY18-FY20 performance cycle (such performance cycle ends December 31, 2020) only to the extent that the Committee certifies that the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of threshold performance.

(9)

Represents PBUs granted on February 21, 2019 that vest after at the end of the FY19-FY21 performance cycle (such performance cycle ends December 31, 2021) only to the extent that the Committee certifies that the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of threshold performance.

(10)

Represents stock options for GCP stock granted by us on September 1, 2018 as part of our fiscal 2018 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(11)

Represents stock options for GCP stock granted by us on August 1, 2019 as part of our fiscal 2019 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(12)

Represents restricted stock units granted on September 1, 2018 as a sign-on award and as part of our fiscal 2018 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(13)	Represents restricted stock units granted on February 21, 2019 as part of our fiscal 2019 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.
(14)	Represents restricted stock units granted on August 1, 2019 as part of our fiscal 2019 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.
(15)

Represents PBUs granted on September 1, 2018 that vest after at the end of the FY18-FY20 performance cycle (such performance cycle ends December 31, 2020) only to the extent that the Committee certifies that the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of threshold performance.

(16)

Represents PBUs granted on August 1, 2019 that vest after at the end of the FY19-FY21 performance cycle (such performance cycle ends December 31, 2021) only to the extent that the Committee certifies that the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of threshold performance.

(17)	Represents restricted stock units granted on February 27, 2017 as part of our fiscal 2017 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.
(18)	Represents restricted stock units granted on February 22, 2018 as part of our fiscal 2018 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.
(19)

Represents stock options for GCP stock granted by us on April 8, 2019 as part of our fiscal 2019 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(20)	Represents restricted stock units granted on April 8, 2019 as part of our fiscal 2019 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.
(21)

Represents PBUs granted on April 8, 2019 that vest after at the end of the FY19-FY21 performance cycle (such performance cycle ends December 31, 2021) only to the extent that the Committee certifies that the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of threshold performance.

(22)

Represents stock options for GCP stock that were converted upon separation from stock options for W.R. Grace & Co. stock that were granted on October 19, 2015 to Mr. Srinivasan in connection with his commencement of employment that vested one-third annually, beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table provides information regarding the number of Company stock options that were exercised by named executive officers during fiscal 2019 and the value realized from the exercise of such awards. The table also provides information regarding the vesting of restricted stock unit awards during fiscal 2019.

FISCAL 2019 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(A)	(B)	(C)	(D)	(E)
Gregory E. Poling	32,162	$228,875	204,608	$5,113,926
Randall S. Dearth	—	—	17,527	$303,831
Dean P. Freeman	127,944	$384,465	48,633	$1,248,091
Craig A. Merrill	—	—	2,315	$63,378
Kevin R. Holland	—	—	14,090	$353,067
James E. Thompson	—	—	—	—
Naren B. Srinivasan	—	—	20,098	$519,370

Pension Benefits

The following table provides information regarding benefits under the GCP Applied Technologies Inc. Retirement Plan for Salaried Employees, which we refer to as our Retirement Plan, and the GCP Applied Technologies Inc. Supplemental Executive Retirement Plan, which we refer to as our SERP, for each of our named executive officers eligible to participate in the Retirement Plan and SERP.

2019 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (1) (#)	Present value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
(A)	(B)	(C)	(D)	(E)
Poling, Gregory	Retirement Plan	40.42 Years	$2,240,000	—
	SERP	40.42 Years	$8,242,000	—
Merrill, Craig	Retirement Plan	20.75 Years	$1,016,000	—
	SERP	20.75 Years	$717,000	—
Holland, Kevin	Retirement Plan	2.92 Years	$154,000	—
	SERP	2.92 Years	$81,000	—
Srinivasan, Narasimhan	Retirement Plan	4.17 Years	$158,000	—
	SERP	4.17 Years	$129,000	—

(1)

Represents the number of years of service credited under the respective plan. Pursuant to the Retirement Plan, employees must attain one year of service prior to participating in the plan and five years of credited service or age 55 prior to vesting in plan benefits. The SERP provides benefits only to the extent that the Retirement Plan provides benefits.

(2)

Amounts comprise the actuarial present value of the named executive officer’s accumulated benefit under the Retirement Plan and SERP as of December 31, 2019, assuming retirement at age 62 with benefits payable on a straight life annuity basis, based on assumptions used for financial reporting purposes under generally accepted accounting principles, including a 3.26% discount rate determined as set forth in Note 10 (Pension Plan and Other Postretirement Benefits Plans) to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. The Retirement Plan and SERP provide for a reduction in benefits to participants who elect early retirement ranging from a 17% reduction for retirement at age 55 to no reduction for retirement at age 62. Although these amounts appear as a lump sum, they generally are paid as an annuity. The amount reported is an accounting value that was not realized by the named executive officer in cash during 2019. The amounts for Mr. Srinivasan include benefits to which he is not currently entitled because he has not attained either five years of credited service or age 55 and thus is not vested in such benefits. Although Mr. Holland has not been credited with at least five years of service as of December 31, 2019, he has attained age 55 and thus is vested in plan benefits. Because the Retirement Plan was closed to new participants effective January 1, 2018, and eligibility in the SERP is based on eligibility in the Retirement Plan, Mr. Dearth is not eligible to participate in such plans.

Non-Qualified Defined Contribution and Other Non-Qualified Deferred Compensation Plans

The Company does not sponsor or maintain any non-qualified defined contribution or deferred compensation plan, program or arrangement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Plan. For all named executive officers, severance benefits are payable pursuant to the Severance Plan for Leadership Team Officers of GCP Applied Technologies Inc., which we refer to as our Severance Plan. Under the Severance Plan, benefits are payable to executive officers upon a qualifying involuntary termination of employment, permanent disability or death. Post-termination benefits consist of:

•	a single lump sum payment equal to the executive officer’s annual base salary as of the executive’s last day of employment (two times annual base salary for the Chief Executive Officer);

•

a single lump sum payment equal to the executive’s target annual incentive cash award for the fiscal year during which such executive’s employment terminates (two times the target annual incentive cash award for the Chief Executive Officer);

•

payment of a prorated portion of the executive’s annual incentive cash award for the fiscal year during which such executive’s employment terminates; provided that the executive completed at least three months of employment during such fiscal year; and

•	continuation of medical, dental and vision benefits at active employee rates for a period of up to 24 months.

Upon a termination of employment for misconduct, cause or similar reasons, executives, including named executive officers, are not eligible for severance benefits under our Severance Plan. For purposes of our Severance Plan, “cause” means engaging in actions that are injurious to the Company (monetarily or otherwise) or conviction of a felony or for any criminal violation involving dishonesty or fraud. The payment of benefits under our Severance Plan is conditioned upon the executive executing a separation agreement and general release, including certain non-competition, non-solicitation and confidentiality provisions. We may cancel benefits that are payable or seek to recover benefits previously paid if the executive violates the terms of the agreement or release of claims.

Salary Protection Plan. For all named executive officers, benefits in the event of death or disability prior to age 70 are payable pursuant to the Salary Protection Plan. In the event of an executive’s death, the Salary Protection Plan provides for a monthly benefit payable over no more than a 10-year period that is equal to the executive’s monthly base salary at the time of death for the first 12 months and half of the executive’s monthly base salary at the time of death for the next 108 months. In the event of an executive’s disability, the Salary Protection Plan provides for a monthly benefit that is equal to the executive’s monthly base salary at the time of disability for the first 12 months and 60% of the executive’s monthly base salary at the time of disability until the executive attains age 65. Payments under the Salary Protection Plan due to an executive’s disability are reduced by the amount of any benefits payable to the executive under the Company’s long-term disability plan, social security disability benefits and, upon attainment of age 62, the amount of any retirement benefits provided under a Company retirement plan. Payments under the Salary Protection Plan are paid in monthly installments in the form of salary continuation payments.

Change in Control Agreements. All named executive officers have entered into Change in Control Agreements with the Company, which renew automatically on an annual basis unless our Board of Directors elects not to renew them. Severance benefits upon a change in control are payable pursuant to the Change in Control Agreements instead of the Severance Plan. Under the Change in Control Agreements, benefits are payable to executives only if the executive experiences an involuntary termination of employment other than for cause or resigns for good reason within 24 months after a change in control. Post-termination benefits consist of:

•

a single lump sum payment equal to three times the executive’s annual base salary as of the date immediately preceding such executive’s last day of employment (subject to reduction if the executive has attained age 62);

•

a single lump sum payment equal to three times the executive’s target annual incentive cash award for the calendar year during which such executive’s employment terminates (subject to reduction if the executive has attained age 62);

•	payment of a prorated portion of the executive’s annual incentive cash award for the fiscal year during which such executive’s employment terminates;

•

continuation of medical, dental and vision benefits that are substantially similar to those the executive received under Company benefit plans immediately preceding executive’s last day of employment at active employee rates for a period of up to 24 months; and

•	continuation of benefits that are similar to those the executive received under the Salary Protection Plan for a period of up to 24 months.

The Change in Control Agreements do not provide for any excise tax assistance (i.e., gross-ups) upon a change in control termination. Upon a termination of employment for cause, named executive officers are not eligible for benefits under the Change in Control Agreement. For purposes of the Change in Control Agreement, “cause” means the willful and continued failure to substantially perform duties with the Company after a written demand for substantial performance or willful engaging in conduct which is demonstrably and materially injurious to the Company (monetarily or otherwise).

A change in control of the Company will be triggered under the named executive officers’ Change in Control Agreements if (i) the Company determines that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the company in substantially the same proportions as their ownership of stock of the company, has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the outstanding common stock of the Company; (ii) the individuals currently serving on the Board of Directors who are “Continuing Directors” cease to constitute a majority of any class of directors of the Board of Directors; or (iii) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Corporate Transaction”), in each case, with respect to which the stockholders of the Company immediately prior to such Corporate Transaction do not, immediately after the Corporate Transaction, own 50% or more of the combined voting power of the corporation resulting from such Corporate Transaction. A “Continuing Director” for purposes of this definition means any member of the Board of Directors who is currently a member of the Board of Directors, and any successor to such a member of the Board of

Directors who is approved as a nominee or elected to succeed any such member by a majority of such members of the Board of Directors. This means that a change in control of the Company will be triggered under the named executive officers’ Change in Control Agreements if the directors currently serving on the Board of Directors cease to constitute a majority of directors as the result of Starboard’s success in replacing such individuals through the proxy contest.

Payments under the Severance Plan or Change in Control Agreements may be delayed until six months after termination of employment if necessary to comply with Internal Revenue Code Section 409A.

Equity Awards. The terms of equity awards issued to named executive officers as part of our fiscal 2017, fiscal 2018 and fiscal 2019 annual equity awards, which we refer to as 2017 Awards, 2018 Awards and 2019 Awards (which include Mr. Dearth’s sign-on grant of restricted stock units), respectively, provide for vesting under various termination or change in control scenarios as described below. Our 2017 Awards, 2018 Awards and 2019 Awards consist of stock options, restricted stock units and PBUs and were all granted under the Company’s Equity and Incentive Plan as amended and restated on February 28, 2017 (the “2017 EIP”).

•

Death or Disability. The terms of the 2017 Awards, 2018 Awards and 2019 Awards provide that stock options and restricted stock units that have been held by the participant for at least 6 months fully vest upon an executive’s termination of employment due to death or disability. Performance-Based Units that have been held by the participant for at least 6 months at the time of the participant’s death or disability will be paid only if and to the extent that such Long-Term Performance Award would have vested and been paid had the Participant continued in active employment with the Company through the relevant vesting date.

•

Retirement. The terms of the 2017 Awards, 2018 Awards and 2019 Awards are the same as under Death and Disability once the participant has reached 60 years of age with 5 or more years of service. As of the end of fiscal 2019, Mr. Merrill has satisfied the requirements for retirement treatment pursuant to the 2017 Awards, 2018 Awards and 2019 Awards.

•

Change in Control. The terms of the 2017 Awards, 2018 Awards and 2019 Awards issued as stock options or restricted stock units provide for full vesting of such awards upon a change in control if the acquirer does not issue a replacement award to the award holder or, within two years after the change in control, the award holder is involuntarily terminated without cause or resigns for good reason. The 2017 Awards, 2018 Awards and 2019 Awards issued as PBUs provide for pro rata vesting of such awards upon a change in control as follows: (i) if a replacement award is not provided to the award holder, then such holder shall become vested in a pro rata portion (calculated based on the date of the change in control, relative to the entire period of the performance cycle in respect of which the award was granted) of each applicable award based on the actual performance level achieved as of the date of the change in control; and (ii) if a replacement award is provided to the award holder, and within two years after the change in control, the award holder is involuntarily terminated without cause or resigns for good reason, then such holder shall become vested in a pro rata portion (calculated based on the date of the change in control termination date, relative to the entire period of the performance cycle in respect of which the award was granted) of each applicable award based on the actual performance level achieved as of the date of the last day of the entire performance cycle.

A change in control of the Company will be triggered under our 2017 EIP if: (a) any person or entity, excluding for this purpose, (i) the Company or any subsidiary or (ii) any employee benefit plan of the Company or any subsidiary (or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; provided, however, that no change in control will be deemed to have occurred as a result of (x) a change in ownership percentage resulting solely from an acquisition of securities by the Company or (y) from an acquisition of securities directly from the Company, by another person; or (b) a change in the composition of the Board such that persons who, as of the effective date of the 2017 EIP constitute the Board of Directors of the Company

(“Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided, however, that any person who becomes a member of the Board of Directors of the Company subsequent to effective date of the 2017 EIP shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least fifty percent (50%) of the Incumbent Directors; provided, further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board of Directors including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or (c) the consummation of a reorganization, merger or consolidation or similar transaction involving the Company or any subsidiary or sale or other disposition of at least eighty percent (80%) by value of the assets of the Company or the acquisition of assets or securities of another entity by the Company or any subsidiary (a “Business Combination”), in each case, unless, following such Business Combination (1) all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own directly or indirectly more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company and (2) neither an event described in clause (a) or (b) of this definition of Change in Control has otherwise occurred in connection with such Business Combination; or (d) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company. This means that a change in control of the Company will be triggered under the 2017 EIP if the directors currently serving on the Board of Directors cease to constitute a majority of directors as the result of Starboard’s success in replacing such individuals through the proxy contest.

Other Termination Provisions. The terms of the Annual Incentive Plan provide that an executive is entitled to a prorated annual incentive cash award based on the number of whole months that the executive officer was employed by the Company during the fiscal year upon death, disability, retirement or involuntary termination of employment (other than for cause); however, the executive must have been employed for at least the first three months of the fiscal year for this provision to apply.

The table below reflects the amount of compensation that would become payable to each of our named executive officers under existing plans or agreements if the named executive officer’s employment had terminated on December 31, 2019, the last day of our 2019 fiscal year, given the named executive’s age and service levels as of such date and, if applicable, based on our closing stock price as of December 31, 2019 (the last trading day of our 2019 fiscal year), which was $22.71. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, and benefits available generally to salaried employees, such as benefits under tax-qualified retirement plans or excess benefit plans (i.e., the SERP).

The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change in control can be determined only at the time of any such event. Due to a number of factors that may affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be higher or lower than indicated in the table. Factors that could affect these amounts include the timing during the year of any such event, our stock price, the executive’s age and years of service, the attained level of performance for PBUs, and any additional agreements or arrangements we may enter into in connection with any change in control or termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name and Termination Scenario	Cash Severance	Bonus	Option Awards	Stock Awards	Salary Protection Plan	Welfare Benefits and Outplacement	Total
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
Gregory G. Poling
Retirement	$0	$0	$0	$2,586,533	$0	$0	$2,586,533
Randall S. Dearth
Involuntary Termination	$2,964,375	$0	$0	$0	$0	$42,528	$3,006,903
Death	$0	$0	$13,401	$1,772,550	$3,875,032	$0	$5,660,982
Disability	$0	$0	$13,401	$1,772,550	$4,378,750	$0	$6,164,700
Retirement	$0	$0	$0	$0	$0	$0	$0
Change in Control Termination	$4,446,563	$707,188	$13,401	$1,772,550	$0	$42,528	$6,982,228
Craig A. Merrill
Involuntary Termination	$305,450	$0	$0	$0	$0	$0	$305,450
Death	$0	$0	$0	$239,579	$0	$0	$239,579
Disability	$0	$0	$0	$239,579	$0	$0	$239,579
Retirement	$0	$0	$0	$0	$0	$0	$0
Change in Control Termination	$488,720	$0	$0	$239,579	$0	$21,264	$749,563
Kevin R. Holland
Involuntary Termination	$634,480	$0	$0	$0	$0	$42,528	$677,008
Death	$0	$0	$0	$505,763	$1,586,206	$0	$2,091,969
Disability	$0	$0	$0	$505,763	$1,784,475	$0	$2,290,238
Retirement	$0	$0	$0	$0	$0	$0	$0
Change in Control Termination	$1,903,440	$237,930	$0	$505,763	$0	$42,528	$2,689,661
James E. Thompson
Involuntary Termination	$624,000	$0	$0	$0	$0	$42,528	$666,528
Death	$0	$0	$0	$408,632	$1,365,000	$0	$1,773,632
Disability	$0	$0	$0	$408,632	$1,462,500	$0	$1,871,132
Retirement	$0	$0	$0	$0	$0	$0	$0
Change in Control Termination	$1,872,000	$234,000	$0	$408,632	$0	$42,528	$2,557,160
Narasimhan (Naren) B. Srinivasan
Involuntary Termination	$656,893	$0	$0	$0	$0	$42,528	$699,421
Death	$0	$0	$0	$513,905	$2,237,774	$0	$2,751,679
Disability	$0	$0	$0	$513,905	$4,434,665	$0	$4,948,570
Retirement	$0	$0	$0	$0	$0	$0	$0
Change in Control Termination	$1,970,680	$250,043	$0	$513,905	$0	$42,528	$2,777,156

Cash Severance (Column B)

Involuntary Termination—other than for cause, misconduct or similar reason. Represents a single lump sum payment of the named executive officer’s annual base salary (two times the annual base salary for Mr. Dearth), as of December 31, 2019, plus an amount equal to the target annual incentive cash awards for the respective executive officer (two times the target annual incentive cash award for Mr. Poling).

Change in Control Termination. For Messrs. Dearth, Holland, Thompson and Srinivasan represents a lump sum payment equal to three times (a) the named executive officer’s annual base salary as of December 31, 2019; plus (b) the named executive officer’s expected annual incentive cash award for the 2019 fiscal year, subject to reduction if the executive has attained age 62. For Mr. Merrill represents a lump sum payment equal to one times (a) the named executive officer’s annual base salary as of December 31, 2019; plus (b) the named executive officer’s expected annual incentive cash award for the 2019 fiscal year, subject to reduction if the executive has attained age 62.

Bonus (Column C)

Represents a prorated payment of the annual incentive cash award based on the number of whole months (or days in the Change in Control Termination scenario) that the named executive officer was employed by the Company during the fiscal year. Because we have assumed that the applicable termination of employment occurred on the last day of our 2019 fiscal year, the amounts reported in Column C for this scenario represent the full annual incentive cash award payable to each executive for fiscal 2019. The amounts represent the annual incentive cash award based on Company performance for fiscal 2019.

Option Awards (Column D)

Death/Disability. The amounts reported in Column D for these scenarios represent the value attributable to 2017 Awards, 2018 Awards and 2019 Awards issued as stock option awards that would have vested had the named executive officer terminated employment due to death or disability on December 31, 2019.

Retirement. For Mr. Poling, the amount also includes the value attributable to 2017 Awards, 2018 Awards and 2019 Awards issued as stock option awards that vested because he voluntarily terminated employment on December 31, 2019.

Change in Control Termination. The amounts reported for this scenario represent the value that would have been attained upon the full vesting of all unvested options held by the named executive officer as of December 31, 2019, assuming that a replacement award for the 2017 Awards, 2018 Awards and 2019 Awards were not granted in connection with a change in control.

Stock Awards (Column E)

Death/Disability. The amounts reported in Column E for these scenarios represent the value attributable to Leadership Awards issued as restricted stock unit awards that would have become vested on a prorated basis and 2017 Awards, 2018 Awards and 2019 Awards issued as restricted stock units and PBUs that would have become fully vested had the named executive officer terminated employment due to death or disability on December 31, 2019. For purposes of these scenarios, amounts attributable to the 2017 Awards, 2018 Awards and 2019 Awards that were issued as PBUs are based on the number of shares that would have vested based on achievement of threshold performance.

Retirement. The amount reported in Column E for this scenario for Mr. Poling who, as of December 31, 2019, satisfied the requirements for retirement under the Leadership Awards issued as restricted stock unit awards and the 2017 Awards 2018 Awards and 2019 Awards issued as restricted stock unit awards and PBUs, represents the prorated vesting of unvested restricted stock units issued as Leadership Awards and the full vesting of unvested restricted stock units and PBUs issued as 2017 Awards 2018 Awards and 2019 Awards that were held by Mr. Poling on December 31, 2019, which vested upon his retirement.

Change in Control Termination. The amounts reported for this scenario represent the value that would have been attained upon the full vesting of all unvested restricted stock unit awards held by the named executive officer as of December 31, 2019, assuming that replacement awards for the 2017 Awards 2018 Awards and 2019 Awards were not granted in connection with a change in control and that the executive experienced an involuntary termination of employment concurrently with the change in control. For purposes of this scenario, amounts attributable to the 2016 Awards issued as PBUs are based on the number of shares that would have vested based on achievement of target performance, and amounts attributable to the 2017 Awards 2018 Awards and 2019 Awards issued as PBUs are based on the number of shares that would have vested based on achievement of threshold performance.

Welfare Benefits and Outplacement Services (Column G)

Represents the employer portion of the premium paid on behalf of the named executive officer for continued coverage under the Company’s medical, dental and vision plans during the applicable severance period. Amounts are based on actual rates determined by the Company for the 2019 calendar year.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE THE

COMPENSATION OF GCP’S NAMED EXECUTIVE OFFICERS

Under Section 14A of the Exchange Act, our stockholders are entitled to vote on a proposal to approve on an advisory (non-binding) basis, the compensation of the executive officers named in the Summary Compensation Table set forth in “Executive Compensation – Executive Compensation Tables.” This vote is generally referred to as a “Say on Pay” vote. Accordingly, we are asking stockholders to approve, on an advisory basis, the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

We do not intend that this vote address any specific items of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this proxy statement. This vote is advisory and not binding on GCP, the Compensation Committee or our Board. However, as the vote is an expression of our stockholders’ views on a significant matter, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

We encourage our stockholders to read the Compensation Discussion and Analysis set forth under “Executive Compensation,” which describes our 2019 compensation program in detail.

We believe that the information we have provided in this proxy statement shows that we have designed our executive compensation program to attract, motivate and retain a highly qualified and effective executive team and to promote long-term stockholder value, strong annual and long-term operational and financial results, and ethical conduct in accordance with GCP’s core values.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

APPROVAL ON AN ADVISORY, NON-BINDING BASIS OF THE COMPENSATION OF GCP’S NAMED

EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR

RATIFICATION OF THE AMENDED RIGHTS AGREEMENT

Introduction

On March 15, 2019, our Board of Directors adopted a rights agreement (the “Rights Agreement”) with Equiniti Trust Company, as rights agent. In connection with adopting the Rights Agreement, on March 15, 2019, the Company declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of our common stock issued and outstanding on the record date for the dividend. The dividend was payable on March 25, 2019 to the stockholders of record as of the close of business on March 25, 2019. The Board of Directors also authorized and directed the issuance of one Right with respect to each share of our common stock to be issued after this record date and prior to the expiration of the Rights.

On March 13, 2020, the Board approved the First Amendment to the Rights Agreement (the “Amendment” and together with the Rights Agreement, the “Amended Rights Agreement”) with Equiniti Trust Company, as rights agent. Absent the adoption of the Amendment, the Rights would have expired under the terms of the Rights Agreement on March 14, 2020. The Amendment extends the expiration date of the Rights Agreement to the earlier of March 14, 2023 or the close of business on the first business day following the date on which the Inspector of Election for the first annual meeting of stockholders of the Company following March 13, 2020 certifies that stockholder approval of the rights plan has not been obtained (or earlier to the extent provided in the Amended Rights Agreement). In addition, the Amendment raises the level of beneficial ownership for a person or group to become an “Acquiring Person” (as defined in the Amended Rights Agreement and described below) from 15% to 20% of the Company’s outstanding shares of common stock. Pursuant to the Amended Rights Agreement, the Rights will not be exercisable until 10 days after the public announcement that a person or group has become an Acquiring Person. If a stockholder’s beneficial ownership as of the time of the public announcement of the adoption of the Rights Agreement on March 15, 2019 was at or above 20%, that stockholder’s existing ownership percentage would be grandfathered, but the Rights would become exercisable if at any time after such announcement the stockholder increases its ownership percentage by 0.001% or more.

We are submitting the Amended Rights Agreement to our stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the Board’s approval of the Amended Rights Agreement, the Rights will expire in accordance with their terms on the close of business on the first business day following the date on which the Inspector of Election for the Annual Meeting certifies that stockholder approval of the Amended Rights Agreement has not been obtained (or earlier to the extent provided in the Amended Rights Agreement). Thus, the Amended Rights Agreement requires stockholder approval for the Rights to remain in effect. The Board urges our stockholders to carefully read this proposal and the full terms of the Amended Rights Agreement attached as Appendix C to this proxy statement.

Purpose

The Amended Rights Agreement is intended to enable all GCP stockholders to realize the full potential value of their investment in GCP and to protect GCP and its stockholders from efforts to obtain control of GCP that are inconsistent with the best interests of GCP and its stockholders. GCP’s Board of Directors adopted the rights plan in 2019 in response to a rapid and significant accumulation of GCP’s outstanding common stock by 40 North Management (together with its affiliates, “40 North”), GCP’s largest stockholder, and the possibility that 40 North would accumulate a potentially controlling position in GCP without paying a control premium to all stockholders. 40 North owns, as of April 1, 2020, approximately 24.4% of GCP’s common stock and had previously received clearance under the Hart-Scott-Rodino Act allowing it to acquire up to almost 50% of GCP’s common stock. GCP’s Board of Directors has determined that circumstances continue to warrant GCP maintaining the protections afforded by the 2019 rights plan and unanimously recommends that GCP stockholder vote “FOR” the ratification of the Amended Rights Agreement.

Summary

The Rights. Our Board authorized the issuance of a Right with respect to each outstanding share of common stock on March 25, 2019. The Rights will initially trade with, and will be inseparable from, the common stock. The Rights are evidenced only by certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) that represent shares of common stock. New Rights accompany any new shares of common stock we issue after March 25, 2019 until the Distribution Date described below or until the expiration, exchange, redemption or termination of the Rights.

Exercisability. The Rights will not be exercisable until 10 days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 20% or more of our outstanding common stock. If a stockholder’s beneficial ownership of our common stock as of the time of the public announcement of the Rights Agreement and associated dividend declaration on March 15, 2019 was at or above 20% (including through entry into certain derivative positions), that stockholder’s then-existing ownership percentage would be grandfathered, but the Rights would become exercisable if at any time after such announcement, the stockholder increases its ownership percentage by 0.001% or more. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

The date when the Rights become exercisable is referred to as the “Distribution Date.” Until that date, the common stock certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) will also evidence the Rights, and any transfer of shares of common stock will constitute a transfer of Rights. After that date, the Rights will separate from the common stock and be evidenced by book-entry credits or by Rights certificates that we will mail to all eligible holders of common stock. Any Rights held by an Acquiring Person are null and void and may not be exercised.

Exercise Price. Each Right will allow its holder to purchase from our Company one one-hundredth of a share of Series A Junior Participating Preferred Stock (“Preferred Share”) for $150 (the “Exercise Price”), once the Rights become exercisable. This portion of a Preferred Share will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of common stock. Beneficial Ownership. Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to be ownership of the underlying common stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act — are treated as beneficial ownership of the number of shares of the Company’s common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the Company’s common stock are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the rights plan are excepted from such imputed beneficial ownership.

Shares of common stock held by “Affiliates” and “Associates” of an Acquiring Person, and “Notional Common Shares” held by counterparties to a “Derivatives Contract” (as such terms are defined in the Amended Rights Agreement) with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.

Consequences of a Person or Group Becoming an Acquiring Person.

•

Flip In. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may, for the Exercise Price, purchase shares of our common stock with a market value of $300, based on the market price of the common stock prior to such acquisition.

•

Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common stock, our Board may extinguish the Rights by exchanging one share of common stock or equivalent security for each Right, other than Rights held by the Acquiring Person.

•

Flip Over. If our Company is later acquired in a merger or similar transaction after the Rights Distribution Date, all holders of Rights except the Acquiring Person may, for $150, purchase shares of the acquiring corporation with a market value of $300 based on the market price of the acquiring corporation’s stock, prior to such merger.

Preferred Share Provisions.

Each one one-hundredth of a Preferred Share, if issued:

•	will not be redeemable.

•	will entitle holders to quarterly dividend payments of $0.01 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater.

•	will entitle holders upon liquidation either to receive $1.00 per share, or an amount equal to the payment made on one share of common stock, whichever is greater.

•	will have the same voting power as one share of common stock.

•

if shares of our common stock are exchanged as a result of a merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

The value of one one-hundredth interest in a Preferred Share should approximate the value of one share of common stock.

Expiration. The Amended Rights Agreement will expire on March 14, 2023 or the close of business on the first business day following the date on which the Inspector of Election for the first annual meeting of stockholders of the Company following March 13, 2020 certifies that the stockholder approval of the Amended Rights Agreement has not been obtained (or earlier expiration to the extent provided in the Amended Rights Agreement).

Redemption. Our Board may redeem the Rights for $0.01 per Right at any time before any person or group becomes an Acquiring Person. If our Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.01 per Right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

Qualifying Offer Provision. The Amended Rights Agreement will not interfere with fully financed all-cash tender offers or exchange offers offering common stock of the offeror (or a combination of cash and common stock of the offeror) for all shares of the Company’s outstanding common stock at the same per share consideration, that remain open for a minimum of 60 business days, are subject to a minimum condition of a majority of the outstanding shares being tendered, provide for a 10 business day “subsequent offering period” after successful completion of the offer and require the offeror to irrevocably commit to consummate, as promptly as practicable upon successful completion of the offer, a second step transaction whereby all outstanding shares of common stock of the Company not purchased in the offer will be acquired for the same per-share consideration actually paid pursuant to the offer. In the event the Company receives a qualifying offer and the Board has not redeemed the Rights or exempted the qualifying offer within 60 business days, the consummation of the qualifying offer will be exempt from the operation of the Amended Rights Agreement, and the Amended Rights Agreement will immediately expire upon consummation of the qualifying offer.

Anti-Dilution Provisions. Our Board may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, a reclassification of the Preferred Shares or common stock. No adjustments to the Exercise Price of less than 1% will be made.

Amendments. The terms of the Amended Rights Agreement may be amended by our Board without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, our Board may not amend the agreement in a way that adversely affects holders of the Rights.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE RATIFICATION OF THE AMENDED RIGHTS AGREEMENT.

QUESTIONS AND ANSWERS

ABOUT THE ANNUAL MEETING AND THE VOTING PROCESS

Quick Reference Guide

1.	Why am I receiving these materials?
2.	What is included in the proxy materials?
3.	Internet access to meeting materials
4.	What am I voting on?
5.	Board voting recommendations
6.	Will any other matters be voted on?
7.	Other candidates in opposition to the Board’s nominees
8.	Who can vote and number of votes per share?
9.	How do I vote?
10.	Can I change my vote or revoke my proxy?
11.	What is the deadline for voting shares?
12.	Is my voting privacy protected?
13.	Who will count the votes?
14.	Record and Beneficial Owners
15.	Why is it important for me to vote?
16.	What is the effect of not voting?
17.	Vote required to approve each proposal

18.	Shares represented by proxy materials
19.	Different color proxy cards or voting instruction cards
20.	Multiple sets of BLUE proxy materials
21.	What should I do if I receive a proxy from Starboard?
22.	Who can attend the meeting?
23.	What do I need to do to attend the meeting?
24.	Can I bring a guest to the meeting?
25.	Votes necessary to hold the meeting
26.	Solicitation of proxies
27.	GCP corporate governance materials
28.	How do I obtain more information?
29.	How can I obtain an additional BLUE proxy card or voting instruction card?
30.	Questions
31.	Technical Difficulties in the event the Annual Meeting is held not only in person but also by means of remote communication

Question 1: Why am I receiving these materials?

We are making these proxy materials available to you because our records indicate that you owned shares of GCP common stock as of April 13, 2020, the record date for our Annual Meeting to be held on May 28, 2020 at 10:00 a.m. Eastern Time at [●]. We are actively monitoring developments regarding the coronavirus, or COVID-19, and are sensitive to the health and travel concerns of our shareholders, as well as the protocols that federal, state and local governments may impose. In the event it is not possible to hold the Annual Meeting solely in person, we will evaluate our options for holding the Annual Meeting by means of online remote communication as well, and we will announce any such alternative arrangements. If we take this step, we will announce the decision to do so as promptly as practicable and provide instructions on how shareholders can participate via a press release and on our website, www.gcpat.com, which will also be filed with the SEC as proxy material. This proxy statement describes the proposals that will be voted on at the Annual Meeting, and any adjournments and postponements thereof, and will provide you with the information necessary to make an informed voting decision on the proposals to be presented at the Annual Meeting. Your vote is very important. We request that you vote on the proposals by following the instructions on the BLUE proxy card or BLUE voting instruction card to vote by Internet, telephone, or by mail, in each case in the manner described in this proxy statement.

Question 2: What is included in the proxy materials?

The proxy materials include:

•	Proxy statement for the Annual Meeting;

•	Annual Report, which includes our Annual Report on Form 10-K and audited consolidated financial statements; and

•	The BLUE proxy card.

Question 3: Can I access the proxy materials via the Internet?

The Notice of Annual Meeting of Stockholders, proxy statement and Annual Report are also available at www.viewourmaterial.com/GCP and at www.gcpat.com.

Question 4: What am I voting on?

You are voting on FOUR proposals:

Proposal One:

Election of ten directors for a term of one year, with the following as our Board’s unanimously recommended nominees:

Gerald G. Colella

Randall S. Dearth

Janice K. Henry

Clay H. Kiefaber

James F. Kirsch

Armand F. Lauzon

Phillip J. Mason

John R. McPherson

Elizabeth Mora

Danny R. Shepherd

Proposal Two:	The ratification of PricewaterhouseCoopers LLP as GCP’s independent registered public accounting firm for fiscal year 2020.

Proposal Three:	An advisory, non-binding vote to approve the compensation of GCP’s named executive officers, as described in this proxy statement.

Proposal Four:	The ratification of the Amended Rights Agreement

Question 5: What are the voting recommendations of our Board?

Our Board is soliciting your proxy and unanimously recommends the following votes:

Proposal One:	FOR each of the Board’s ten director nominees named in this proxy statement and on the BLUE proxy card.

Proposal Two:	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2020.

Proposal Three:	FOR the approval of the compensation of GCP’s named executive officers, as described in this proxy statement.

Proposal Four:	FOR the ratification of the Amended Rights Agreement

Question 6: Will any other matters be voted on?

We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting, the proxy holders will use their discretion to vote on these matters as they may arise. Furthermore, if a nominee is unable to serve or for good cause will not serve as director, then the proxy holders will vote for a Board-nominated substitute.

Question 7: Have other candidates been nominated for election as directors at the Annual Meeting in opposition to the Board’s nominees?

Yes. Starboard, a Company shareholder, has filed a definitive proxy statement reflecting that it has nominated eight persons for election as directors to the GCP Board of Directors at the Annual Meeting. You may receive solicitation materials from Starboard, including a proxy statement and a white proxy card.

The Board of Directors does not endorse any Starboard nominee (other than Mr. Kiefaber) and unanimously recommends that you vote “FOR” the election of all ten nominees proposed by the Board of Directors on the BLUE proxy card or voting instruction card (including via the telephone or Internet methods of voting specified thereon). The Board of Directors strongly urges you not to sign or return any white proxy card sent to you by Starboard. If you have previously submitted a white proxy card sent to you by Starboard, you can vote for our Board of Directors’ nominees by using the enclosed BLUE proxy card or voting instruction card (including via the telephone or Internet methods of voting specified thereon) which will automatically revoke your prior proxy. Any later-dated white proxy card that you send to Starboard will also revoke your proxy, including BLUE proxies that you have voted “FOR” our Board of Directors’ nominees, and we strongly urge you NOT to sign or return any white proxy cards sent to you by Starboard. Only the latest validly executed proxy that you submit will be counted.

Question 8: Who can vote? What is the number of votes per share?

If you hold shares of GCP common stock as of the close of business on April 13, 2020, the record date for the Annual Meeting, then you are entitled to one vote per share for each matter presented at the Annual Meeting. There is no cumulative voting.

Question 9: How do I vote?

If you are the record holder of shares of GCP common stock, you may vote by following the instructions below. Technically speaking, when you vote via the Internet, by telephone or by mail, you are authorizing a proxy to vote your shares at the Annual Meeting. We use the commonly recognized word “vote” in this proxy statement to cover this procedure. If you hold shares through a broker, bank, financial institution or other nominee or intermediary, you may vote by complying with the instructions of your nominee or intermediary set forth on the BLUE voting instruction card.

Vote via the Internet

You may vote via the Internet at www.cesvote.com as instructed on the BLUE proxy card or by following the instructions provided by your bank, broker or nominee on the BLUE voting instruction card, in each case, at or before 11:59 p.m., Eastern Time, on [●]. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been recorded properly. If you vote your shares via the Internet, you do not need to return a proxy card. Please see the BLUE proxy card or BLUE voting instruction card for Internet voting instructions. We encourage you to vote in this manner as it is the most cost-effective method.

Vote by Telephone

You may vote toll-free by telephone by calling 1-888-693-8683 in the U.S., U.S. territories and Canada on a touch tone telephone and following the instructions provided on the telephone line at or before 11:59 p.m., Eastern Time, on [●]. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been recorded properly. If you vote by telephone, you do not need to return a proxy card. Please see the BLUE proxy card or BLUE voting instruction card for telephone voting instructions.

Vote by Mail

If you choose to vote your shares by mail, simply mark your BLUE proxy card, sign and date it, and return it in the postage-paid envelope provided so that it is received in sufficient time before the polls close at the meeting on [●].

Vote In Person, or Virtually in the Event of an Annual Meeting held in Person as well as by Means of Online Remote Communication

You may attend the Annual Meeting in person and complete a written ballot. In the event it is not possible to hold the Annual Meeting solely in person, we will evaluate our options for holding the Annual Meeting by means of online remote communication as well, and we will announce any such alternative arrangements. If we take this step, we will announce the decision to do so as promptly as practicable and provide instructions on how shareholders can vote via a press release and on our website, www.gcpat.com, which will also be filed with the SEC as proxy material. If you hold shares through a broker, bank, financial institution or other nominee or intermediary, you must obtain a written proxy, executed in your favor, from the record holder to be able to vote in person (or, if applicable, by means of online remote communication) at the Annual Meeting. See “What do I need to do to attend the Annual Meeting?” below for more information.

Whether or not you plan to attend our Annual Meeting, we urge you to vote your shares FOR our Board’s nominees and FOR all other proposals recommended by our Board by using the enclosed BLUE proxy card.

Question 10: Can I change my vote or revoke my proxy?

Yes, you can change your vote or revoke your proxy, if you are a stockholder of record, by:

•	entering a new vote by Internet or telephone at or before 11:59 p.m., Eastern Time, on [●];

•	returning a later-dated proxy card by mail so that it is received before the close of business on [●];

•

notifying our Corporate Secretary, by written revocation letter, stating that you are revoking your proxy, delivered to the Company’s address listed on the front page of this proxy statement before the beginning of the Annual Meeting; or

•

attending the Annual Meeting and completing and submitting a written ballot (or, in the event we determine to hold the Annual Meeting by means of online remote communication as well as in person, by submitting a ballot in accordance with instructions we issue via a press release and on our website, www.gcpat.com, which will also be filed with the SEC as proxy material).

If you hold shares through a broker, bank, financial institution or other nominee or intermediary, you can change your vote or revoke your proxy by complying with the instructions of your nominee or intermediary set forth on the voting instruction card.

Submitting a white Starboard proxy card—even if you vote against the Starboard nominees—will revoke any vote you previously made via our BLUE proxy card. If you wish to vote pursuant to the recommendation of our Board of Directors, you should disregard any proxy card that you receive that is not a BLUE proxy card and not return any white proxy card that you may receive from Starboard and use the BLUE proxy card to vote “FOR” our Board’s nominees.

Question 11: What is the deadline for voting my shares if I do not intend to vote at the Annual Meeting in person?

If you do not intend to vote at the Annual Meeting in person, your signed proxy card must be received and processed before the close of the polls at the Annual Meeting. Please allow sufficient time for your vote to be received and processed before the Annual Meeting. You may also vote by Internet or by telephone at or before 11:59 p.m., Eastern Time, on [●]. If you hold shares through a broker, bank, financial institution or other nominee or intermediary, you must comply with the instructions of your nominee or intermediary set forth on the voting instruction card.

Question 12: Is my voting privacy protected?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within GCP or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the votes; and (3) to facilitate a successful proxy solicitation.

Question 13: Who will count the votes?

First Coast Results, Inc. has been appointed as inspector of election. Its representatives will attend the Annual Meeting and will count the votes.

Question 14: What is the difference between holding shares as a stockholder of record versus as a beneficial owner?

Many of our stockholders hold their shares as beneficial owner through a broker, bank, financial institution or other nominee or intermediary, rather than directly in their own name as stockholder of record. As summarized below, there are some differences between holding shares directly as stockholder of record and owning shares beneficially through a broker, bank, financial institution or other nominee or intermediary:

Stockholders of Record

If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the stockholder of record with respect to those shares, and the proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, or to vote in person (or, in the event that we determine to hold the Annual Meeting by means of online remote communication as well as in person, in accordance with instructions we issue via a press release and on our website, www.gcpat.com, which will also be filed with the SEC as proxy material) at the Annual Meeting.

Beneficial Owners

If your shares are held by a broker, bank, financial institution or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your nominee or intermediary. As the beneficial owner, you have the right to direct your nominee or intermediary on how to vote your shares. You are also welcome to attend the Annual Meeting in person (or, in the event that we determine to hold the Annual Meeting by means of online remote communication as well as in person, in accordance with instructions we issue via a press release and on our website, www.gcpat.com, which will also be filed with the SEC as proxy material). However, since you are not the stockholder of record, you may not vote these shares in person (or by means of online remote communication, if applicable) at the Annual Meeting unless you request, complete and deliver a legal proxy from your nominee or intermediary. Your nominee or intermediary should have enclosed with the proxy materials a voting instruction card for you to use in directing the nominee or intermediary how to vote your shares. If a BLUE voting instruction card was not included in the printed proxy materials, please contact your nominee or intermediary to determine how to provide voting instructions. Given the contested nature of the election, your broker, bank or other nominee may not be able to vote your shares with respect to the proposals to be voted on at the Annual Meeting in the absence of your voting instructions. Your broker, bank or other nominee has enclosed a voting instruction card for you to use to direct the broker, bank or other nominee regarding how to vote your shares. Please instruct your broker, bank or other nominee how to vote your shares using the voting instruction card you received from them. Please return your completed BLUE voting instruction card to your broker, bank or other nominee and contact the person responsible for your account so that your vote can be counted. If your broker, bank, or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well by following the instructions on the BLUE voting instruction card.

Question 15: Why is it important for me to vote?

If you do not vote, your shares may not be represented at the Annual Meeting. This may result in matters not receiving the number of votes necessary for their approval.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, we encourage you to read this proxy statement and vote your shares by submitting the BLUE proxy card or voting instruction card in the envelope provided to you or to use the telephone or Internet methods of voting described in your BLUE proxy card as promptly as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. If you attend the Annual Meeting, you may revoke any prior proxy by voting in person (or, in the event that we determine to hold the Annual Meeting by means of online remote communication as well as in person, in accordance with instructions we issue via a press release and on our website, www.gcpat.com, which will also be filed with the SEC as proxy material).

Given the contested nature of the election, your broker, bank or other nominee may not be able to vote your shares with respect to the proposals to be voted on at the Annual Meeting in the absence of your voting instructions. Your broker, bank or other nominee has enclosed a voting instruction card for you to use to direct them regarding how to vote your shares. Please instruct your broker, bank or other nominee how to vote your shares using the voting instruction card you received from them. Please return your completed BLUE proxy card or voting instruction card to your broker, bank or other nominee and contact the person responsible for your account so that your vote can be counted. If your broker, bank or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.

Question 16: What is the effect of not voting?

If you own shares in “street name” through a broker, bank, financial institution or other nominee or intermediary and you do not vote:

Given the contested nature of the election, the NYSE rules governing brokers’ discretionary authority will limit the ability of such brokers to exercise discretionary authority regarding the proposals to be voted on at the Annual Meeting. If your broker, bank or other nominee forwards Starboard’s proxy materials to you, it may only be able to vote your shares with respect to the proposals at the Annual Meeting if you have instructed them on how to vote. If you hold your shares in street name, it is critical that you cast your vote and instruct your bank, broker or other nominee on how to vote if you want your vote to count at the Annual Meeting. If you do not provide voting instructions, your shares will be considered “broker non-votes” because the broker will not have discretionary authority to vote thereon. Broker non-votes will not be counted for purposes of determining the number of shares voted with respect to an individual proposal. Therefore, it is very important for you to vote your shares for each proposal.

If you own shares that are directly registered in your name and you return a BLUE proxy card without giving specific voting instructions:

If you are a stockholder of record and you sign and return a BLUE proxy card without giving specific voting instructions, your shares will count toward the quorum requirement and the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and the proxy holders may vote in their discretion for any other matters properly presented for a vote at the Annual Meeting, or at any adjournments or postponements thereof.

If you own shares that are directly registered in your name and you do not return a proxy card and you do not vote:

In this case, your unvoted shares will not be represented at the Annual Meeting and will not count toward the quorum requirement.

Question 17: What vote is required to approve each proposal, assuming a quorum is present at the Annual Meeting?

The required vote to approve each proposal will depend on the proposal, as described below.

Proposal One:

Election of Directors

In an uncontested election, where the number of nominees for director does not exceed the number of directors to be elected, directors are elected by a majority of the votes cast. This means that the number of shares voted “FOR” a director nominee must exceed the number of shares voted “AGAINST” that director nominee. Abstentions and broker non-votes are not counted as a vote cast either “FOR” or “AGAINST” a director nominee, and therefore will have no effect on the outcome of the election of directors. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast, meaning that the nominees that receive the most “FOR” votes will be elected. In light of the nomination notice provided by and definitive proxy statement filing made by Starboard, we expect the Annual Meeting to have a contested director election and, therefore, the plurality voting standard will apply.

You will NOT help elect the Board’s nominees if you sign and return white proxy cards sent by Starboard even if you vote to “withhold” your vote with respect to Starboard’s nominees using the white proxy card. In fact, doing so will revoke any previous vote you cast on the Company’s BLUE proxy card. To support your Board’s nominees, you should vote “FOR” the Board’s nominees on the BLUE proxy card.

Proposal Two:

Ratification of the Appointment of Independent Registered Public Accounting Firm

Assuming a quorum is present, the affirmative vote of a majority of the shares present, in person (and, if applicable, by means of online remote communication), or by proxy, and entitled to vote is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as GCP’s independent registered public accounting firm for fiscal year 2020. Abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present. An abstention will have the same effect as a vote against this proposal, but a broker non-vote will have no effect on the outcome of voting on this proposal.

Proposal Three:

Approval of Named Executive Officer Compensation

Assuming a quorum is present, the affirmative vote of a majority of the shares present, in person (and, if applicable, by means of online remote communication), and entitled to vote will constitute the approval, on an advisory, non-binding basis, of the compensation of GCP’s named executive officers, as described in this proxy statement. Abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present. An abstention will have the same effect as a vote against this proposal, but a broker non-vote will have no effect on the outcome of voting on this proposal.

Proposal Four:

Ratification of the Amended Rights Agreement

Assuming a quorum is present, the affirmative vote of a majority of the shares present, in person (and, if applicable, by means of online remote communication), or by proxy, and entitled to vote is required to approve the ratification of the Amended Rights Agreement. Abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present. An abstention will have the same effect as a vote against this proposal, but a broker non-vote will have no effect on the outcome of voting on this proposal.

Question 18: What shares are covered by my proxy card or voting instruction card?

If you are the record holder of shares, the shares covered by your proxy card represents the shares of GCP common stock that are registered directly in your name with our transfer agent, EQ Shareowner Services.

If your shares are held in a brokerage account or by a bank, financial institution or other nominee or intermediary, the voting instruction card forwarded to you by your nominee or intermediary represents the shares of GCP common stock that are beneficially owned by you.

Question 19: Why have I received different color proxy cards of voting instruction cards?

Starboard has filed a definitive proxy statement reflecting that it has nominated eight alternative director nominees for election at the Annual Meeting in opposition to the ten nominees unanimously recommended by our Board of Directors. We have provided you with the enclosed BLUE proxy card to enable you to vote for the nominees recommended by our Board. Starboard may send you a white proxy card.

Our Board of Directors unanimously recommends using the enclosed BLUE proxy card to vote “FOR” each of our Board’s nominees for directors. Our Board of Directors recommends that you simply DISREGARD the Starboard white proxy card and NOT sign or return the white proxy card.

Question 20: What does it mean if I get more than one BLUE proxy card or BLUE voting instruction card?

It means your shares are held in more than one account, either as a record holder or in street name. You should vote the shares represented by each BLUE proxy card or BLUE voting instruction card in the manner described in this proxy statement.

If Starboard proceeds with its alternative director nominations, you will likely receive multiple mailings from Starboard, and we will likely conduct multiple mailings prior to the date of the Annual Meeting so that stockholders have our latest proxy information and materials to vote. We will send you a new BLUE proxy card with each mailing, regardless of whether you have previously voted. Only the latest validly executed proxy you submit will be counted. If you wish to vote as recommended by the Board, you should only submit the BLUE proxy cards. Please see “What should I do if I receive a proxy card from Starboard?” below for more information.

Question 21: What should I do if I receive a proxy card from Starboard?

Starboard has filed a definitive proxy statement reflecting that it has nominated eight persons for election as directors to the GCP Board of Directors at the Annual Meeting in opposition to the nominees recommended by the Board of Directors. If Starboard proceeds with its alternative nominations, you may receive solicitation materials from Starboard, including an opposition proxy statement and white proxy card. We are not responsible for the accuracy of any information provided by or relating to Starboard or its nominees contained in solicitation materials filed or disseminated by or on behalf of Starboard or any other statements Starboard may make.

Our Board does not endorse any Starboard nominee (other than Mr. Kiefaber) and recommends that you disregard any proxy card or solicitation materials that may be sent to you by Starboard. Please note that voting to “withhold” with respect to any Starboard nominee on its white proxy card is not the same as voting for our Board’s nominees because a vote to “withhold” with respect to any of Starboard’s nominees on its white proxy card will revoke any BLUE proxy you may have previously submitted. To support the Board of Directors’ nominees, you should vote “FOR” the Board’s nominees on the BLUE proxy card and disregard, and not return, any white proxy card sent to you by Starboard.

If you have already voted using the white proxy card, you can revoke that proxy and vote for our Board of Directors’ nominees by using the enclosed BLUE proxy card or voting instruction card (including via the telephone or Internet methods of voting specified thereon). Any later-dated white proxy card that you send to Starboard will also revoke your proxy, including BLUE proxies that you have voted “FOR” our Board of Directors’ nominees, and we strongly urge you NOT to sign or return any white proxy cards sent to you by

Starboard. Only the latest validly executed proxy that you submit will be counted – any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “Can I change or revoke my proxy?” If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, D.F. King, toll free at (866) 796-6867 (banks and brokers may call collect at (212) 269-5550), or via email at gcp@dfking.com.

Question 22: Who can attend the Annual Meeting?

All stockholders of record and all beneficial owners of shares held through a broker, bank, financial institution or other nominee or intermediary, as of the close of business on April 13, 2020, may attend the Annual Meeting.

Question 23: What do I need to do to attend the Annual Meeting in person or, in the event that the Annual Meeting is held by means of remote communication, online by means of remote communication?

To attend the Annual Meeting in person, please follow these instructions:

•

If you hold shares through a broker, bank, financial institution or other nominee or intermediary, bring proof of your beneficial ownership of the shares through such nominee or intermediary as of the close of business on April 13, 2020;

•	Bring a form of photo identification; and

•	Do not bring cameras or recording devices (including cell phones and tablets with photographic or recording capabilities), as their use will not be permitted at the Annual Meeting.

In the event that the Annual Meeting is held by means of online remote communication as well as in person, we will announce the decision to do so as promptly as practicable and provide instructions on how shareholders can attend and participate via a press release and on our website, www.gcpat.com, which will also be filed with the SEC as proxy material.

Question 24: Can I bring a guest to the Annual Meeting?

While bringing a single guest to accompany a person described in the answer to Question 22 above is not strictly prohibited, please be aware that in person seating is limited at the Annual Meeting and that stockholders of record and beneficial owners as of the record date have priority. In the event that the Annual Meeting is held by means of online remote communication as well as in person, we will announce the decision to do so as promptly as practicable and provide instructions on how shareholders and guests can attend via a press release and on our website, www.gcpat.com, which will also be filed with the SEC as proxy material. Guests will not be able to vote, ask questions or access the list of stockholders.

Question 25: How many shares must be present to hold the Annual Meeting?

The presence of holders of a majority of the outstanding shares of GCP, entitled to vote generally in the election of directors, represented in person (and, if applicable, by means of online remote communication), or by proxy at the Annual Meeting, constitutes a quorum for conducting business at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes (as described above) will be counted in determining the quorum. On the record date, [●] shares of GCP common stock were outstanding and entitled to vote at the Annual Meeting, meaning that holders of [●] shares must be present in person (and, if applicable, by means of online remote communication), or represented by proxy at the Annual Meeting to have a quorum. However, even if a quorum is not present, the chairman of the meeting or the holders of a majority of the shares so present or represented may adjourn the Annual Meeting.

Question 26: How are proxies solicited and how are costs of solicitation managed?

We will pay the costs of soliciting proxies by the Board and the Company. Proxies may be solicited on behalf of GCP by directors, officers or employees of GCP, for no additional compensation, in person or by telephone, facsimile or other electronic means. We have retained D. F. King to assist in solicitation of proxies and have agreed to pay D. F. King approximately $[●], plus out-of-pocket expenses, for these services. We will also request brokers, banks and other nominees to send proxy materials to, and obtain proxies from, the beneficial owners. As required by the SEC and the NYSE, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of GCP shares. D. F. King estimates that approximately 50 of its employees will assist in this proxy solicitation, which they may conduct in person, by mail, telephone, fax, email or other electronic means. Additional information about persons who are participants in this proxy solicitation is set forth in Appendix B. We estimate that our expenses related to the solicitation in excess of those normally spent for an annual meeting (and excluding the salaries and wages of our regular employees and officers) will be approximately $[●], of which $[●] has been incurred as of the date of this proxy statement.

Question 27: Where can I find GCP corporate governance materials?

We have provided our Corporate Governance Principles, Business Ethics and Conflicts of Interest policies, and the charters for the Audit, Compensation, Nominating and Governance and Corporate Responsibility Committees of our Board on our website at www.gcpat.com. Our filings with the SEC (including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Section 16 insider trading transactions) are available at www.sec.gov.

Question 28: How do I obtain more information about GCP Applied Technologies Inc.?

To obtain additional information about GCP, you may contact GCP Shareholder Services by:

•	visiting our website at www.gcpat.com;

•	contacting GCP Shareholder Services at 617-876-1400; or

•	writing to:

GCP Applied Technologies Inc.

Attn: GCP Shareholder Services

62 Whittemore Avenue

Cambridge, Massachusetts 02140

Question 29: How can I obtain an additional BLUE proxy card or voting instruction card?

If you lose, misplace or otherwise need to obtain a BLUE proxy card or voting instruction card:

•

If you are a stockholder of record, please contact our proxy solicitor, D.F. King, toll-free at (866) 796-6867 (banks and brokers may call collect at (212) 269-5550), or via email at gcp@dfking.com; or

•	If you are the beneficial owner of shares held indirectly through a broker, bank or other nominee, contact your account representative at that organization.

Question 30: What can I do if I have questions?

For more information and up-to-date solicitation materials, please go to www.gcpat.com. If you have any questions, you may contact D.F. King, our proxy solicitor assisting us in connection with the Annual Meeting, toll-free at (866) 796-6867 (from the U.S. and Canada) or collect at (212) 269-5550 (from other locations), or via email at gcp@dfking.com. Banks and brokers may call (212) 269-5550.

Question 31: In the event that the Annual Meeting is held not only in person but also by means of remote communication, what if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the online meeting website?

In the event we determine to hold the Annual Meeting by means of online remote communication as well as in person, we will announce that decision as promptly as practicable and provide instructions on how shareholders can participate (and what to do in the event of any technical difficulties) via press release and on our website, www.gcpat.com, which will also be filed with the SEC as proxy material.

GENERAL INFORMATION

Annual Report

Our 2019 Annual Report, containing our Annual Report on Form 10-K and audited financial statements, accompanies this proxy statement. Stockholders may also obtain a copy of our Annual Report on Form 10-K (including the financial statements and any financial statement schedules), without charge, upon written request to:

GCP Applied Technologies Inc.

Attn: GCP Shareholder Services

62 Whittemore Avenue

Cambridge, Massachusetts 02140

Other Matters

Our Board knows of no other matters that will be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the BLUE proxy will vote according to their best judgment.

The expenses of preparing, printing and mailing our notice of meeting and our proxy materials, making them available over the Internet, and all other expenses of soliciting proxies on behalf of the Board and the Company will be borne by us. In addition, our directors, officers and employees, who will receive no compensation in addition to their regular salary or other compensation, may solicit proxies by personal interview, mail, telephone, facsimile, email, Internet or other means of electronic transmission.

Householding of Proxy Materials

Pursuant to SEC rules, a company may deliver to multiple stockholders sharing the same address a single copy of its proxy statement and Annual Report in a single envelope unless the Company has received prior instructions to the contrary. This procedure is referred to as householding. Upon written or oral request, we will mail a separate copy of our proxy statement and Annual Report in separate envelopes to any stockholder at a shared address to which a single copy of the proxy statement and Annual Report were delivered in a single envelope. Conversely, upon written or oral request, we will cease delivering separate copies of the proxy statement and Annual Report in separate envelopes to any stockholders at a shared address to which multiple copies of either document were delivered in the past. You may contact us with your request by calling GCP at (617) 876-1400 or writing to GCP Shareholder Services at the address or phone number provided above. We will mail materials that you request at no cost. You can also access this proxy statement and the Annual Report online at www.viewourmaterial.com/GCP and at www.gcpat.com. Stockholders who hold their shares in “street name,” that is, through a broker, bank, financial institution or other nominee or intermediary as holder of record, and who wish to change their householding instructions or obtain copies of these documents, should follow the instructions on their voting instruction card or contact the holders of record.

Stockholder Proposals

A stockholder who intends to propose business, including stockholder nominations for director candidates, at the 2021 Annual Meeting, other than pursuant to Rule 14a-8 of the Exchange Act, must comply with the requirements set forth in our By-Laws. Among other things, a stockholder must give us written notice of the intent to propose business for the 2021 Annual Meeting not earlier than the close of business on the 120th day prior to, and not later than the close of business on the 90th day prior to, the first anniversary of the preceding year’s annual meeting of stockholders. Therefore, based upon the Annual Meeting date of May 28, 2020, GCP’s Corporate Secretary must receive notice of a stockholder’s intent to nominate directors or propose business for the 2021 Annual Meeting, no sooner than the close of business on January 28, 2021, and no later than the close of business on February 27, 2021. Notwithstanding the foregoing, if the date of the 2021 Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of the 2020 Annual Meeting, then notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the date of the 2021 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the date of the 2021 Annual Meeting or (ii) if the first public announcement of the date of the 2021 Annual Meeting is less than 100 days prior to the date of the 2021 Annual Meeting, on the 10th day following the day on which we first make a public announcement of the date of the 2021 Annual Meeting. To nominate a person to serve on the Board or propose other business, a stockholder should write to: GCP Applied Technologies Inc., 62 Whittemore Avenue, Cambridge, Massachusetts 02140, Attention: Corporate Secretary.

If the notice is received after the close of business February 27, 2021, or any otherwise applicable deadline, then the notice will be considered untimely and we are not required to present the stockholder’s director nominees or other business proposal at the 2021 Annual Meeting. A copy of our GCP Corporate Governance Principles are provided at our website at www.gcpat.com. A copy of our By-Laws has been filed with the SEC.

Pursuant to Rule 14a-8 of the Exchange Act, we must receive stockholder proposals submitted pursuant to such Rule, in writing by [●], to consider them for inclusion in our proxy materials for the 2021 Annual Meeting of Stockholders. However, if the date of the 2021 Annual Meeting of Stockholders has been changed by more than 30 days from the date of the previous year’s Annual Meeting, then the deadline is a reasonable time before GCP begins to print and send its proxy materials.

On behalf of the Board of Directors,

James E. Thompson

Vice President, General Counsel and Secretary

Dated: [●], 2020

Appendix A

Reconciliation of GAAP to non-GAAP Financial Measures

The Company has used non-GAAP financial measures in this proxy statement, including Adjusted EBIT, Adjusted Free Cash Flow and Adjusted EPS. In the tables below, the Company presents financial information in accordance with U.S. GAAP, as well as certain non-GAAP financial measures, which it describes below in further detail. GCP believes that the non-GAAP financial information supplements its discussions about the performance of its businesses, improves period-to-period comparability and provides insight to the information that management uses to evaluate the performance of its businesses. Management uses non-GAAP measures in financial and operational decision-making processes, for internal reporting, and as part of its forecasting and budgeting processes, as these measures provide additional transparency to GCP’s core operations.

In the tables, the Company has provided reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. These non-GAAP financial measures should not be considered substitutes for financial measures calculated in accordance with U.S. GAAP, and the financial results that the Company calculates and presents in the table in accordance with U.S. GAAP, as well as the corresponding reconciliations from those results, should be carefully evaluated.

Constant currency means current period revenue in local currency translated using prior period exchange rates. GCP uses constant currency in assessing trends in sales excluding the impact of fluctuations in foreign currency exchange rates.

The Company defines Adjusted EBIT (a non-GAAP financial measure) to be net income (loss) from continuing operations attributable to GCP shareholders adjusted for: (i) loss on sale of product line; (ii) currency and other financial losses in Venezuela; (iii) currency losses in Argentina; (iv) costs related to litigation settlement; (v) costs related to legacy product, environmental and other claims; (vi) repositioning, restructuring expenses and asset impairments; (vii) pension mark to market (MTM) adjustment and other related costs; (viii) gain on termination and curtailment of pension and other postretirement plans; (ix) third-party and other acquisition-related costs; (x) other financing costs; (xi) amortization of acquired inventory fair value adjustment; (xii) tax indemnification adjustments; (xiii) gain on Brazil tax recoveries; (xiv) shareholder activism and other related costs; (xv) interest expense; and (xvi) income taxes. GCP uses Adjusted EBIT to assess and measure its operating performance and in determining performance-based compensation. GCP uses Adjusted EBIT as a performance measure because it provides improved year-over-year comparability for decision-making and compensation purposes and because it allows management to measure the ongoing earnings results of the Company’s strategic and operating decisions.

The Company defines Adjusted Earnings Per Share (a non-GAAP financial measure) to be earnings per share (“EPS”) from continuing operations on a diluted basis adjusted for: (i) currency losses in Argentina; (ii) loss on debt refinancing; (iii) costs related to legacy product, environmental and other claims; (iv) repositioning and restructuring expenses; (v) pension MTM adjustments and other related costs; (vi) gain on termination and curtailment of pension and other postretirement plans; (vii) third-party and other acquisition-related costs; (viii) amortization of acquired inventory fair value adjustment; (ix) shareholder activism and other related costs; (x) tax indemnification adjustments; (xi) certain discrete tax items; and (xii) gain on Brazil tax recoveries. GCP uses Adjusted EPS as a performance measure to review its diluted earnings per share results on a consistent basis and in determining certain performance-based employee compensation.

The Company defines Adjusted Free Cash Flow (a non-GAAP financial measure) as net cash provided by or used in operating activities from continuing operations minus capital expenditures plus: (i) cash paid for restructuring and repositioning, third party and other acquisition-related costs and shareholder activism and other related costs; (ii) capital expenditures related to repositioning; (iii) cash taxes related to repositioning, restructuring, third-party and other acquisition-related costs, shareholder activism and other related costs; and (iv) accelerated pension plan contributions. GCP uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, to provide a return of capital to shareholders and to determine payments of performance-based compensation.

Adjusted EBIT, Adjusted EPS and Adjusted Free Cash Flow do not purport to represent income measures as defined under U.S. GAAP. These measures are provided to improve the period-to-period comparability and peer-to-peer comparability of GCP’s financial results and to ensure that investors understand the information GCP uses to evaluate the performance of its businesses.

Adjusted EBIT has material limitations as an operating performance measure because it excludes costs related to income and expenses from restructuring and repositioning activities, which historically has been a material component of our net income (loss) from continuing operations attributable to GCP shareholders. GCP’s business is substantially dependent on the successful deployment of capital, and depreciation and amortization expense is a necessary element of its costs. GCP compensates for the limitations of these measurements by using these indicators together with net income (loss) as measured under GAAP to present a complete analysis of its results of operations. Adjusted EBIT should be evaluated together with net income (loss) from continuing operations attributable to GCP shareholders measured under GAAP for a complete understanding of GCP’s results of operations.

The Company does not provide GAAP financial information on a forward-looking basis because the Company is unable to estimate with reasonable certainty unusual or unanticipated charges, expenses or gains without unreasonable effort. These items are uncertain, depend on various factors, and could be material to the Company’s results computed in accordance with U.S. GAAP.

The following table reconciles our net (loss) income from continuing operations attributable to GCP shareholders (GAAP) to Adjusted EBIT (non-GAAP)

	Year Ended December 31,
(In millions)	2019	2018
Adjusted EBIT (non-GAAP)	$101.8	$118.9
Loss on sale of product line	—	—
Currency and other financial losses in Venezuela	—	—
Currency losses in Argentina	—	(1.1)
Litigation settlement	—	—
Legacy product, environmental and other claims	(0.1)	—
Repositioning expenses	(20.4)	(9.6)
Restructuring expenses and asset impairments	(9.9)	(14.8)
Pension MTM adjustment and other related costs, net	(13.3)	8.7
Gain on termination and curtailment of pension and other postretirement plans	1.2	0.2
Third-party and other acquisition-related costs	(0.1)	(2.5)
Other financing costs	—	—
Amortization of acquired inventory fair value adjustment	—	(0.2)
Tax indemnification adjustments	(0.5)	(0.5)
Gain on Brazil tax recoveries, net	0.6	—
Shareholder activism and other related costs	(5.3)	—
Interest expense, net	(20.0)	(88.9)
Income tax benefit (expense)	6.6	(26.3)

Net income (loss) from continuing operations attributable to GCP shareholders (GAAP)	$40.6	$(16.1)

The following table reconciles our net cash provided by operating activities from continuing operations (GAAP) to Adjusted Free Cash Flow (non-GAAP)

	Year Ended December 31,
(In millions)	2019	2018
Cash flow measure:
Net cash provided by operating activities from continuing operation	$78.0	$75.4
Capital expenditures	(61.6)	(55.0)

Free Cash Flow (non-GAAP)	16.4	20.4
Cash paid for repositions	21.2	5.5
Cash paid for restructuring	11.3	9.1
Cash paid for third-party and other acquisition-related costs	0.5	2.4
Cash paid for shareholder activism and other related costs	3.7	—
Capital expenditures related to repositioning	6.0	6.8
Cash taxes related to repositioning, restructuring, third-party and other acquisition-related costs, shareholder activism and other related costs	(9.1)	(3.1)
Accelerated pension plan contributions	—	2.9

Adjusted Free Cash Flow (non-GAAP)	$50.0	$44.0

The following table reconciles our diluted EPS (GAAP) to Adjusted EPS (non-GAAP)

	Year Ended December 31,
	2019				2018
(In millions, except per share amounts)	Pre-Tax	Tax Effect	After-Tax	Per Share	Pre-Tax	Tax Effect	After-Tax	Per Share
Diluted EPS from continuing operations (GAAP)				$0.56				$(0.22)
Currency losses in Argentina	—	—	—	—	1.1	—	1.1	0.02
Loss on debt refinancing	—	—	—	—	59.8	14.8	45.0	0.62
Legacy product, environmental and other claims	0.1	—	0.1	—	—	—	—	—
Repositioning expenses	20.4	5.1	15.3	0.21	9.6	2.4	7.2	0.10
Restructuring expenses	9.9	1.1	8.8	0.12	14.8	3.3	11.5	0.16
Pension MTM adjustment and other related costs, net	13.3	3.5	9.8	0.13	(8.7)	(2.1)	(6.6)	(0.09)
Gain on termination and curtailment of pension and other postretirement plans	(1.2)	(0.3)	(0.9)	(0.01)	(0.2)	(0.1)	(0.1)	—
Third-party and other acquisition-related costs	0.1	—	0.1	—	2.5	0.6	1.9	0.03
Amortization of acquired inventory fair value adjustment	—	—	—	—	0.2	—	0.2	—
Shareholder activism and other related costs	5.3	1.3	4.0	0.05	—	—	—	—
Tax indemnification adjustments	0.5	—	0.5	0.01	0.5	(0.1)	0.6	0.01
Discrete tax items, including adjustments to uncertain tax positions (1)	—	18.6	(18.6)	(0.26)	—	(20.7)	20.7	0.28
Gain on Braxil tax recoveries, net	(0.6)	(0.2)	(0.4)	—	—	—	—	—

Adjusted EPS (non-GAAP)				$0.81				$0.91

Appendix B

Supplemental Information Regarding Certain Participants in the Solicitation

Under applicable SEC rules and regulations, members of our Board of Directors, our Board’s nominees, and certain officers of the Company may be deemed to be “participants” with respect to our Company’s solicitation of proxies in connection with the Annual Meeting. The following sets forth certain information about such persons who are or may be “participants.”

Directors and Nominees

The names of our directors and nominees are set forth below, and the principal occupations of our directors and nominees are set forth under the heading titled “Election of Directors.”

Name	Business Address
Gerald G. Colella Randall S. Dearth Janice K. Henry Clay H. Kiefaber James F. Kirsch Armand F. Lauzon Phillip J. Mason John R. McPherson Elizabeth Mora Marran H. Ogilvie Danny R. Shepherd	c/o GCP Applied Technologies Inc. 62 Whittemore Avenue Cambridge, Massachusetts 02140

Certain Officers

The following table sets forth the name and principal occupation of our Company’s officers who are or may be “participants.” The principal occupation refers to such person’s position with our Company, and the principal business address of each such person is 62 Whittemore Avenue, Cambridge, Massachusetts 02140.

Name	Principal Occupation
Randall S. Dearth	President Chief Executive Officer, GCP Applied Technologies Inc.
Craig Merrill	Interim Chief Financial Officer, GCP Applied Technologies Inc.
Naren B. Srinivasan	Executive Vice President, Global Head of Specialty Building Materials, GCP Applied Technologies Inc.
Kevin R. Holland	Vice President and Chief Human Resources Officer
James E. Thompson	Vice President, General Counsel and Secretary

Information Regarding Ownership of our Company’s Securities by Participants

The number of Company securities beneficially owned by directors and executive officers as of April 1, 2020 is set forth under the “Stock Ownership of Certain Beneficial Owners and Management” section of this proxy statement.

Name	Transaction Date	Number of Shares	Transaction Description
Randall S. Dearth	September 1, 2018	37,937	Grant of Stock Options
Randall S. Dearth	September 1, 2018	52,579	Grant of Restricted Stock Units
Randall S. Dearth	February 21, 2019	37,547	Grant of Stock Options
Randall S. Dearth	February 21, 2019	12,324	Grant of Restricted Stock Units

Randall S. Dearth	August 1, 2019	11,261	Grant of Stock Options
Randall S. Dearth	August 1, 2019	3,485	Grant of Restricted Stock Units
Randall S. Dearth	September 1, 2019	5,162	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Randall S. Dearth	February 21, 2020	1,207	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Randall S. Dearth	February 24, 2020	47,326	Grant of Restricted Stock Units
Randall S. Dearth	February 25, 2020	2,523	Grant of Restricted Stock Units
Craig A. Merrill	May 11, 2018	8,668	Exercise of Stock Options
Craig A. Merrill	May 11, 2018	(8,668)	Open Market Sale
Craig A. Merrill	February 21, 2019	7,220	Grant of Stock Options
Craig A. Merrill	February 21, 2019	2,370	Grant of Restricted Stock Units
Craig A. Merrill	February 22, 2019	(223)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Craig A. Merrill	February 25, 2019	(336)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Craig A. Merrill	February 27, 2019	(247)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Craig A. Merrill	February 21, 2020	(275)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Craig A. Merrill	February 22, 2020	(222)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Craig A. Merrill	February 24, 2020	8,282	Grant of Restricted Stock Units
Craig A. Merrill	February 27, 2020	(247)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Naren B. Srinivasan	May 7, 2018	(1,825)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Naren B. Srinivasan	February 8, 2019	(4,332)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Naren B. Srinivasan	February 21, 2019	17,329	Grant of Stock Options
Naren B. Srinivasan	February 21, 2019	5,688	Grant of Restricted Stock Units
Naren B. Srinivasan	February 21, 2019	6,471	Shares issued upon the vesting of performance- based restricted stock units
Naren B. Srinivasan	February 21, 2019	(2,877)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of performance- based restricted stock units
Naren B. Srinivasan	February 22, 2019	(625)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Naren B. Srinivasan	February 25, 2019	(698)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Naren B. Srinivasan	February 27, 2019	(527)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Naren B. Srinivasan	February 21, 2020	(943)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Naren B. Srinivasan	February 22, 2020	(699)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Naren B. Srinivasan	February 24, 2020	11,831	Grant of Restricted Stock Units
Naren B. Srinivasan	February 27, 2020	(515)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs

Kevin R. Holland	January 17, 2019	(5,339)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Kevin R. Holland	February 21, 2019	17,329	Grant of Stock Options
Kevin R. Holland	February 21, 2019	5,688	Grant of Restricted Stock Units
Kevin R. Holland	February 22, 2019	(580)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Kevin R. Holland	February 27, 2019	(541)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Kevin R. Holland	February 21, 2020	(943)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Kevin R. Holland	February 22, 2020	(649)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
Kevin R. Holland	February 24, 2020	11,831	Grant of Restricted Stock Units
Kevin R. Holland	February 27, 2020	(536)	Shares surrendered to the Company in satisfaction of tax withholding obligations upon the vesting of RSUs
James E. Thompson	April 8, 2019	14,089	Grant of Stock Options
James E. Thompson	April 8, 2019	13,296	Grant of Restricted Stock Units
James E. Thompson	February 24, 2020	14,197	Grant of Restricted Stock Units
Gerald G. Colella	May 2, 2018	3,571	Grant of Stock
Gerald G. Colella	May 1, 2019	3,917	Grant of Stock
Janice K. Henry	May 2, 2018	3,571	Grant of Stock
Janice K. Henry	May 1, 2019	3,917	Grant of Stock
Clay H. Kiefaber	February 22, 2019	750 (1)	Purchase of Common Stock
Clay H. Kiefaber	May 1, 2019	3,917	Grant of Stock
Clay H. Kiefaber	March 12, 2019	466	Grant of Stock
James F. Kirsch	October 1, 2018	2,233	Grant of Stock
James F. Kirsch	May 1, 2019	3,917	Grant of Stock
Phillip J. Mason	May 2, 2018	3,571	Grant of Stock
Phillip J. Mason	May 1, 2019	3,917	Grant of Stock
Elizabeth A. Mora	May 2, 2018	3,571	Grant of Stock
Elizabeth A. Mora	May 1, 2019	3,917	Grant of Stock
Marran H. Ogilvie	February 5, 2019	581	Purchase of Common Stock
Marran H. Ogilvie	February 5, 2019	393	Purchase of Common Stock
Marran H. Ogilvie	May 1, 2019	3,917	Grant of Stock
Marran H. Ogilvie	March 12, 2019	466	Grant of Stock
Danny R. Shepherd	May 2, 2018	3,571	Grant of Stock
Danny R. Shepherd	May 1, 2019	3,917	Grant of Stock

(1)	Shares are held in The Clay Huston Kiefaber Trust of which Mr. Kiefaber is the sole trustee.

Miscellaneous Information Regarding Participants

Except as described in this Appendix B or in this proxy statement:

•

Neither any participant nor any of their respective associates or affiliates (together, the “Participant Affiliates”) is either a party to any transaction or series of transactions since the beginning of the Company’s last fiscal year or has knowledge of any current proposed transaction (i) to which our Company or any of its subsidiaries was or is to be a participant, (ii) in which the amount involved exceeds $120,000 and (iii) in which any participant or Participant Affiliate, or any related person thereof, had, or will have, a direct or indirect material interest.

•

(a) No participant or Participant Affiliate, directly or indirectly, beneficially owns any securities of our Company or any securities of any subsidiary of our Company, and (b) no participant owns any securities of our Company of record but not beneficially.

•

No participant or Participant Affiliate has entered into any agreement or understanding with any person with respect to any future employment by our Company or any of its affiliates or any future transactions to which our Company or any of its affiliates will or may be a party.

•

There are no contracts, arrangements or understandings by any participant or Participant Affiliate within the past year with any person with respect to any securities of our Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

•	No participant or Participant Affiliate has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

•	No participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years.

Appendix C

GCP APPLIED TECHNOLOGIES INC.

and

EQUINITI TRUST COMPANY

Rights Agreement

Dated as of March 15, 2019

C-i

Exhibit A	-	Form of Certificate of Designations	C-61

Exhibit B	-	Form of Right Certificate	C-67

Exhibit C	-	Summary of Rights to Purchase Preferred Shares	C-75

C-ii

Rights Agreement, dated as of March 15, 2019, between GCP Applied Technologies Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, as rights agent (the “Rights Agent”).

The Board of Directors of the Company has authorized and declared a dividend of one preferred share purchase right (a “Right”) for each Common Share (as hereinafter defined) of the Company outstanding as of the close of business on March 25, 2019 (the “Record Date”), each Right representing the right to purchase one one-hundredth of a Preferred Share (as hereinafter defined), upon the terms and subject to the conditions herein set forth, and has further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are hereinafter defined).

Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person who Beneficially Owns, as of the time of the first public announcement of the declaration of the Rights dividend, 15% or more of the Common Shares of the Company then outstanding shall become an “Acquiring Person” unless such Person shall, after the time of the public announcement of the declaration of the Rights dividend, increase its Beneficial Ownership of the then-outstanding Common Shares (other than as a result of an acquisition of Common Shares by the Company) to an amount equal to or greater than the greater of (x) 15% or (y) the sum of (i) the lowest Beneficial Ownership of such Person as a percentage of the outstanding Common Shares as of any time from and after the time of the public announcement of the declaration of the Rights dividend plus (ii) 0.001%. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company that, by reducing the number of Common Shares of the Company outstanding, increases the proportionate number of Common Shares of the Company Beneficially Owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after the public announcement of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement. Notwithstanding the foregoing, if a bona fide swaps dealer who would otherwise be an “Acquiring Person” has become so as a result of its actions in the ordinary course of its business that the Board of Directors of the Company determines, in its sole discretion, were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Agreement, or otherwise seeking to control or influence the management or policies of the Company, then, and unless and until the Board of Directors shall otherwise determine, such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.

(b) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement.

(c) “Associate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement.

(d) A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “Beneficially Own” any securities:

(i) which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly;

(ii) which such Person or any of such Person’s Affiliates or Associates has (A) the right or the obligation to acquire (whether such right is exercisable, or such obligation is required to be performed, immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report);

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(d)(ii)(B) hereof) or disposing of any securities of the Company; or

(iv) which are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates or Associates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such Person or any of such Person’s Affiliates or Associates is a Receiving Party (as such terms are defined in the immediately following paragraph); provided, however, that the number of Common Shares that a Person is deemed to Beneficially Own pursuant to this clause (iv) in connection with a particular Derivatives Contract shall not exceed the number of Notional Common Shares with respect to such Derivatives Contract; provided, further, that the number of securities beneficially owned by each Counterparty (including its Affiliates and Associates) under a Derivatives Contract shall for purposes of this clause (iv) be deemed to include all securities that are beneficially owned, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s Affiliates or Associates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates or Associates) is a Receiving Party, with this proviso being applied to successive Counterparties as appropriate.

A “Derivatives Contract” is a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of Common Shares specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Common Shares”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, Common Shares or other property, without regard to any short position under the same or any other Derivatives Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which are issuable by the Company and which such Person would be deemed to Beneficially Own hereunder.

(e) “Book Entry” shall mean an uncertificated book entry for any Common Share or Preferred Share.

(f) “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York or the State of Minnesota are authorized or obligated by law or executive order to close.

(g) “Close of Business” on any given date shall mean 5:00 P.M., Minnesota time, on such date; provided, however, that, if such date is not a Business Day, it shall mean 5:00 P.M., Minnesota time, on the next succeeding Business Day.

(h) “Common Shares” when used with reference to the Company shall mean the shares of common stock, par value $0.01 per share, of the Company. “Common Shares” when used with reference to any Person other than the Company shall mean the capital stock (or equity interest) with the greatest voting power of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person.

(i) “Customer Identification Program” shall have the meaning set forth in Section 34 hereof.

(j) “Distribution Date” shall have the meaning set forth in Section 3(a) hereof.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Exchange Ratio” shall have the meaning set forth in Section 24(a) hereof.

(m) “Exemption Date” shall have the meaning set forth in Section 23(c) hereof.

(n) “Final Expiration Date” shall have the meaning set forth in Section 7(a) hereof.

(o) “NASDAQ” shall mean the National Association of Securities Dealers, Inc. Automated Quotation System.

(p) “Ownership Statements” means, with respect to any Book Entry Common Share, current ownership statements issued to the record holders thereof in lieu of a certificate representing such Common Share.

(q) “Person” shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, limited liability partnership, joint venture, unincorporated organization or other entity, and shall include any successor (by merger or otherwise) of such entity, as well as any group under Rule 13d-5(b)(1) of the Exchange Act.

(r) “Preferred Shares” shall mean shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company having the rights and preferences set forth in the Form of Certificate of Designations attached to this Agreement as Exhibit A.

(s) “Purchase Price” shall have the meaning set forth in Section 4 hereof.

(t) “Qualifying Offer” shall mean an offer having all of the following characteristics:

(i) a fully financed all-cash tender offer or an exchange offer offering common stock of the offeror or a combination of cash and common stock of the offeror (with any such cash portion to be fully financed), in each case for any and all of the Company’s outstanding Common Shares at the same per share consideration;

(ii) an offer that shall remain open for not less than 60 Business Days after the offer has commenced within the meaning of Rule 14d-2(a) under the Exchange Act; provided, however, that such offer need not remain open beyond (1) the time for which any other offer satisfying the criteria for a Qualifying Offer is then required to be kept open, or (2) the expiration date, as such date may be extended by public announcement (with prompt written notice to the Rights Agent) in compliance with Rule 14e-1 of the Exchange Act, of any other tender offer for the Company’s Common Shares with respect to which the Board of Directors has agreed to redeem the Rights immediately prior to acceptance for payment of Common Shares thereunder (unless such other offer is terminated prior to its expiration without any Common Shares having been purchased thereunder);

(iii) an offer that is conditioned on a minimum number of the Company’s Common Shares being tendered and not withdrawn as of the expiration date as would provide the bidder, upon consummation of the offer, with beneficial ownership of at least a majority of the Company’s outstanding Common Shares, which condition shall not be waivable;

(iv) an offer pursuant to which the Company and its stockholders have received an irrevocable and legally binding written commitment of the offeror to consummate, as promptly as practicable upon successful completion of the offer, a second step transaction whereby all Common Shares of the Company not purchased in the offer will be acquired for the same per-share consideration actually paid pursuant to the offer, subject to stockholders’ statutory appraisal rights, if any; and

(v) an offer pursuant to which the offeror has made an irrevocable and legally binding written commitment to provide a “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act of 10 Business Days following the consummation of the offer.

For the purposes of the definition of Qualifying Offer, “fully financed” shall mean that the offeror has sufficient funds for the offer and related expenses which shall be evidenced by (A) firm, binding written commitments from responsible financial institutions having the necessary financial capacity, accepted by the offeror, to provide funds for such offer subject only to customary terms and conditions, (B) cash or cash equivalents then available to the offeror, set apart and maintained solely for the purpose of funding the offer with an irrevocable and legally binding written commitment being provided by the offeror to the Board of Directors of the Company to maintain such availability until the offer is consummated or withdrawn, or (C) a combination of the foregoing; which evidence has been provided to the Company prior to, or upon, commencement of the offer. If an offer becomes a Qualifying Offer in accordance with this definition but subsequently ceases to be a Qualifying Offer as a result of the failure at a later date to continue to satisfy any of the requirements of this definition, such offer shall cease to be a Qualifying Offer and the provisions of Section 23(c) and Section 23(d) hereof shall no longer be applicable to such offer.

(u) “Record Date” shall have the meaning set forth in the second paragraph hereof.

(v) “Redemption Date” shall have the meaning set forth in Section 7(a) hereof.

(w) “Redemption Price” shall have the meaning set forth in Section 23(a) hereof.

(x) “Right” shall have the meaning set forth in the second paragraph hereof.

(y) “Right Certificate” shall have the meaning set forth in Section 3(a) hereof.

(z) “Shares Acquisition Date” shall mean the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such.

(aa) “Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

(bb) “Summary of Rights” shall have the meaning set forth in Section 3(b) hereof.

(cc) “Trading Day” shall have the meaning set forth in Section 11(d) hereof.

Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the express terms and conditions (and no implied terms and conditions) hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable, upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for the acts or omissions of, any such co-Rights Agent.

Section 3. Issue of Right Certificates. (a) Until the tenth (10th) day after the Shares Acquisition Date (including any such date that is after the date of this Agreement and prior to the issuance of the Rights; the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares of the Company (or by Book Entry Common Shares of the Company) registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates or book entry, and (y) the Right Certificates and the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares of the Company. As soon as practicable after the Distribution Date, the Company will prepare and execute, and upon written request of the Company, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested and provided with all necessary information and documents at the expense of the Company, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares of the Company as of the Close of Business on the Distribution Date (other than any Acquiring Person or any Associate or Affiliate of an Acquiring Person), at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a “Right Certificate”), evidencing one Right for each Common Share so held, subject to adjustment as provided herein; provided, however, that notwithstanding anything to the contrary herein, the Company may choose to use book entry in lieu of physical certificates, in which case “Right Certificates” shall be deemed to mean the uncertificated book entry representing the related Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates. The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Distribution Date, the Redemption Date and/or the Final Expiration Date and, if such notification is given orally, the Company shall confirm same in writing on or prior to the Business Day next following. Until such written notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that none of the Distribution Date, the Redemption Date or the Final Expiration Date has occurred.

(b) On the Record Date, or as soon as practicable thereafter, the Company will send (directly, or at the expense of the Company, upon the written request of the Company and after providing all necessary information and documents, through the Rights Agent or the Company’s transfer agent for the Common Shares) a copy of a Summary of Rights to Purchase Preferred Shares, in substantially the form of Exhibit C hereto (the “Summary of Rights”), by first-class, postage-prepaid mail, to each record holder of Common Shares as of the Close of Business on the Record Date (other than any Acquiring Person or any Associate or Affiliate of an Acquiring Person), at the address of such holder shown on the records of the Company. With respect to certificates for Common Shares of the Company or Book Entry Common Shares of the Company outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates (or such Book Entry Common Shares) registered in the names of the holders thereof together with a copy of the Summary of Rights attached thereto. Until the Distribution Date (or the earliest of the Redemption Date or the Final Expiration Date), the surrender for transfer of any certificate for Common Shares or the transfer of any Book Entry Common Shares of the Company outstanding on the Record Date, with or without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with the Common Shares of the Company represented thereby.

(c) Certificates for Common Shares (or Book Entry Common Shares) that become outstanding (including, without limitation, reacquired Common Shares referred to in the penultimate sentence of this Section 3(c)) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them a legend in substantially the following form:

This certificate also evidences and entitles the holder hereof to certain rights as set forth in an Agreement between GCP Applied Technologies Inc. and Equiniti Trust Company, dated as of March 15, 2019, as it may be amended from time to time (the “Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of GCP Applied Technologies Inc. Under certain circumstances, as set forth in the Agreement, such Rights (as defined in the Agreement) will be evidenced by separate certificates and will no longer be evidenced by this certificate. Equiniti Trust Company will mail to the holder of this certificate a copy of the Agreement without charge after receipt of a written request therefor. As set forth in the Agreement, Rights that are or were acquired or Beneficially Owned (as defined in the Agreement) by any Person (as defined in the Agreement) who becomes an Acquiring Person (as defined in the Agreement) or an Associate or Affiliate (each as defined in the Agreement) thereof become null and void.

With respect to any Book Entry Common Share of the Company, such legend shall be included in the Ownership Statement in respect of such Common Share or in a notice to the record holder of such Common Share in accordance with applicable law. With respect to such certificates containing the foregoing legend, or any Ownership Statement or notice containing the foregoing legend delivered to holders of Book Entry Common Shares, until the earliest of the Distribution

Date, the Redemption Date or the Final Expiration Date, the Rights associated with the Common Shares of the Company represented by such certificates or such Book Entry Common Shares shall be evidenced by such certificates or such Book Entry Common Shares (including any Ownership Statement) alone, and the surrender for transfer of any such certificate or the transfer of any Book Entry Common Share shall also constitute the transfer of the Rights associated with the Common Shares of the Company represented thereby. In the event that the Company purchases or acquires any Common Shares of the Company after the Record Date but prior to the Distribution Date, any Rights associated with such Common Shares of the Company shall be deemed cancelled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Shares of the Company which are no longer outstanding. Notwithstanding this Section 3(c), the omission of a legend shall not affect the enforceability of any part of this Rights Agreement or the rights of any holder of the Rights.

Section 4. Form of Right Certificates. The Right Certificates (and the forms of election to purchase Preferred Shares and of assignment to be printed on the reverse thereof) shall be substantially the same as Exhibit B hereto, and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate (but which do not materially and adversely affect the rights, duties, liabilities or responsibilities of the Rights Agent) and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any applicable rule or regulation made pursuant thereto or with any applicable rule or regulation of any stock exchange or the Financial Industry Regulatory Authority, or to conform to usage. Subject to the provisions of Section 22 hereof, the Right Certificates shall entitle the holders thereof to purchase such number of one one-hundredths of a Preferred Share as shall be set forth therein at the price per one one-hundredth of a Preferred Share set forth therein (the “Purchase Price”), but the number of such one one-hundredths of a Preferred Share and the Purchase Price shall be subject to adjustment as provided herein.

Section 5. Countersignature and Registration. The Right Certificates shall be executed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its President, any of its Vice Presidents or its Treasurer, either manually or by facsimile signature, shall have affixed thereto the Company’s seal or a facsimile thereof, and shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Right Certificates shall be countersigned, either manually or by facsimile signature, by the Rights Agent and shall not be valid for any purpose unless countersigned. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the individual who signed such Right Certificates had not ceased to be such officer of the Company; and any Right Certificate may be signed on behalf of the Company by any individual who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Agreement any such individual was not such an officer.

Following the Distribution Date, receipt by the Rights Agent of notice to that effect and all other relevant information and documents referred to in Section 3(a), the Rights Agent will keep or cause to be kept, at its principal office, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced on its face by each of the Right Certificates and the date of each of the Right Certificates.

Section 6. Transfer, Split Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates. Subject to the provisions of Section 14 hereof, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the earliest of the Redemption Date or the Final Expiration Date, any Right Certificate or Right Certificates (other than Right Certificates representing Rights that have become null and void pursuant to Section 11(a)(ii) hereof or that have been exchanged pursuant to Section 24 hereof) may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates entitling the registered holder to purchase a like number of one one-hundredths of a Preferred Share as the Right Certificate or Right Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Right Certificate or Right Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Right Certificate or Right Certificates to be transferred, split up, combined or exchanged at the principal office of the Rights Agent. The Right Certificates are transferrable only on the registry books of the Rights Agent. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Right Certificate until the registered holder shall have properly completed and duly executed the certificate contained in the form of assignment on the reverse side of such Right Certificate, shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) thereof and of the Rights evidenced thereby and the Affiliates and Associates of such Beneficial Owner (or former Beneficial Owner) thereof as the Company or the Rights Agent shall reasonably request and paid a sum sufficient to cover any tax or charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates as required hereunder. Thereupon, the Rights Agent shall countersign and deliver to the Person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested, registered in such name or names as may be designated by the surrendering registered holder. The Company may require payment of a sum sufficient to cover any tax or charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates. The Rights Agent shall promptly forward any such sum collected by it to the Company or to such Persons as the Company shall specify by written notice. The Rights Agent shall have no duty or obligation under any Section of this Agreement that requires the payment of taxes or charges unless and until it is reasonably satisfied that all such taxes and/or charges have been paid.

Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Company’s request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will issue, execute and deliver a new Right Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered holder in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

Notwithstanding any other provisions hereof, the Company and the Rights Agent may amend this Rights Agreement to provide for uncertificated Rights in addition to or in place of Rights evidenced by Right Certificates.

Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights. (a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof properly completed and duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on March 14, 2020 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) the time at which the Rights expire in connection with the consummation of a Qualifying Offer as provided in Section 23(d) hereof. From such time as the Rights are no longer exercisable hereunder, the Rights Agent shall have no further duties, obligations or liabilities hereunder except as expressly stated herein.

(b) The Purchase Price for each one one-hundredth of a Preferred Share purchasable pursuant to the exercise of a Right shall initially be $150.0, and shall be subject to adjustment from time to time as provided in Section 11 or 13 hereof, and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

(c) Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase properly completed and duly executed, accompanied by payment of the Purchase Price for the shares to be purchased and an amount equal to any applicable transfer tax required to be paid by the holder of such Right Certificate in accordance with Section 9 hereof by cash or by certified check, cashier’s check or money order payable to the order of the Company, the Rights Agent shall thereupon promptly (i) (A) requisition from any transfer agent of the Preferred Shares (or make available if the Rights Agent is the Transfer Agent) certificates for the number of Preferred Shares to be purchased and the Company hereby irrevocably authorizes any such transfer agent to comply with all such requests, or (B) requisition from the depositary agent depositary receipts representing such number of one one-hundredths of a Preferred Share as are to be purchased (in which case certificates for the Preferred Shares represented by such receipts shall be deposited by the transfer agent of the Preferred Shares with such depositary agent) and the Company hereby directs such depositary agent to comply with such request; (ii) when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 14 hereof; (iii) after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder; and (iv) when appropriate, after receipt, deliver such cash to or upon the order of the registered holder of such Right Certificate. In the event that the Company is obligated to issue securities of the Company other than Preferred Shares (including Common Shares) of the Company pursuant to Section 11(a) hereof, the Company will make all arrangements necessary so that such other securities are available for distribution by the Rights Agent.

(d) Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder of Rights or other securities upon the occurrence of any purported transfer or exercise as set forth in Section 6 hereof or this Section 7 unless such registered holder shall have (i) properly completed and duly executed the certification following the form of election to purchase set forth on the reverse side of the Right Certificate surrendered for such transfer or exercise, (ii) tendered the Purchase Price (and an amount equal to any applicable transfer tax required to be paid by the holder of such Right Certificate in accordance with Section 9) to the Company in the manner set forth in Section 7(c), and (iii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company or the Rights Agent shall reasonably request.

(e) In case the registered holder of any Right Certificate shall exercise less than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent to the registered holder of such Right Certificate or to such holder’s duly authorized assigns, subject to the provisions of Section 14 hereof.

Section 8. Cancellation and Destruction of Right Certificates. All Right Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form, or, if delivered or surrendered to the Rights Agent, shall be cancelled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. Subject to applicable law and regulation, the Rights Agent shall maintain (i) in a retrievable database electronic records of all cancelled or destroyed stock certificates which have been canceled or destroyed by the Rights Agent. The Rights Agent shall maintain such electronic records for the time period required by applicable law and regulation. Upon written request of the Company (and at the expense of the Company), the Rights Agent shall provide to the Company or its designee copies of such electronic records relating to rights certificates cancelled or destroyed by the Rights Agent.

Section 9. Availability of Preferred Shares. The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Preferred Shares or any Preferred Shares held in its treasury the number of Preferred Shares that will be sufficient to permit the exercise in full of all outstanding Rights in accordance with Section 7 hereof. The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Preferred Shares (or Common Shares and other securities as the case may be) delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Preferred Shares (or Common Shares and other securities, as the case may be) (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable shares.

The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges that may be payable in respect of the issuance or delivery of the Right Certificates or of any Preferred Shares upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax that may be payable in respect of any transfer or delivery of Right Certificates to a Person other than, or the issuance or delivery of certificates or depositary receipts for the Preferred Shares in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise or to issue or to deliver any certificates or depositary receipts for Preferred Shares upon the exercise of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company’s reasonable satisfaction that no such tax is due.

Section 10. Preferred Shares Record Date. Each Person in whose name any certificate for Preferred Shares or other securities is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Preferred Shares or other securities represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered with the forms of election and certification properly completed and duly executed and payment of the Purchase Price (and any applicable transfer taxes) was made; provided, however, that, if the date of such surrender and payment is a date upon which the Preferred Shares or other securities transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Shares or other securities transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Right Certificate shall not be entitled to any rights of a holder of Preferred Shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

Section 11. Adjustment of Purchase Price, Number of Shares or Number of Rights. The Purchase Price, the number of Preferred Shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

(a) (i) In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Preferred Shares payable in Preferred Shares, (B) subdivide the outstanding Preferred Shares, (C) combine the outstanding

Preferred Shares into a smaller number of Preferred Shares or (D) issue any shares of its capital stock in a reclassification of the Preferred Shares (including any such reclassification in connection with a share exchange, consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Shares transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right.

(ii) Subject to Section 24 hereof, in the event any Person becomes an Acquiring Person, each holder of a Right other than any Acquiring Person (or any Associate or Affiliate of such Acquiring Person) shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of the Company as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (B) 50% of the then current per share market price of the Common Shares of the Company (determined pursuant to Section 11(d) hereof) on the date of the occurrence of such event. In the event that any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company shall not take any action that would eliminate or diminish the benefits intended to be afforded by the Rights.

From and after the occurrence of such event, any Rights that are or were acquired or Beneficially Owned by any Acquiring Person (or any Associate or Affiliate of such Acquiring Person) shall be null and void without any further action, and any holder of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement or otherwise. Neither the Company nor the Rights Agent shall have liability to any holder of Right Certificates or other Person as a result of the Company’s or the Rights Agent’s failure to make any determinations with respect to an Acquiring Person or its Affiliates, Associates or transferees hereunder. No Right Certificate shall be issued pursuant to Section 3 hereof that represents Rights Beneficially Owned by an Acquiring Person whose Rights would be null and void pursuant to the preceding sentence or any Associate or Affiliate thereof; no Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be null and void pursuant to the preceding sentence or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate or with respect to any Common Shares otherwise deemed to be Beneficially Owned by any of the foregoing; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person or other Person whose Rights would be null and void pursuant to the preceding sentence shall be cancelled. The Company shall give the Rights Agent written notice of the identity of any such Acquiring Person, Associate or Affiliate, or the nominee of any of the foregoing, and the Rights Agent may rely on such written notice in carrying out its duties under this Agreement and shall be deemed not to have any knowledge of the identity of any such Acquiring Person, Associate or Affiliate, or the nominee of any of the foregoing, unless and until it shall have received such written notice.

(iii) In the event that there shall not be sufficient Common Shares issued but not outstanding or authorized but unissued to permit the exercise in full of the Rights in accordance with subparagraph (ii) above, the Company shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exercise of the Rights. In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to authorize such additional Common Shares, the Company shall substitute, for each Common Share that would otherwise be issuable upon exercise of a Right, a number of Preferred Shares or fraction thereof such that the current per share market price of one Preferred Share multiplied by such number or fraction is equal to the current per share market price of one Common Share as of the date of issuance of such Preferred Shares or fraction thereof.

(b) In case the Company shall fix a record date for the issuance of rights, options or warrants to all holders of Preferred Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Preferred Shares (or shares having the same rights, privileges and preferences as the Preferred Shares (“equivalent preferred shares”)) or securities convertible into Preferred

Shares or equivalent preferred shares at a price per Preferred Share or equivalent preferred share (or having a conversion price per share, if a security convertible into Preferred Shares or equivalent preferred shares) less than the then current per share market price of the Preferred Shares (as defined in Section 11(d)) on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Preferred Shares outstanding on such record date plus the number of Preferred Shares which the aggregate offering price of the total number of Preferred Shares and/or equivalent preferred shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current market price and the denominator of which shall be the number of Preferred Shares outstanding on such record date plus the number of additional Preferred Shares and/or equivalent preferred shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible); provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right. In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a written statement filed with the Rights Agent and shall be binding on the Rights Agent and holders of the Rights. Preferred Shares owned by or held for the account of the Company or any Subsidiary of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed; and, in the event that such rights, options or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(c) In case the Company shall fix a record date for the making of a distribution to all holders of the Preferred Shares (including any such distribution made in connection with a share exchange, consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness or assets (other than a regular quarterly cash dividend or a dividend payable in Preferred Shares) or subscription rights or warrants (excluding those referred to in Section 11(b) hereof), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the then-current per share market price of the Preferred Shares on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a written statement filed with the Rights Agent and shall be binding on the Rights Agent and holders of the Rights) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to one Preferred Share and the denominator of which shall be such then-current per share market price of the Preferred Shares on such record date; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company to be issued upon exercise of one Right. Such adjustments shall be made successively whenever such a record date is fixed; and, in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(d) (i) For the purpose of any computation hereunder, the “current per share market price” of any security (a “Security” for the purpose of this Section 11(d)(i)) on any date shall be deemed to be the average of the daily closing prices per share of such Security for the 30 consecutive Trading Days immediately prior to but not including such date; provided, however, that, in the event that the current per share market price of the Security is determined during a period following the announcement by the issuer of such Security of (A) a dividend or distribution on such Security payable in shares of such Security or Securities convertible into such shares, or (B) any subdivision, combination or reclassification of such Security and prior to but not including the expiration of 30 Trading Days after but not including the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to reflect the current market price per share equivalent of such Security. The closing price for each day shall be the last sale price, regular way, reported at or prior to 4:00 P.M. Eastern time or, in case no such sale takes place on such day, the average of the bid and asked prices, regular way, reported as of 4:00 P.M. Eastern time, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Security is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Security is listed or admitted to trading or, if the Security is not listed or admitted to trading on any national securities exchange, the last quoted price reported at or prior to 4:00 P.M. Eastern time or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported as of 4:00 P.M. Eastern time by NASDAQ or such other system then in use, or, if on any such date the Security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Security selected by the Board of Directors of the Company. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the Security is listed or admitted to trading is open for the transaction of business, or, if the Security is not listed or admitted to trading on any national securities exchange, a Business Day.

(ii) For the purpose of any computation hereunder, the “current per share market price” of the Preferred Shares shall be determined in accordance with the method set forth in Section 11(d)(i). If the Preferred Shares are not publicly traded, the “current per share market price” of the Preferred Shares shall be conclusively deemed to be the current per share market price of the Common Shares as determined pursuant to Section 11(d)(i) hereof (appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof), multiplied by one hundred. If neither the Common Shares nor the Preferred Shares are publicly held or so listed or traded, “current per share market price” shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a written statement filed with the Rights Agent.

(e) No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; provided, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one one-millionth of a Preferred Share or one ten-thousandth of any other share or security as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three years from the date of the transaction which requires such adjustment or (ii) the date of the expiration of the right to exercise any Rights.

(f) If, as a result of an adjustment made pursuant to Section 11(a) hereof, the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than Preferred Shares, thereafter the number of such other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Shares contained in Section 11(a) through (c) hereof, inclusive, and the provisions of Sections 7, 9, 10 and 13 hereof with respect to the Preferred Shares shall apply on like terms to any such other shares.

(g) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one one-hundredths of a Preferred Share purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

(h) Unless the Company shall have exercised its election as provided in Section 11(i) hereof, upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11(b) and (c) hereof, each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one one-hundredths of a Preferred Share (calculated to the nearest one one-millionth of a Preferred Share) obtained by (A) multiplying (x) the number of one one-hundredths of a share covered by a Right immediately prior to this adjustment by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (B) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

(i) The Company may elect, on or after the date of any adjustment of the Purchase Price, to adjust the number of Rights in substitution for any adjustment in the number of one one-hundredths of a Preferred Share purchasable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of one one-hundredths of a Preferred Share for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement (with prompt written notice thereof to the Rights Agent) of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Right Certificates have been issued, shall be at least ten (10) days later than the date of the public announcement. If Right Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Right Certificates on such record date Right Certificates evidencing, subject to Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Right Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Right Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein, and shall be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.

(j) Irrespective of any adjustment or change in the Purchase Price or in the number of one one-hundredths of a Preferred Share issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price and the number of one one-hundredths of a Preferred Share that were expressed in the initial Right Certificates issued hereunder.

(k) Before taking any action that would cause an adjustment reducing the Purchase Price below one one-hundredth of the then par value, if any, of the Preferred Shares issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Preferred Shares at such adjusted Purchase Price.

(l) In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer (with prompt written notice thereof to the Rights Agent) until the occurrence of such event the issuing to the holder of any Right exercised after such record date of the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(m) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that it, in its sole discretion, shall determine to be advisable in order that any consolidation or subdivision of the Preferred Shares, issuance wholly for cash of any Preferred Shares at less than the current market price, issuance wholly for cash of Preferred Shares or securities which by their terms are convertible into or exchangeable for Preferred Shares, dividends on Preferred Shares payable in Preferred Shares or issuance of rights, options or warrants referred to in Section 11(b) hereof, hereafter made by the Company to holders of the Preferred Shares shall not be taxable to such stockholders.

(n) In the event that, at any time after the date of this Agreement and prior to the Distribution Date, the Company shall (i) declare or pay any dividend on the Common Shares payable in Common Shares, or (ii) effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares) into a greater or lesser number of Common Shares, then, in any such case, (A) the number of one one-hundredths of a Preferred Share purchasable after such event upon proper exercise of each Right shall be determined by multiplying the number of one one-hundredths of a Preferred Share so purchasable immediately prior to such event by a fraction, the numerator of which is the number of Common Shares outstanding immediately before such event and the denominator of which is the number of Common Shares outstanding immediately after such event, and (B) each Common Share outstanding immediately after such event shall have issued with respect to it that number of Rights which each Common Share outstanding immediately prior to such event had issued with respect to it. The adjustments provided for in this Section 11(n) shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected.

Section 12. Certificate of Adjusted Purchase Price or Number of Shares. Whenever an adjustment is made or there is any event affecting the Rights or their exercisability (including without limitation an event that causes Rights to become null and void) as provided in Section 11 or 13 hereof, the Company shall promptly (a) prepare a certificate setting forth such adjustment or describing such event and a brief statement of the facts accounting for such adjustment or describing such event, (b) file with the Rights Agent and with each transfer agent for the Common Shares or the Preferred Shares a copy of such certificate and (c) if such adjustment occurs at any time after the Distribution Date, mail a brief summary thereof to each holder of a Right Certificate in accordance with Section 25 hereof. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment or statement therein contained and shall not be obligated or responsible for calculating any adjustment, nor shall it have any duty or liability with respect to, or be deemed to have knowledge of any such adjustment or event unless and until it shall have received such a certificate.

Section 13. Consolidation, Merger or Sale or Transfer of Assets or Earning Power. In the event, directly or indirectly, at any time after a Person has become an Acquiring Person, (a) the Company shall effect a share exchange, consolidate with, or merge with and into, any other Person, (b) any Person shall effect a share exchange, consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such share exchange or merger and, in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for stock or other securities of any other Person (or the Company) or cash or any other property, or (c) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than the Company or one or more of its wholly-owned Subsidiaries, then, and in each such case, proper provision shall be made so that (i) each holder of a Right (except as otherwise provided herein) shall thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of such other Person (including the Company as successor thereto or as the surviving corporation) as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (B) 50% of the then current per share market price of the Common Shares of such other Person (determined pursuant to Section 11(d) hereof) on the date of consummation of such consolidation, merger, sale or transfer; (ii) the issuer of such Common Shares shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term “Company” shall thereafter be deemed to refer to such issuer; and (iv) such issuer shall take such steps (including, but not limited to, the reservation of a sufficient number of its Common Shares in accordance with Section 9 hereof) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to the Common Shares of the Company thereafter deliverable upon the exercise of the Rights. The Company shall not consummate any such consolidation, merger, sale or transfer unless, prior thereto, the Company and such issuer shall have executed and delivered to the Rights Agent a supplemental agreement so providing. The Company shall not enter into any transaction of the kind referred to in this Section 13 if at the time of such transaction there are any rights, warrants, instruments or securities outstanding or any agreements or arrangements which, as a result of the consummation of such transaction, would eliminate or substantially diminish the benefits intended to be afforded by the Rights. The provisions of this Section 13 shall similarly apply to successive mergers, share exchanges, or consolidations or sales or other transfers.

Section 14. Fractional Rights and Fractional Shares. (a) The Company shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Rights are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors of the Company. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board of Directors of the Company shall be used.

(b) The Company shall not be required to issue fractions of Preferred Shares (other than fractions which are integral multiples of one one-hundredth of a Preferred Share) upon exercise of the Rights or to distribute certificates which evidence fractional Preferred Shares (other than fractions which are integral multiples of one one-hundredth of a Preferred Share). Fractions of Preferred Shares in integral multiples of one one-hundredth of a Preferred Share may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by it; provided that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Preferred Shares represented by such depositary receipts. In lieu of fractional Preferred Shares that are not integral multiples of one one-hundredth of a Preferred Share, the Company shall pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Preferred Share. For the purposes of this Section 14(b), the current market value of a Preferred Share shall be the closing price of a Preferred Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of such exercise.

(c) The holder of a Right, by the acceptance of the Right, expressly waives such holder’s right to receive any fractional Rights or any fractional shares upon exercise of a Right (except as provided above).

(d) Whenever a payment for fractional Rights or fractional shares or other securities is to be made by the Rights Agent, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the amounts of such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments. The Rights Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of any payment for fractional Rights or fractional shares or other securities under any Section of this Agreement relating to the payment of fractional Rights or fractional shares or other securities unless and until the Rights Agent shall have received such a certificate and sufficient monies.

Section 15. Rights of Action. All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent under Section 18 hereof, are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Shares), may, in such holder’s own behalf and for such holder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement, and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not have any liability to any holder of a Right or other Person as a result of the inability of the Company or the Rights Agent to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, judgment, decree or ruling (whether interlocutory or final) issued by a court or by a governmental, regulatory, self-regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, that the Company shall use all reasonable efforts to have any such injunction, order, judgment, decree or ruling lifted or otherwise overturned as soon as possible.

Section 16. Agreement of Right Holders. Every holder of a Right, by accepting the same, consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

(a) prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of the Common Shares;

(b) after the Distribution Date, the Right Certificates are transferable (subject to the provisions of this Agreement) only on the registry books maintained by the Rights Agent if surrendered at the principal office of the Rights Agent, duly endorsed or accompanied by a proper instrument of transfer with a completed form of certification; and

(c) the Company and the Rights Agent may deem and treat the person in whose name the Right Certificate (or, prior to the Distribution Date, the associated Common Shares certificate (or Book Entry Common Share)) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificate or the associated Common Shares certificate (or Ownership Statements or other notices provided to holders of Book Entry

Common Shares) made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

Section 17. Right Certificate Holder Not Deemed a Stockholder. No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the Preferred Shares or any other securities of the Company which may at any time be issuable on the exercise or exchange of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 25 hereof), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised or exchanged in accordance with the provisions hereof.

Section 18. Concerning the Rights Agent. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder, and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the preparation, negotiation, delivery, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement or expense (including without limitation, the reasonable fees and expenses of legal counsel) incurred without gross negligence or willful misconduct on the part of the Rights Agent (each as determined by a final, nonappealable judgment of a court of competent jurisdiction), for anything done or omitted by the Rights Agent in connection with the acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability in connection herewith. The reasonable costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company to the extent that the Rights Agent is successful in so enforcing its right of indemnification.

The Rights Agent shall be protected and shall incur no liability for, or in respect of any action taken, suffered or omitted by it in connection with, its administration of this Agreement in reliance upon any Right Certificate or certificate for the Preferred Shares or Common Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons, or otherwise upon the advice of counsel as set forth in Section 20 hereof. Notwithstanding anything in this Agreement to the contrary, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice.

The provisions of this Section 18 and Section 20 hereof shall survive the termination of this Agreement, the exercise or expiration of the Rights and the resignation, replacement or removal of the Rights Agent.

Section 19. Merger or Consolidation or Change of Name of Rights Agent. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may effect a share exchange, be consolidated, or any Person resulting from any merger, share exchange, or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or corporate trust powers of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or document or any further act on the part of any of the parties hereto; provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and, in all such cases, such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and, in all such cases, such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

Section 20. Duties of Rights Agent. The Rights Agent undertakes to perform only the duties and obligations imposed by this Agreement and no implied duties or obligations shall be read into this Agreement against the Rights Agent. The Rights Agent shall perform those duties and obligations upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

(a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken or omitted by it in good faith and in accordance with such advice or opinion.

(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of an Acquiring Person and the determination of the current per share market price of any security) be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company and delivered to the Rights

Agent; and such certificate shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such a certificate.

(c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence or willful misconduct (each as determined by a final, nonappealable judgment of a court of competent jurisdiction). Any liability of the Rights Agent shall be limited to three times the amount of aggregate annual fees paid by the Company to the Rights Agent.

(d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Right Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right Certificate; nor shall it be responsible for any change in the exercisability of the Rights (including but not limited to the Rights becoming null and void pursuant to Section 11(a)(ii) hereof) or any adjustment in the terms of the Rights (including but not limited to the manner, method or amount thereof) provided for in Section 3, 11, 13, 23 or 24 hereof, or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after receipt of a certificate furnished pursuant to Section 12 describing such change or adjustment upon which the Rights Agent may rely); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Preferred Shares or other securities to be issued pursuant to this Agreement or any Right Certificate or as to whether any Preferred Shares or other securities will, when so issued, be validly authorized and issued, fully paid and nonassessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received by any such officer. Any application by the Rights Agent for written instructions from the Company may, at the option of the

Rights Agent, set forth in writing any action proposed to be taken, suffered or omitted to be taken by the Rights Agent with respect to its duties and obligations under this Agreement and the date on and/or after which such action shall be taken, suffered or such omission shall be effective. The Rights Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with a proposal included in any such application on or after the date specified therein (which date shall not be less than three (3) Business Days after the date indicated in such application unless any such officer shall have consented in writing to an earlier date) unless, prior to taking, suffering or omitting to take any such action, the Rights Agent has received written instructions in response to such application specifying the action to be taken, suffered or omitted to be taken.

(h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided that reasonable care was exercised in the selection and continued employment thereof.

Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company and, in the event that the Rights Agent or one of its Affiliates is not also the transfer agent for the Company, to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail. In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties as Rights Agent under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice. The Company may remove the Rights Agent or any successor Rights Agent (with or without cause) upon 30 days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (which holder shall, with such notice, submit such holder’s Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be either (a) a Person organized and doing business under the laws of the United States or of the State of New York (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in such state), in good standing which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million or (b) an Affiliate or direct or indirect wholly-owned Subsidiary of such Person or its wholly-owning parent. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 22. Issuance of New Right Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by the Board of Directors of the Company to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Agreement.

Section 23. Redemption. (a) The Board of Directors of the Company may, at its option, at any time prior to such time as any Person becomes an Acquiring Person, redeem all but not less than all the then outstanding Rights at a redemption price of $0.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”). The redemption of the Rights by the Board of Directors of the Company may be made effective at such time, on such basis and with such conditions as the Board of Directors of the Company, in its sole discretion, may establish.

(b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights pursuant to paragraph (a) of this Section 23, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give public notice of any such redemption (with prompt written notice thereof to the Rights Agent); provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within ten (10) days after such action of the Board of Directors of the Company ordering the redemption of the Rights, the Company shall mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 24 hereof, and other than in connection with the purchase of Common Shares prior to the Distribution Date.

(c) In the event the Company receives a Qualifying Offer and, by the end of the 60 Business Days following the commencement (or, if later, the first existence) of a Qualifying Offer, the Board of Directors has not redeemed the outstanding Rights or exempted such Qualifying Offer from the terms of the Agreement, such Qualifying Offer shall be deemed exempt from the application of this Agreement to such Qualifying Offer so long as it remains a Qualifying Offer, such exemption to be effective on the Close of Business on the 60th Business Day following the commencement (or, if later, the first existence) of a Qualifying Offer (the “Exemption Date”).

(d) From and after the Close of Business on the Exemption Date, the consummation of the Qualifying Offer shall not cause the offeror or its affiliates or associates to become an Acquiring Person, and the Rights shall immediately expire and have no further force and effect upon such consummation.

Section 24. Exchange. (a) The Board of Directors of the Company may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become null and void pursuant to the provisions of Section 11(a)(ii) hereof) for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any adjustment in the number of Rights pursuant to Section 11(i) (such exchange ratio being hereinafter referred to as the “Exchange Ratio”). Notwithstanding the foregoing, the Board of Directors of the Company shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding Common Shares for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding. The exchange of Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Without limiting the foregoing, in connection with effecting an exchange pursuant to this Section 24, the Board of Directors may direct the Company to enter into a trust agreement in such form and with such terms as the Board of Directors shall then approve and issue to the trust created by such trust agreement all or some (as designated by the Board of Directors) of the securities to be exchanged for the Rights pursuant to this Section 24, and all Persons entitled to receive such securities pursuant to the exchange shall be entitled to receive all or some (as designated by the Board of Directors) of such securities (and any dividends or distributions made thereon after the date on which such securities are deposited in the trust) from such trust and upon compliance with the relevant terms of the trust agreement.

(b) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to paragraph (a) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Common Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange (with prompt written notice thereof to the Rights Agent); provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Shares for Rights will be effected, and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become null and void pursuant to the provisions of Section 11(a)(ii) hereof) held by each holder of Rights.

(c) In the event that there shall not be sufficient Common Shares issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exchange of the Rights. In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to authorize such additional Common Shares, the Company shall substitute, for each Common Share that would otherwise be issuable upon exchange of a Right, a number of Preferred Shares or fraction thereof such that the current per share market price of one Preferred Share multiplied by such number or fraction is equal to the current per share market price of one Common Share as of the date of issuance of such Preferred Shares or fraction thereof.

(d) The Company shall not be required to issue fractions of Common Shares or to distribute certificates which evidence fractional Common Shares. In lieu of such fractional Common Shares, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional Common Shares would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole Common Share. For the purposes of this paragraph (d), the current market value of a whole Common Share shall be the closing price of a Common Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 24.

Section 25. Notice of Certain Events. (a) In case the Company shall, at any time after the Distribution Date, propose (i) to pay any dividend payable in stock of any class to the holders of the Preferred Shares or to make any other distribution to the holders of the Preferred Shares (other than a regular quarterly cash dividend), (ii) to offer to the holders of the Preferred Shares rights or warrants to subscribe for or to purchase any additional Preferred Shares or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of the Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), (iv) to effect any share exchange, consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person, (v) to effect the liquidation, dissolution or winding up of the Company, or (vi) to declare or pay any dividend on the Common Shares payable in Common Shares or to effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares), then, in each such case, the Company shall give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, or distribution of rights or warrants, or the date on which such share exchange, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Common Shares and/or

Preferred Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least 10 days prior to the record date for determining holders of the Preferred Shares for purposes of such action, and, in the case of any such other action, at least 10 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Common Shares and/or Preferred Shares, whichever shall be the earlier.

(b) In case the event set forth in Section 11(a)(ii) hereof shall occur, then the Company shall, as soon as practicable thereafter, give to the Rights Agent and each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of the occurrence of such event, which notice shall describe such event and the consequences of such event to holders of Rights under Section 11(a)(ii) hereof.

Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by overnight delivery service or first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

GCP Applied Technologies Inc.

62 Whittemore Avenue

Cambridge, Massachusetts 02140

Attention: Corporate Secretary

Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by overnight delivery service or first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

Equiniti Trust Company

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4101

Attention: Account Management Team

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

Section 27. Supplements and Amendments. Subject to this Section, the Company may, and the Rights Agent shall, if directed by the Company, from time to time supplement or amend this Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; provided, however, that, from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights. For the avoidance of doubt, the Company shall be entitled to adopt and implement such procedures and arrangements (including with third parties) as it may deem necessary or desirable to facilitate the exercise, exchange, trading, issuance or distribution of the Rights (and Preferred Shares) as contemplated hereby and to ensure that an Acquiring Person does not obtain the benefits thereof, and amendments in respect of the foregoing shall not be deemed to adversely affect the interests of the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment; provided, that notwithstanding anything in this Agreement to the contrary, the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that materially and adversely affects the Rights Agent’s own rights, duties, obligations or immunities under this Agreement.

Section 28. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 29. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

Section 30. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if any such excluded term, provision, covenant or restriction shall materially and adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign upon 10 Business Days’ written notice to the Company pursuant to the requirements of Section 26 of this Agreement.

Section 31. Governing Law. This Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York, without regard to the principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.

Section 32. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 33. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 34. Customer Identification Program. The Company acknowledges that the Rights Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that the Rights Agent must obtain, verify and record information that allows the Rights Agent to identify the Company. Accordingly, prior to accepting an appointment hereunder, the Rights Agent may request information from the Company that will help the Rights Agent to identify the

Company, including without limitation the Company’s physical address, tax identification number, organizational documents, certificate of good standing, license to do business, or any other information that the Rights Agent deems necessary. The Company agrees that the Rights Agent cannot accept an appointment hereunder unless and until the Rights Agent verifies the Company’s identity in accordance with the Customer Identification Program requirements.

Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest. The Rights Agent shall provide the Company prompt notice as soon as practicable in the event that any such delay or failure in performance occurs and keep the Company apprised of developments and mitigation effort with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

Attest:		GCP APPLIED TECHNOLOGIES INC.

By	/s/ Alexander Nielsen	By	/s/ Gregory E. Poling
Name:	Alexander Nielsen	Name:	Gregory E. Poling
Title:	Secretary	Title:	Chief Executive Officer

Attest:		EQUINITI TRUST COMPANY

By	/s/ Martin J. Knapp	By	/s/ Matthew D. Pagella
Name:	Martin J. Knapp	Name:	Matthew D. Pagella
Title:	Vice President	Title	Vice President

[Signature Page to Rights Agreement]

Exhibit A

FORM

of

CERTIFICATE OF DESIGNATIONS

of

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

GCP APPLIED TECHNOLOGIES INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

GCP Applied Technologies Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on March 15, 2019:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $0.01 per share, of the Corporation (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Series A Junior Participating Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 10,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $0.01 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend

Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

Section 10. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Chief Executive Officer and attested by its Secretary this 15th day of March, 2019.

/s/ Gregory E. Poling
Name:	Gregory E. Poling
Title:	Chief Executive Officer

Attest:

/s/ Alexander Nielsen
Name:	Alexander Nielsen
Title:	Secretary

Exhibit B

Form of Right Certificate

Certificate No. R-	Rights

NOT EXERCISABLE AFTER THE FINAL EXPIRATION DATE (AS DEFINED IN THE AGREEMENT) OR EARLIER IF REDEMPTION OR EXCHANGE OCCURS. THE RIGHTS ARE SUBJECT TO REDEMPTION AT $0.01 PER RIGHT AND TO EXCHANGE ON THE TERMS SET FORTH IN THE AGREEMENT.

Right Certificate

GCP APPLIED TECHNOLOGIES INC.

This certifies that                 , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Agreement, dated as of March 15, 2019 (the “Agreement”), between GCP Applied Technologies Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Agreement) and prior to 5:00 P.M., New York City time, on March 14, 2020 (or earlier under certain circumstances set forth in the Agreement) at the principal office of the Rights Agent, or at the office of its successor as Rights Agent, one one-hundredth of a fully paid non-assessable share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Shares”), at a purchase price of $150.0 per one one-hundredth of a Preferred Share (the “Purchase Price”), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed. The number of Rights evidenced by this Right Certificate

(and the number of one one-hundredths of a Preferred Share which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of March 15, 2019, based on the Preferred Shares as constituted at such date. As provided in the Agreement, the Purchase Price and the number of one one-hundredths of a Preferred Share which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

This Right Certificate is subject to all of the terms, provisions and conditions of the Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates. Copies of the Agreement are on file at the principal executive offices of the Company and the offices of the Rights Agent.

This Right Certificate, with or without other Right Certificates, upon surrender at the principal office of the Rights Agent, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of Preferred Shares as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Agreement, the Rights evidenced by this Right Certificate (i) may be redeemed by the Company at a redemption price of $0.01 per Right or (ii) may be exchanged in whole or in part for Preferred Shares or shares of the Company’s Common Stock, par value $0.01 per share.

No fractional Preferred Shares will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts), but, in lieu thereof, a cash payment will be made, as provided in the Agreement.

No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Preferred Shares or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Agreement.

This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Company and its corporate seal. Dated as of             ,         .

Attest:	GCP APPLIED TECHNOLOGIES INC.

By	By
Name:	Name:
Title:	Title:

Countersigned:

EQUINITI TRUST COMPANY

By
Name:
Title:

Form of Reverse Side of Right Certificate

FORM OF ASSIGNMENT

(To be executed by the registered holder if such

holder desires to transfer the Right Certificate.)

FOR VALUE RECEIVED                      hereby sells, assigns and

transfers unto

(Please print name and address of transferee)

this Right Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                      Attorney, to transfer the within Right Certificate on the books of the within-named Company, with full power of substitution.

Dated:

Signature

Signature Medallion Guaranteed:

Signatures must be guaranteed by a member or participant in the Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s Transfer Agent.

The undersigned hereby certifies that the Rights evidenced by this Right Certificate are not Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Agreement) and are not issued with respect to Notional Common Shares related to a Derivatives Contract described in clause (iv) of the definition of Beneficial Owner (as such terms are defined in the Agreement).

Signature

Form of Reverse Side of Right Certificate – continued

FORM OF ELECTION TO PURCHASE

(To be executed if holder desires to exercise

Rights represented by the Right Certificate.)

To: GCP APPLIED TECHNOLOGIES INC.

The undersigned hereby irrevocably elects to exercise                      Rights represented by this Right Certificate to purchase the Preferred Shares issuable upon the exercise of such Rights and requests that certificates for such Preferred Shares be issued in the name of:

Please insert social security

or other identifying number

(Please print name and address)

If such number of Rights shall not be all the Rights evidenced by this Right Certificate, a new Right Certificate for the balance remaining of such Rights shall be registered in the name of and delivered to:

Please insert social security

or other identifying number

(Please print name and address)

Dated:

Signature

Signature Medallion Guaranteed:

Signatures must be guaranteed by a member or participant in the Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s Transfer Agent.

The undersigned hereby certifies that the Rights evidenced by this Right Certificate are not Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Agreement) and are not issued with respect to Notional Common Shares related to a Derivatives Contract described in clause (iv) of the definition of Beneficial Owner (as such terms are defined in the Agreement).

Signature

NOTICE

The signature in the Form of Assignment or Form of Election to Purchase, as the case may be, must conform to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

In the event the certification set forth above in the Form of Assignment or the Form of Election to Purchase, as the case may be, is not completed, the Company and the Rights Agent will deem the Beneficial Owner of the Rights evidenced by this Right Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Agreement) and such Assignment or Election to Purchase will not be honored.

SUMMARY OF RIGHTS TO PURCHASE

PREFERRED SHARES

Introduction

On March 15, 2019, the Board of Directors of our Company, GCP Applied Technologies Inc., a Delaware corporation (the “Company”), declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share. The dividend is payable on March 25, 2019 to the stockholders of record as of the close of business on March 25, 2019.

Our Board has adopted this Rights Agreement in response to a recent rapid accumulation of a significant portion of the Company’s outstanding common stock. It is intended to protect the Company and its stockholders from efforts to obtain control that are inconsistent with the best interests of the Company and its stockholders. In general terms, it works by imposing a significant penalty upon any person or group that acquires 15% or more of our outstanding common stock without the approval of our Board. If a stockholder’s beneficial ownership of our common stock as of the time of the public announcement of the rights plan and associated dividend declaration is at or above 15% (including through entry into certain derivative positions), that stockholder’s then-existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such announcement, the stockholder increases its ownership percentage by 0.001% or more. The Rights Agreement would not interfere with any merger or other business combination approved by our Board.

The Rights Agreement will expire on March 14, 2020 (or earlier to the extent provided in the Rights Agreement).

The Rights Agreement includes a qualifying offer exception for offers that meet the following conditions: the offer is (1) a fully financed all-cash tender offer or fully financed exchange offer offering shares of common stock of the offeror or a combination thereof, in each case for any and all of the Company’s outstanding shares of common stock at the same per share consideration, (2) open for at least 60 business days, (3) conditioned on a minimum number of the Company’s common stock being tendered and not withdrawn as of the expiration date as would provide the bidder, upon consummation of the offer, with beneficial ownership of at least a majority of the Company’s outstanding shares of common stock, which condition shall not be waivable, (4) accompanied by an irrevocable and legally binding written commitment of the offeror to consummate, as promptly as practicable upon successful completion of the offer, a second step transaction whereby all outstanding shares of common stock of the Company not purchased in the offer will be acquired for the same per-share consideration actually paid pursuant to the offer, subject to stockholders’ statutory appraisal rights, if any, and (5) accompanied by an irrevocable and legally binding written commitment to provide a “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act of 10 business days following the consummation of the offer.

For those interested in the specific terms of the Rights Agreement as made between our Company and Equiniti Trust Company, as the Rights Agent, on March 15, 2019, we provide the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Rights Agreement, which has been filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form 8-A filed on March 15, 2019. A copy of the agreement is available free of charge from our Company upon request.

The Rights. Our Board authorized the issuance of a Right with respect to each outstanding share of common stock on March 25, 2019. The Rights will initially trade with, and will be inseparable from, the common stock. The Rights are evidenced only by certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) that represent shares of common stock. New Rights will accompany any new shares of common stock we issue after March 25, 2019 until the Distribution Date described below or until the expiration, exchange, redemption or termination of the Rights.

Exercisability. The Rights will not be exercisable until 10 days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 15% or more of our outstanding common stock. If a stockholder’s beneficial ownership of our common stock as of the time of the public announcement of the rights plan and associated dividend declaration is at or above 15% (including through entry into certain derivative positions), that stockholder’s then-existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such announcement, the stockholder increases its ownership percentage by 0.001% or more. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

We refer to the date when the Rights become exercisable as the “Distribution Date.” Until that date, the common stock certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) will also evidence the Rights, and any transfer of shares of common stock will constitute a transfer of Rights. After that date, the Rights will separate from the common stock and be evidenced by book-entry credits or by Rights certificates that we will mail to all eligible holders of common stock. Any Rights held by an Acquiring Person are null and void and may not be exercised.

Exercise Price. Each Right will allow its holder to purchase from our Company one one-hundredth of a share of Series A Junior Participating Preferred Stock (“Preferred Share”) for $150.0 (the “Exercise Price”), once the Rights become exercisable. This portion of a Preferred Share will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of common stock.

Beneficial Ownership. Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to be ownership of the underlying common stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act — are treated as beneficial ownership of the number of shares of the Company’s common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the Company’s common stock are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the rights plan are excepted from such imputed beneficial ownership.

Shares held by Affiliates and Associates of an Acquiring Person, and Notional Common Shares held by counterparties to a Derivatives Contract (as such terms are defined in the Rights Agreement) with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.

Consequences of a Person or Group Becoming an Acquiring Person.

•

Flip In. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may, for the Exercise Price, purchase shares of our common stock with a market value of $300.0, based on the market price of the common stock prior to such acquisition.

•

Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common stock, our Board may extinguish the Rights by exchanging one share of common stock or equivalent security for each Right, other than Rights held by the Acquiring Person.

•

Flip Over. If our Company is later acquired in a merger or similar transaction after the Rights Distribution Date, all holders of Rights except the Acquiring Person may, for $150.0, purchase shares of the acquiring corporation with a market value of $300.0 based on the market price of the acquiring corporation’s stock, prior to such merger.

Preferred Share Provisions.

Each one one-hundredth of a Preferred Share, if issued:

•	will not be redeemable.

•	will entitle holders to quarterly dividend payments of $0.01 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater.

•	will entitle holders upon liquidation either to receive $1.00 per share, or an amount equal to the payment made on one share of common stock, whichever is greater.

•	will have the same voting power as one share of common stock.

•

if shares of our common stock are exchanged as a result of a merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

The value of one one-hundredth interest in a Preferred Share should approximate the value of one share of common stock.

Expiration. The Rights will expire on March 14, 2020 (or earlier to the extent provided in the Rights Agreement).

Redemption. Our Board may redeem the Rights for $0.01 per Right at any time before any person or group becomes an Acquiring Person. If our Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.01 per Right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

Qualifying Offer Provision. The Rights would also not interfere with fully financed all-cash tender offers or exchange offers, or a combination thereof for all shares of common stock at the same per share consideration, that remain open for a minimum of 60 business days, are subject to a minimum condition of a majority of the outstanding shares, provide for an irrevocable legally binding written commitment of the offeror to consummate, as promptly as practicable upon successful completion of the offer, a second step transaction whereby all outstanding shares of common stock of the Company not purchased in the offer will be acquired for the same per-share consideration actually paid pursuant to the offer, subject to stockholders’ statutory appraisal rights, if any, and provide for a 10 business day “subsequent offering period” after consummation (such offers are referred to as “qualifying offers”). In the event the Company receives a qualifying offer and, by the end of the 60 business days following the commencement (or, if later, the first existence) of a qualifying offer, the Board of Directors has not redeemed the outstanding Rights or exempted such offer from the terms of the Agreement, such qualifying offer shall be deemed exempt from the application of the Agreement to such qualifying offer, such exemption to be effective on the close of business on the 60th business day following the commencement (or, if later, the first existence) of a qualifying offer, and the Rights will immediately expire upon the consummation of such qualifying offer.

Anti-Dilution Provisions. Our Board may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, a reclassification of the Preferred Shares or common stock. No adjustments to the Exercise Price of less than 1% will be made.

Amendments. The terms of the Rights Agreement may be amended by our Board without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, our Board may not amend the agreement in a way that adversely affects holders of the Rights.

FIRST AMENDMENT

TO

RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of March 13, 2020, by and between GCP Applied Technologies Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, as rights agent (the “Rights Agent”), amends the Rights Agreement, dated as of March 15, 2019, between the Company and the Rights Agent (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the Company and the Rights Agent have executed and entered into the Agreement;

WHEREAS, Section 27 of the Agreement provides, among other things, that the Company may, and the Rights Agent shall, from time to time supplement or amend the Agreement without the approval of any holders of Rights Certificates to make any provisions with respect to the Rights which the Company may deem necessary or desirable (provided, among other things, that, from and after such time as any Person becomes an Acquiring Person, certain conditions must be met);

WHEREAS, to the knowledge of the Company, no Person has become an Acquiring Person;

WHEREAS, the Board of Directors of the Company deems it is advisable and in the best interests of the Company and its stockholders to amend certain provisions of the Agreement as set forth herein;

WHEREAS, the Company has provided an Officer’s Certificate in compliance with the terms of Section 27 of the Agreement, attached hereto as Exhibit A; and

WHEREAS, pursuant to and in accordance with Section 27 of the Agreement, the Company desires to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and intending to be legally bound, there parties hereto amend the Agreement is hereby amended as follows:

1.    Amendments.

(a)    The references to “15%” in Paragraph (a) of Section 1 of the Agreement are to be removed and replaced with “20%.”

(b)    The following is added as a new definition in Section 1 of the Agreement:

“Stockholder Approval” shall mean the approval of this Agreement, as may be amended from time to time, by the affirmative vote of a majority of all the votes cast at a meeting of stockholders of the Company , duly held in accordance with the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws (as each may be amended from time to time) and applicable law, at which a quorum is present.

(c)    Paragraph (a) of Section 7 of the Agreement is amended in its entirety to read as follows:

(a)    The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof properly completed and duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the earlier of (x) the Close of Business on the first Business Day following the date on which the Inspector of Election for the 2020 annual meeting of stockholders of the Company certifies that the Stockholder Approval has not been obtained, if and only if the Stockholder Approval has not been obtained on or prior to such time or (y) the Close of Business on March 14, 2023 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) the time at which the Rights expire in connection with the consummation of a Qualifying Offer as provided in Section 23(d) hereof. From such time as the Rights are no longer exercisable hereunder, the Rights Agent shall have no further duties, obligations or liabilities hereunder except as expressly stated herein.

(d)    Exhibit B to the Agreement is amended as follows:

i)	The following is added on page B-1 following the phrase “provisions and conditions of the Agreement, dated as of March 15, 2019” and prior to the parenthetical for the defined term, “Agreement”:

as may be amended from time to time

ii)	The reference to “March 14, 2020” on page B-1 is removed and replaced with “the Final Expiration Date (as such term is defined in the Agreement)”.

(e)    Exhibit C to the Agreement is amended as follows:

i)	The first sentence of the second paragraph on page C-1 is to be removed and replaced with the following:

Our Board adopted the Rights Agreement, dated March 15, 2019 (as it may be amended from time to time, the “Rights Agreement”), in response to a rapid accumulation of a significant portion of the Company’s outstanding common stock.

ii)	The references to “15%” in the second paragraph on page C-1 are to be removed and replaced with “20%.”

iii)	The third paragraph on page C-1 is to be removed and replaced with the following:

The Rights Agreement will expire on the earlier of March 14, 2023 or the close of business on the first business day following the date on which the Inspector of Election for the first annual meeting of stockholders of the Company following March 13, 2020 certifies that the stockholder approval of the rights plan has not been obtained (or earlier to the extent provided in the Rights Agreement).

iv)	The following is added to the second sentence of the second paragraph beginning on page C-2, following the phrase “as an exhibit to a Registration Statement on Form 8-A filed on March 15, 2019”:

and as an exhibit to a Registration Statement on Form 8-A/A filed on March 13, 2020

v)	The references to “15%” following the heading “Exercisability” on page C-3 are to be removed and replaced with “20%.”

vi)	The text following the heading “Expiration” on page C-5 is to be removed and replaced with:

The Rights Agreement will expire on March 14, 2023 or the close of business on the first business day following the date on which the Inspector of Election for the first annual meeting of stockholders of the Company following March 13, 2020 certifies that the stockholder approval of the rights plan has not been obtained (or earlier expiration to the extent provided in the Rights Agreement).

2.    Effect of this Amendment. It is the intent of the parties that this Amendment constitutes an amendment of the Agreement as contemplated by Section 27 thereof. This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. Except as expressly provided in this Amendment, the terms of the Agreement remain in full force and effect.

3.    Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

4.    Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

5.    Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.    Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

7.    Further Assurances. Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Agreement and any transactions contemplated hereunder and thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

GCP APPLIED TECHNOLOGIES INC.

By:	/s/ James E. Thompson
Name:	James E. Thompson
Title:	General Counsel and Secretary

EQUINITI TRUST COMPANY

By:	/s/ Matthew Paseka
Name:	Matthew Paseka
Title:	Vice President

[Signature Page to First Amendment to Rights Agreement]

EXHIBIT A

OFFICER’S CERTIFICATE

March 13, 2020

Pursuant to Section 27 of the Rights Agreement, dated as of March 15, 2019 (the “Rights Agreement”), by and between GCP Applied Technologies Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, as rights agent (the “Rights Agent”), the undersigned officer of the Company does hereby certify that the First Amendment to Rights Agreement, to be entered into as of the date hereof by and between the Company and the Rights Agent, is in compliance with the terms of Section 27 of the Rights Agreement.

IN WITNESS WHEREOF, the undersigned hereby executes this Officer’s Certificate as of the date first above written.

By:	/s/ James E. Thompson
Name:	James E. Thompson
Title:	General Counsel and Secretary

[Signature Page to Officer Certificate]

GCP Applied Technologies Inc. c/o Corporate Election Services P. O. Box 3230 Pittsburgh, PA 15230-3230 PRELIMINARY COPY SUBJECT TO COMPLETION - DATED APRIL 3, 2020 V O T E B Y T E L E P H O N E Have your BLUE proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote. V O T E B Y I N T E R N E T Have your BLUE proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote. V O T E B Y M A I L Please mark, sign and date your BLUE proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230. Vote by Telephone Call toll-free using a touch-tone telephone: 1-888-693-8683 Vote by Internet Access the website and cast your vote: www.cesvote.com Vote by Mail Return your BLUE proxy in the postage-paid envelope provided Telephone and Internet access is available 24 hours a day, 7 days a week. IMPORTANT: PLEASE COMPLETE, SIGN, DATE AND MAIL THIS BLUE PROXY CARD TODAY! Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on [] [], 2020. Your mail vote must be received in sufficient time before the polls close at the meeting on [] If voting by mail, please fold and detach card at perforation before mailing. GCP APPLIED TECHNOLOGIES INC. BLUE PROXY If voting by mail, please fold and detach card at perforation before mailing. GCP Applied Technologies Inc. c/o Corporate Election Services P. O. Box 3230 Pittsburgh, PA 15230-3230 PRELIMINARY COPY SUBJECT TO COMPLETION - DATED APRIL 3, 2020 The Board of Directors Unanimously Recommends a Vote “FOR ALL” GCP Nominees in Proposal 1. 1. Election of Directors FOR WITHHOLD FOR ALL ALL ALL EXCEPT (01) Gerald G. Colella (02) Randall S. Dearth (03) Janice K. Henry (04) Clay H. Kiefaber (05) James F. Kirsch (06) Armand F. Lauzon (07) Phillip J. Mason (08) John R. McPherson (09) Elizabeth Mora (10) Danny R. Shepherd To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominees in the space below. The Board of Directors Unanimously Recommends a Vote FOR Proposals 2, 3 and 4. 2. To ratify the appointment of PricewaterhouseCoopers LLP as GCP’s independent registered public accounting firm for 2020. FOR AGAINST ABSTAIN 3. To approve, on an advisory, non-binding basis, the compensation of GCP’s named executive officers, as described in the accompanying proxy statement. FOR AGAINST ABSTAIN 4. To ratify the Rights Agreement, dated March 15, 2019, as amended by the First Amendment, dated as of March 13, 2020, between the Company and Equiniti Trust Company, as rights agent. FOR AGAINST ABSTAIN To transact any other business properly brought before the meeting or any postponement or adjournment thereof. Stockholder Signature Date Stockholder (Joint Owner) Signature Date INSTRUCTIONS: Please sign exactly as your name appears on this proxy. When signing as a fiduciary or on behalf of a corporation, bank, trust company, or other similar entity, your title or capacity should be shown PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

PRELIMINARY COPY SUBJECT TO COMPLETION - DATED APRIL 3, 2020 IMPORTANT YOUR VOTE IS IMPORTANT! SIGN, DATE AND MAIL YOUR BLUE PROXY TODAY, UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE. IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE DATE, MARK, SIGN AND RETURN THIS BLUE PROXY PROMPTLY. YOUR VOTE MUST BE RECEIVED NO LATER THAN THE DATE OF THE ANNUAL MEETING, TO BE INCLUDED IN THE VOTING RESULTS. The proxy statement, as well as other proxy materials distributed by the Company, are available free of charge online at www.ViewOurMaterial.com/GCP and at www.gcpat.com. If you have any questions, would like to request additional copies of proxy material, or need assistance voting your BLUE proxy, please contact GCP’s proxy solicitor: D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Banks and Brokers Call Collect: (212) 269-5550 All Others Call Toll-Free: (866) 796-6867 Email: gcp@dfking.com GCP APPLIED TECHNOLOGIES INC. Proxy for Annual Meeting of Stockholders on May 28, 2020 This Proxy is Solicited on Behalf of the GCP Applied Technologies Inc. Board of Directors The undersigned hereby appoints Randall S. Dearth and James E. Thompson, and each of them, with full power of substitution and with all powers that the undersigned would possess if personally present, as proxies to vote all the shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of GCP Applied Technologies Inc. to be held at [ ], May 28, 2020 at 10:00 a.m. Eastern Time and at any adjournments or postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof in accordance with and as described in the Notice and Proxy Statement of the Annual Stockholders Meeting. The undersigned hereby revokes all proxies previously given, and hereby ratifies all that said proxies may do at the Annual Meeting or any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made as to any item, this proxy will be voted in accordance with the Board of Directors’ recommendations. YOUR VOTE IS VERY IMPORTANT – PLEASE VOTE TODAY. If you will not be voting by telephone or the Internet, you are to complete, sign, date and promptly return the accompanying BLUE proxy in the enclosed envelope, which is postage-prepaid if mailed in the United States. PLEASE SIGN AND DATE ON THE REVERSE SIDE If voting by mail, please fold and detach card at perforation before mailing. BLUE PROXY